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As filed with the Securities and Exchange Commission on January 12, 2007

Registration No. 333-139272

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TravelCenters of America LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5531 (Primary Standard Industrial Classification Code Number)	20-5701514 (I.R.S. Employer Identification Number)

400 Centre Street
Newton, MA 02458
(617) 964-8389
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John G. Murray, President
c/o Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 964-8389
(Name, address, including zip code, telephone number,
including area code, of agent for service)	Copy to: William J. Curry, Esq. Edwin L. Miller, Jr., Esq. Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800

        Approximate date of commencement of proposed distribution to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be distributed until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2007

PROSPECTUS

Distribution by Hospitality Properties Trust
to its Shareholders of
All Outstanding Common Shares of
TravelCenters of America LLC

        We are furnishing this prospectus to the shareholders of Hospitality Properties Trust, or Hospitality Trust, a Maryland real estate investment trust. We are currently a wholly owned subsidiary of Hospitality Trust. Hospitality Trust will distribute all of our outstanding common shares as a special distribution to its shareholders. This distribution is contingent upon the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc.

        Shareholders of Hospitality Trust will receive one of our shares for every ten Hospitality Trust common shares owned on January [    ], 2007. The distribution will be made on or about January 31, 2007.

        We have applied for the listing of our common shares on the American Stock Exchange, or AMEX, under the symbol "TA". Hospitality Trust common shares will continue to trade on the New York Stock Exchange, or NYSE, under the symbol "HPT". This distribution of our common shares is the first public distribution of our shares. Accordingly, we can provide no assurance to you as to what the market price of our shares may be.

        Although we are a limited liability company, our common shares will have the voting, dividend and liquidation rights that are generally associated with common stock.

        Investment in our shares involves risks. You should read this entire prospectus carefully, including the section entitled "Risk Factors" that begins on page 8 of this prospectus, which describes the material risks.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus. Neither we nor Hospitality Trust has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and Hospitality Trust believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date, and we and Hospitality Trust do not expect to update this information except as required by applicable law.

        At the present time we are, and until the time of the acquisition by Hospitality Trust of TravelCenters of America, Inc. we will be, a shell entity that has nominal assets and no liabilities, and is wholly owned by Hospitality Trust. TravelCenters of America, Inc. will become wholly owned by us after Hospitality Trust acquires it. We will then restructure the business of TravelCenters of America, Inc., after which Hospitality Trust will complete the spin off described herein. After the spin off we will continue the business of TravelCenters of America, Inc. including its day to day operations but because of the restructuring, other aspects of the business as conducted by us will be materially different than the business as it was historically conducted, as more fully described in "Selected Historical Financial Information" beginning on page 34.

        Some of the descriptive material in this prospectus refers to the assets, liabilities, operations, results, activities or other attributes of the historical business conducted by TravelCenters of America, Inc. as if it had been conducted by us. For example, "our brands", "our assets" or similar words have been used in historical or current contexts to describe those matters which, while clearly attributable to our predecessor, will have continuing relevance to us after the acquisition, the restructuring and the spin off. However, because our business as a whole will be materially different following the restructuring and spin off from the business historically conducted by TravelCenters of America, Inc., none of these references are intended to imply that the historical business, financial position, results of operations or cash flows are indicative of our business, financial position, results of operations or cash flows at any future date or for any future period.

i

QUESTIONS AND ANSWERS ABOUT THE SPIN OFF

Q:
How many common shares of TravelCenters of America LLC will I receive?

A:    Hospitality Trust will distribute to you one of our common shares for every ten common shares of Hospitality Trust you own on January [    ], 2007, the distribution record date.

Q:
What are shares of TravelCenters worth?

A:    The value of our shares will be determined by their trading price after the spin off. We do not know what the trading price will be and we can provide no assurance as to value.

Q:
What will Hospitality Trust do after the spin off?

A:    Hospitality Trust will continue to operate as a real estate investment trust, or REIT. Immediately after the spin off, Hospitality Trust will own 146 travel centers leased to us and 310 hotels. In the future, Hospitality Trust may purchase additional properties, and some of these additional properties may be leased to us.

Q:
Will the spin off affect my cash distributions from Hospitality Trust?

A:    No. Hospitality Trust expects to continue quarterly cash distributions of $0.74/share ($2.96/share per year). We do not expect to make distributions to our shareholders in the foreseeable future.

Q:
Will TravelCenters shares be listed on a stock exchange?

A:    Yes. We have applied for the listing of our common shares on the AMEX under the trading symbol "TA".

Q:
Will my Hospitality Trust shares continue to be listed on an exchange?

A:    Yes. Hospitality Trust's common shares will continue to be listed on the NYSE under the symbol "HPT". The number of Hospitality Trust common shares you own will not change as a result of the spin off.

Q:
What are the tax consequences to me of the spin off?

A:    Your initial tax basis in the shares that you receive in the spin off will be determined by their trading price at the time of the spin off. The spin off will be a taxable distribution and a portion of the value you receive will be treated for tax purposes as ordinary income, capital gains or a reduction in your tax basis in your Hospitality Trust shares. Hospitality Trust will notify you after year end 2007 of the tax attributes of this spin off on Internal Revenue Service, or IRS, Form 1099.

Q:
Are there any unusual tax consequences to me arising from the fact that TravelCenters of America LLC is organized as a limited liability company?

A:    No. Despite the legal structure of our organization, we will be a corporation for U.S. federal income tax purposes.

Q:
What do I have to do to receive my TravelCenters shares?

A:    No action by you is required. If your Hospitality Trust common shares are held in a brokerage account, our common shares will be credited to that account. If you hold Hospitality Trust common shares in certificated or book entry form, your ownership of our shares will be recorded in the books of our transfer agent and a statement evidencing your ownership will be mailed to you. We will not issue certificates representing our common shares. No cash distributions will be paid and fractional shares will be recorded on the books of our transfer agent as necessary.

ii

SUMMARY

The Distribution

Distributing company	Hospitality Trust.
Shares to be distributed
All of our common shares, representing all of our limited liability company interests. Hospitality Trust will not retain any of our shares. The spin off is conditioned on the closing of Hospitality Trust's acquisition discussed below.
Distribution ratio and record date
One of our common shares will be distributed for every ten common shares of Hospitality Trust owned on the record date of January [ ], 2007. No cash distributions will be paid and, if necessary, fractional shares will be distributed.
No payment required	No holder of Hospitality Trust shares will be required to make any payment, exchange shares or to take any other action in order to receive our common shares.
Distribution date	The spin off distribution date will be on or about January 31, 2007.
Federal income tax consequences
Our shares distributed to you in the spin off will be treated for tax purposes like other distributions from Hospitality Trust. The total value of this distribution, as well as your initial tax basis in our shares, will be determined by the trading price of our common shares at the time of the spin off. A portion of the value of this distribution will be taxable to you and the remainder, if any, will be a reduction in your tax basis in your Hospitality Trust shares.
Unlike many limited liability companies, we will be a corporation for U.S. federal income tax purposes.
Hospitality Trust acquisition
In September 2006, Hospitality Trust agreed to acquire through merger TravelCenters of America, Inc. from a group of private investors. The business of TravelCenters of America, Inc. includes the ownership of a substantial amount of real estate, the operation of this real estate as travel centers and other related business activities. Hospitality Trust expects to complete this acquisition in early 2007. The acquisition will be funded with cash; all of the debt of TravelCenters of America, Inc. will be repaid and its existing credit agreement will be terminated. The spin off will not occur if Hospitality Trust does not acquire TravelCenters of America, Inc.

Restructuring and spin off
Upon closing of its acquisition by Hospitality Trust, TravelCenters of America, Inc. will become our subsidiary. We will restructure the business of TravelCenters of America, Inc. The principal effect of this restructuring will be that Hospitality Trust will become the owner of 146 travel centers now owned by TravelCenters of America, Inc., and we will lease these travel centers from Hospitality Trust after the spin off. Hospitality Trust will also become the owner of the "TravelCenters" and "TA" brand names and certain other assets. We will retain the remaining assets and related liabilities of TravelCenters of America, Inc. and continue its business activities after the spin off.
Reasons for the spin off
Hospitality Trust is a REIT. We are not a REIT. We were created to conduct the activities of TravelCenters of America, Inc. that cannot be conducted by a REIT under the Internal Revenue Code of 1986, as amended, or IRC. Shareholders who continue to own our common shares and common shares of Hospitality Trust will be able to participate in REIT qualified ownership of real estate in Hospitality Trust, as well as in our business operations.
Conflicts of interest
We were formed for the benefit of Hospitality Trust and not for our own benefit. Our formation allows Hospitality Trust to acquire and retain ownership of 146 travel centers without adverse tax consequences to Hospitality Trust. Because we were formed to benefit Hospitality Trust, some of our contractual relationships and the terms of our initial business operations may provide more benefits to Hospitality Trust than to us.
We will be subject to conflicts of interest, including the following:
•
Two of our five directors, Mr. Barry M. Portnoy and Mr. Arthur G. Koumantzelis, are currently trustees of Hospitality Trust, and Mr. Portnoy will remain a trustee of Hospitality Trust after the spin off. Another of our directors, Mr. Thomas M. O'Brien, was an executive officer of Hospitality Trust until 2003. Initially and for the foreseeable future, a substantial majority of our business will be conducted at travel centers which we will lease from Hospitality Trust.

•
Mr. Portnoy is the majority owner of Reit Management & Research LLC, or Reit Management. Reit Management is the manager for Hospitality Trust and will also provide services to us. Mr. O'Brien and Mr. John R. Hoadley, our treasurer, are employed by Reit Management, will continue to be so employed after the spin off and will be active in our management.
Some of our business may be on terms which are less favorable to us than terms we might have achieved if this history and these conflicts did not exist.
Distribution agent, transfer agent and registrar	Wells Fargo Bank, N.A., will be the distribution agent, transfer agent and registrar for our shares.
Listing
There is currently no public market for our shares. We have applied to list our common shares on the AMEX under the symbol "TA". We expect trading will commence on a "when issued" basis on or around the distribution record date. The listing of our shares does not ensure that an active trading market for our shares will be available to you.

The Company

General	We were formed in 2006 under Delaware law as a limited liability company. Immediately after the spin off our principal place of business will be 24601 Center Ridge Road, Westlake, Ohio 44145, and our telephone number will be (440) 808-9100.
Business
We operate and franchise a nationwide network of 163 hospitality and fuel service areas primarily along the U.S. interstate highway system. Our network includes 162 locations in 40 states in the U.S. and one location in Ontario, Canada. Included in our 163 locations are 146 locations which we will lease from Hospitality Trust, 13 locations owned and operated by franchisees, and four locations that we own or which we lease from or manage for other parties. Our typical location includes:
	•	over 20 acres of land with parking for 170 tractor trailers and 100 cars;
	•	a 150 seat, full service restaurant and one to three quick service restaurants, or QSRs, operated as a franchise under various brands;
	•	a truck repair facility and parts store;

	•	multiple diesel and gasoline fueling points; and
	•	a travel and convenience store, game room, lounge and other amenities for professional truck drivers and motorists.
In addition, some travel centers include a hotel.
Growth strategy	We expect to continue many of the growth strategies historically employed by our predecessor, TravelCenters of America, Inc.
•
Expansion through Organic Growth. We plan to continue to increase the standardization of the appearance of, and the services available at, our travel centers and to continue our customer loyalty and customer satisfaction programs in order to attract professional truck drivers and motorists to our travel centers.
•
Expansion through Acquisition. We may pursue strategic acquisitions. We believe that the financial results achievable at existing travel centers can be improved by adding them to our network. Our predecessor purchased a travel center in Illinois in November 2006 and converted it to the TA brand. We expect to regularly evaluate opportunities to expand our network through acquisitions. As of the date of this prospectus, we do not have any commitments, understandings or agreements to acquire travel centers.
•
Expansion through Development. Our development designs combine an efficient site layout with nationally branded QSRs and a wide variety of products and services. Our "prototype" design is generally appropriate for markets in which we can obtain large parcels of land and which have sufficient customer demand to support a full service restaurant. Our "protolite" design requires significantly less land than our prototype design, and enables us to quickly gain a presence in smaller markets. As of September 30, 2006, our predecessor owned or had under agreement three parcels of land suitable for development of new travel centers.
•
Expansion through Franchising. Opportunities to expand our network may not always be available to us as acquisition or development opportunities. In those cases, we may seek to expand our franchisee network.

Rights of first refusal
In connection with the spin off, we will give Hospitality Trust or any other public entity affiliate of Reit Management the opportunity to acquire or finance any real estate investments of the types in which those entities invest before we do so. We will also provide Hospitality Trust the right to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, mortgage or otherwise finance that travel center with another party. At present, we expect that our future business will be focused principally upon leasing, operating, managing, developing, acquiring and franchising travel centers, including additional travel centers which we may lease from Hospitality Trust.
Initial capitalization
At the time of the spin off our principal assets will be cash, receivables and inventory. Net of trade and other payables, these assets will total about $200 million. We will have no funded debt at the time of the spin off.
Management
We expect several management employees of TravelCenters of America, Inc. to be named as our officers. We expect to supplement these senior management employees, initially, with senior employees of Reit Management and we will enter an agreement with Reit Management to obtain other services, including certain real estate services and certain services which are required for our operations as a publicly owned company.
Dividend policy	We do not expect to pay dividends.
Risk factors	Your ownership of our common shares will involve the following risks:
	•	No market exists for our shares; we do not know the price at which our shares will trade.
	•	Shareholders who receive shares in spin offs often sell those shares; such sales may lower the market price of our shares.
	•	Our operating margins are small; small changes in our revenues or operating expenses may cause us to experience losses.
	•	Interruptions in the availability of fuel may cause us to experience losses.
	•	We regularly incur environmental clean up costs; these costs may become more than we can afford.
	•	Our franchisees may become unable to pay the royalties and other amounts due to us.

•	Our management team has been recently assembled from Hospitality Trust and its affiliates and from TravelCenters of America, Inc. and it may not be able to work together successfully.
•
The expenses we incur after the spin off are expected to be higher than those expenses incurred by our predecessor; this could result in a prolonged period of substantial losses. The persistence of such losses over an extended period of time would likely have a material negative impact on our business and on the market price of our common shares.
•	We may be unable to satisfy reporting requirements for publicly owned companies or we may have to increase our expenses to do so.
•	Our continuing relationships with Hospitality Trust and Reit Management may cause conflicts of interest.
•	Various provisions in our governing documents and our contracts with Hospitality Trust and Reit Management may prevent a change of control of us.

Organization and relationships

        The following charts illustrate the acquisition of TravelCenters of America, Inc. by Hospitality Trust, the reorganization and spin off and the resulting ownership and contractual relationships among us, Hospitality Trust and Reit Management.

The Acquisition

The Reorganization and Spin off

After the Spin off

RISK FACTORS

        Ownership of our shares involves various risks. The following are material risks:

Risks from the spin off

There has been no prior market for our common shares.

        There has been no prior trading market for our common shares and we cannot predict the price at which our common shares will trade after the spin off. Our share price will be established by the public markets. We expect that our common shares may begin to trade in the public markets on a "when issued" basis on or about the record date. However, if no regular trading market develops for our common shares, you may not be able to sell your shares at what you consider to be a fair price. The market price of our shares may fluctuate significantly and will be influenced by many factors beyond our control.

Substantial sales of our common shares could cause our share price to decline after the spin off.

        Some shareholders who receive our common shares in the spin off may sell our shares in the public markets. This may occur because some shareholders of Hospitality Trust who receive our shares are focused upon owning REIT shares and we are not a REIT. The sale of significant amounts of our common shares shortly after the spin off, or the perception in the market that this will occur, may lower the market price of our common shares.

Risks in our business

Our operating margins are narrow.

        Our total operating revenues for the nine months ended September 30, 2006, were $3.7 billion; and our cost of goods sold (excluding depreciation) and operating expenses for the same period totalled $3.5 billion. Fuel sales in particular generate low gross margins. Our fuel sales for the nine months ended September 30, 2006, were $3.0 billion and we generated a gross profit on fuel sales of $111 million. A small percentage decline in our future revenues or increase in our future expenses, especially revenues and expenses related to fuel, may have a material adverse effect upon our income or may cause us to experience losses.

An interruption in our fuel supplies would materially adversely affect our business.

        To mitigate the risks arising from fuel price volatility, we generally maintain limited inventories of fuel. In the future, an interruption in our fuel supplies would materially adversely affect our business. Interruptions in fuel supplies may be caused by local conditions, such as a malfunction in a particular pipeline or terminal, or by national or international conditions, such as government rationing, acts of terrorism, war and the like. Any limitation in available fuel supplies which caused a decline in truck freight shipments or which caused a limit on the fuel we can offer for sale may have a material adverse effect on our sales of fuel and non-fuel products and services or may cause us to experience losses.

Our storage and dispensing of petroleum products create the potential for environmental damages, and compliance with environmental laws may be costly.

        Our business is subject to laws relating to the protection of the environment. The travel centers we operate include fueling areas, truck repair and maintenance facilities and tanks for the storage of petroleum products and other hazardous substances, all of which create the potential for environmental damage. As a result, we regularly incur environmental clean up costs. Our pro forma balance sheet as of September 30, 2006, includes an accrued liability of $11.8 million for environmental remediation costs. Because of the uncertainties associated with environmental expenditures, it is possible that future expenditures could be substantially higher than this amount. Environmental laws expose us to the possibility that we become liable to reimburse the government or third parties for damages and costs they incur in connection with environmental hazards. We cannot predict what environmental legislation or regulations may be enacted or how existing laws or regulations will be administered or interpreted with respect to our products or activities in the future; more stringent laws, more vigorous enforcement policies or stricter interpretation of existing laws in the future could cause us to experience losses.

        In addition, under the lease between us and Hospitality Trust, we have agreed to indemnify Hospitality Trust from all environmental liabilities it may incur arising at any of our travel centers during the term of the lease.

We have limited control of our franchisees.

        Ten travel centers which we lease from Hospitality Trust are subleased to franchisees. An additional 13 travel centers are owned and operated by franchisees. The rent and royalties we receive from these franchisees represent a significant part of our net income. For the nine month period ended September 30, 2006, the rent and royalty revenues generated from these franchisee relationships was $7.5 million. Various laws and our existing franchise contracts limit the control we may exercise over our franchisees' business activities. A failure by our franchisees to pay rents and royalties to us may have a material adverse effect upon our financial results or may cause us to experience losses.

Risks arising from our formation and certain relationships

We have been recently reorganized.

        We are a recently reorganized business. Our board and senior management include persons formerly associated with Hospitality Trust and its affiliates, with Reit Management and with TravelCenters of America, Inc. This management team has no prior experience working together and they may not be able to do so successfully. Although we have implemented a retention bonus plan for executives of TravelCenters of America, Inc., we can provide no assurance that we will in fact retain any or all of these persons.

The restructuring of our business prior to the spin off will result in costs and cash outlays which are significantly higher than those of our predecessor and may result in a prolonged period of substantial losses.

        On a pro forma basis for the nine months ended September 30, 2006, we incurred expenses of $124.8 million under the terms of our lease agreement and our management and shared services agreement. This amount is significantly higher than the depreciation, which is a non-cash expense, and interest expenses that were incurred by our predecessor that we expect to avoid after the spin off transaction. In addition, our lease agreement with Hospitality Trust requires us to make capital expenditures to maintain the travel centers we lease and expenditures we make for improvements which are in excess of $125 million that we may draw from Hospitality Trust will either be paid by us directly without reimbursement, or if they are reimbursed by Hospitality Trust, increase our cash rental obligations and rent expense. These additional expenses and cash outlays may result in a prolonged period of substantial losses and negative cash flow. If we incur material losses or negative cash flow, and these losses or negative cash flows persist over a substantial period of time, we may suffer material negative impacts on our business, including but not limited to our ability to maintain our travel centers and make payments under our lease agreement with Hospitality Properties, and the market price of our common shares may decline substantially.

Our creation was, and our continuing business will be, subject to conflicts of interest with Hospitality Trust and Reit Management.

        Our creation was, and our continuing business will be, subject to conflicts of interest, as follows:

  •
  Two of our directors were trustees of Hospitality Trust at the time we were created.

  •
  Upon completion of the spin off we will have five directors, one of whom, Mr. Barry Portnoy, also will be a trustee of Hospitality Trust and the majority owner of Reit Management and one of whom, Mr. Thomas O'Brien, is a former executive officer of Hospitality Trust.

  •
  Mr. O'Brien who will be active in our senior management activities is also an employee of Reit Management. Another Reit Management employee, John R. Hoadley, is our treasurer and will also be active in our senior management activities. Reit Management is the manager for Hospitality Trust and we will purchase various services from Reit Management pursuant to a management and shared services agreement.

        These conflicts may have caused, and in the future may cause, adverse effects on our business, including:

  •
  Our lease with Hospitality Trust may be on terms less favorable to us than leases we could have entered as a result of arm's length negotiations.

  •
  The terms of our management and shared services agreement with Reit Management may be less favorable to us than we could have achieved on an arm's length basis; specifically, our payments to Reit Management of 0.6% of our fuel gross margin and 0.6% of our total non-fuel revenues for shared services, equal to $4.7 million on a pro forma basis for the nine months ended September 30, 2006, may be greater than if these services were purchased from third parties.

  •
  Future business dealings between us and Hospitality Trust, Reit Management and their affiliates may be on terms less favorable to us than we could achieve on an arm's length basis.

  •
  We may have to compete with Hospitality Trust, Reit Management and their affiliates for the time and attention of Messrs. Portnoy, O'Brien and Hoadley.

Our lease with Hospitality Trust requires that we indemnify Hospitality Trust from various liabilities.

        Our lease with Hospitality Trust requires that we pay for, and indemnify Hospitality Trust from, liabilities associated with the ownership or operation of travel centers which may arise during the term of our lease. Accordingly our business will be subject to all our business operating risks and all the risks associated with real estate including:

  •
  costs associated with uninsured damages, including damages for which insurance may be unavailable or unavailable on commercially reasonable terms;

  •
  costs and damages arising from pending and future litigation;

  •
  costs that may be required for maintenance and repair of the travel centers; and

  •
  costs due to compliance with and changes in laws and other regulations, including environmental laws and the Americans with Disabilities Act.

Our relationships with Hospitality Trust and Reit Management may limit the growth of our business.

        In connection with the spin off, we will enter agreements which prohibit us from acquiring or financing real estate in competition with Hospitality Trust or other affiliates of Reit Management, unless those investment opportunities are first offered to Hospitality Trust or those other entities. These restrictions may make it difficult or impossible for us to alter our business strategy to include investments in real estate. Also, because our lease with Hospitality Trust limits our ability to incur debt, ends in 2022 and prohibits ownership of more than 9.8% of our shares by any party, we may be unable to independently finance future growth opportunities.

Ownership limitations and anti-takeover provisions may prevent you from receiving a takeover premium.

        Our limited liability company agreement, or LLC agreement, places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% (in number of shares, vote or value, whichever is most restrictive) of any class or series of our equity securities. The terms of our lease with Hospitality Trust and our management and shared services agreement with Reit Management provide that our rights under these agreements may be cancelled by Hospitality Trust and Reit Management, respectively, upon the acquisition by any person or group of more than 9.8% of our voting shares, and upon other change in control events, as defined in those agreements. If the breach of these ownership limitations causes a lease default, shareholders causing the default may become liable to us or to other shareholders for damages. These agreements and other provisions in our limited liability company agreement may increase the difficulty of acquiring control of us by means of a tender offer, open market purchases, a proxy fight or otherwise, if the acquisition is not approved by our board of directors. Other provisions in our governing documents which may deter takeover proposals include the following:

  •
  staggered terms for members of our board of directors;

  •
  the power of our board of directors, without a shareholders' vote, to authorize and issue additional shares and classes or series of shares on terms that it determines;

  •
  a 75% shareholder vote and cause requirements for removal of directors; and

  •
  advance notice procedures with respect to nominations of directors and shareholder proposals.

For any of these reasons, shareholders may be unable to cause a change of control of us or to realize a change of control premium for their common shares.

We may be unable to meet financial reporting and internal control standards for a publicly owned company.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is the process designed by, or under the supervision of, our CEO and CFO, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and dispositions of assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

        In connection with their review of our September 30, 2006, interim financial statements, our predecessor's independent registered public accounting firm identified a control deficiency that represents a material weakness in our predecessor's internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our predecessor did not maintain effective controls over the accuracy of share based compensation expense in conformity with generally accepted accounting principles. Specifically, effective controls were not maintained to ensure the accuracy of expense recognized over the vesting period of certain option awards. This control deficiency resulted in an adjustment to reduce the amounts of the share based compensation expense and additional paid in capital accounts by a material amount and in an adjustment to the related footnote disclosures in our predecessor's interim consolidated financial statements as of, and for the nine months ended, September 30, 2006. Additionally, if not remedied, this control deficiency could result in misstatements of the aforementioned accounts and disclosures that would result in a material misstatement in our annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, our predecessor's management has determined that this control deficiency constitutes a material weakness. Our predecessor's efforts to remediate the aforementioned material weakness in internal control over financial reporting consisted of strengthening processes related to accounting for share based compensation expense.

        We may identify material weaknesses in our internal control over financial reporting in the future. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2007, pursuant to Section 404 of the Sarbanes Oxley Act of 2002, our management will be required to assess the effectiveness of our internal control over financial reporting, and we will be required to have our independent registered public accounting firm audit management's assessment and the design and operating effectiveness of our internal control over financial reporting. If our management or our independent registered public accounting firm were to either identify a material weakness or otherwise conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the value of our stock could be adversely affected which, in turn, could harm our business and have an adverse effect on our future ability to raise capital funds.

THE SPIN OFF

Key Dates

Date	Activity
January [ ], 2007	Record Date. Upon the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc., Hospitality Trust common shareholders will receive one of our common shares for every ten Hospitality Trust common shares owned of record at the close of business on this date. After our declaration of the record date, a market for our shares may develop before the distribution date and our shares may begin to trade. A market that develops for shares that will be issued in the future is referred to as a "when issued" market. If a "when issued" market develops for our shares, a market may develop for the trading of Hospitality Trust shares which does not include the right to receive the distribution of our shares, which is referred to as a "when issued/ex dividend" market.
January 31, 2007
Distribution Date. Upon the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc., all of our common shares will be delivered to the distribution agent on or about this date, and the spin off will be completed. If you hold Hospitality Trust common shares in a brokerage account, your account will be credited with the number of our common shares to which you are entitled. If you hold Hospitality Trust common shares in certificated or book entry form, your ownership of our shares will be recorded in the books of our transfer agent and a statement will be mailed to you. We will not issue certificates representing our common shares. If a "when issued" and "when issued/ex dividend" market has developed for our shares and for Hospitality Trust shares, it will cease on this date; and thereafter all those shares will trade "regular way".

Distribution Agent

        The distribution agent for the spin off will be Wells Fargo Bank, N.A.

Listing and Trading of Our Shares

        There is currently no public market for our shares. We have applied for the listing of our common shares on the AMEX under the symbol "TA." A "when issued" market, if one develops, may permit you and others to trade our shares on the AMEX before the shares are distributed.

        Until our shares are distributed and an orderly trading market develops, the price of our shares may fluctuate significantly. We expect "regular way" trading on the AMEX to commence on the trading day following the distribution date. The listing of our shares will not ensure that an active trading market will be available to you. Many factors beyond our control will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Spin Off

        In order to maintain its status as a REIT for federal income tax purposes, a substantial majority of Hospitality Trust's revenues must be derived from real estate rents and mortgage interest.

        In September 2006, Hospitality Trust agreed to acquire by merger TravelCenters of America, Inc. for approximately $1.9 billion. TravelCenters of America, Inc. owns substantial real estate and operates its travel center network and other related businesses. Hospitality Trust cannot operate some of the businesses of TravelCenters of America, Inc. because of limitations applicable to REITs imposed by the IRC. By completing this spin off, Hospitality Trust will be able to own the real estate of 146 travel centers we operate and collect rents from us without incurring any federal income tax on those rents. We have been formed by Hospitality Trust to meet Hospitality Trust's need for a tenant for the travel centers it will continue to own after the spin off. We will be able to lease and operate these properties because we are not a REIT.

        For a more detailed discussion of the tax provisions applicable to REITs which underlie the reasons for this spin off, see "Federal Income Tax Considerations".

The Hospitality Trust Acquisition

        TravelCenters of America, Inc. will merge with a newly formed subsidiary of Hospitality Trust, and TravelCenters of America, Inc. will be the surviving entity in the merger. Hospitality Trust expects that its acquisition of TravelCenters of America, Inc. will be funded with cash, that TravelCenters of America, Inc.'s debt will be repaid and its credit agreement will be terminated. We expect this transaction to close in early 2007. However, the transaction may be terminated by Hospitality Trust for a material adverse change in the business of TravelCenters of America, Inc. or if TravelCenters of America, Inc. fails to deliver the consent of certain parties with which it contracts. Also, the transaction may be terminated by either TravelCenters of America, Inc. or Hospitality Trust if the closing has not occurred prior to June 30, 2007.

        A copy of the merger agreement between Hospitality Trust and TravelCenters of America, Inc. has been filed as an exhibit to the registration statement of which this prospectus is a part. If you want more information about the merger agreement and the various conditions to closing, you should read the entire merger agreement.

        The distribution of our shares is conditioned on the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc.

The Transaction Agreement

        In order to govern relations before and after the spin off, prior to the spin off we will enter a transaction agreement with Hospitality Trust and Reit Management. The form of this transaction agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. If you want more information about the actions which have been and will be taken to effect the spin off or about the agreements among us, Hospitality Trust and Reit Management concerning future relations, you should read the entire transaction agreement. The material provisions of the transaction agreement are summarized as follows:

  •
  Simultaneously with Hospitality Trust's closing of its acquisition of TravelCenters of America, Inc., the business of TravelCenters of America, Inc. will be restructured. As a result of the restructuring:

  •
  the real property interests of 146 travel centers which we operate and all trademarks, tradenames and certain other assets held by our predecessor will be transferred to subsidiaries of Hospitality Trust that we do not own;

  •
  we will lease the 146 travel centers owned by Hospitality Trust and we will operate our travel centers business;

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  we will continue to own all of our working capital assets (primarily consisting of cash, receivables and inventory) and liabilities (primarily consisting of trade payables and accrued liabilities);

    •
    we will own one travel center in Ontario, Canada, and will lease two travel centers from, and manage one travel center for, owners other than Hospitality Trust; and will be franchisor of 13 travel centers owned and operated by third parties; and will own certain other assets historically owned and used by our predecessor in connection with the travel centers business; and

    •
    Hospitality Trust will contribute cash to us so that the sum of our cash, receivables and inventory, net of trade payables and accrued liabilities, will be about $200 million.

  •
  On the distribution date, Hospitality Trust will distribute all of our shares to its shareholders.

  •
  Our lease with Hospitality Trust will be effective upon completion of the spin off. See "The Company—Our Lease with Hospitality Trust".

  •
  We will enter a management and shared services agreement with Reit Management. See "Management—Management and Shared Services Agreement with Reit Management".

  •
  We will provide Hospitality Trust a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center with another party.

  •
  We will grant Hospitality Trust and other affiliates of Reit Management a right of first refusal to acquire or finance any real estate of the types in which they invest before we do.

  •
  We will agree to restrict the ownership of our shares and conduct all of our business activities in a manner which may prevent a change of control of us or a sale of a material portion of our assets. See "Description of Our Shares and Certain Governance Provisions—Restrictions on Share Ownership and Transfer Restrictions".

  •
  We and Hospitality Trust will agree to cooperate in filing tax returns and addressing other tax matters including appropriate allocations of taxable income, expenses and other tax attributes associated with the acquisition and spin off.

  •
  We will agree to indemnify Hospitality Trust for liabilities relating to our business and operations for periods before and after the spin off.

  •
  Hospitality Trust will pay all of the costs and expenses of the spin off and our restructuring.

Manner of Effecting the Spin Off

        If you hold Hospitality Trust common shares in a brokerage account, our common shares will be credited to your account. If you hold Hospitality Trust common shares in certificated or book entry form with our transfer agent, your ownership of our shares will be recorded on the books of our transfer agent and a statement will be mailed to you. We will not issue certificates representing our common shares. No cash distributions will be paid, and we will issue fractional shares of our common stock in connection with the spin off distribution as necessary. No holder of common shares of Hospitality Trust is required to make any payment, exchange or surrender any shares or take any other action in order to receive our common shares.

DIVIDEND POLICY

        We do not expect to pay dividends in the foreseeable future.

CAPITALIZATION

        The following table describes our pro forma capitalization as of September 30, 2006, assuming the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc., the related restructuring and the spin off on that date (in 000s).

Pro forma for the Hospitality Trust acquisition, the restructuring and the spin off
Capital lease obligations(1)	$102,628
Debt	—
Common equity	341,770

Total capital	$444,398

(1)
As a result of our application of Statement of Financial Accounting Standards No. 98 (SFAS 98), which sets forth rules related to sale leaseback transactions, to our expected lease with Hospitality Trust, 13 of the travel centers we expect to lease from Hospitality Trust do not qualify for operating lease treatment, because more than an insignificant portion of these travel centers is sublet to a third party. The amount shown as capital lease obligation will remain on our balance sheet unless and until the subleased portion of these travel centers is reduced to an insignificant level.

THE COMPANY

General

        We are a limited liability company formed under Delaware law on October 10, 2006 as a wholly owned subsidiary of Hospitality Trust. Our initial capitalization in a nominal amount was provided by Hospitality Trust on our formation date. Since that time, we have conducted no business activities. As described in more detail elsewhere in this prospectus, Hospitality Trust expects to acquire, indirectly through us, TravelCenters of America, Inc., restructure this acquired business and spin off all of our common shares to the shareholders of Hospitality Trust. Our business will include all of the assets of TravelCenters of America, Inc. not retained by Hospitality Trust, the right and obligation to lease and operate the travel centers retained by Hospitality Trust and cash which Hospitality Trust will contribute to us prior to the spin off.

Business Overview

        We operate and franchise travel centers primarily along the U.S. interstate highway system. Our customers include long haul trucking fleets and their drivers, independent truck drivers and motorists. At December 11, 2006, our geographically diversified network included 163 travel centers located in 40 states in the U.S. and the province of Ontario, Canada. Many of our travel centers were originally developed more than 25 years ago when prime real estate locations along the interstate highway system were more readily available than they are today, a factor which we believe would make it difficult to replicate a network such as ours. We believe that our nationwide network provides an advantage to long haul trucking fleets by enabling them to reduce the number of their suppliers by routing their trucks within our network from coast to coast.

        We offer a broad range of products and services, including diesel fuel and gasoline, truck repair and maintenance services, full service restaurants, more than 20 different QSR brands, travel and convenience stores and other driver amenities.

        The U.S. travel center and truck stop industry in which we operate consists of travel centers, truck stops, diesel fuel outlets and similar properties designed to meet the needs of long haul trucking fleets and their drivers, independent truck drivers and motorists. We believe that the travel center and truck stop industry is highly fragmented, with in excess of 3,000 travel centers and truck stops located on or near interstate highways nationwide.

History of our Predecessor

        TravelCenters of America, Inc., or our predecessor, was formed in December 1992 by a group of institutional investors. In April 1993 our predecessor acquired the travel center assets of Unocal Corporation, or Unocal. The Unocal network included 139 travel centers, of which 95 were leased to operators, 42 were franchisee operated and two were operated by our predecessor. The Unocal network operated principally as a fuel wholesaler and franchisor.

        In December 1993 our predecessor acquired the travel center assets of The British Petroleum Company plc., or BP. The BP network included 38 company operated and six franchisee operated travel centers. In contrast to the Unocal network, the BP network operated principally as an owner operator of travel centers.

        In January 1997 our predecessor restructured its operating strategy to align the operation of the then 122 travel center Unocal network and the then 49 travel center BP network into a single network operated under the "TravelCenters of America" and "TA" brand names.

Network Development

        Since 1997 a number of steps have increased the consistency of our brands and otherwise made our network more appealing to potential customers. During that period, our predecessor:

  •
  acquired 50 travel centers, including three multi-property acquisitions of more than ten travel centers;

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  designed, developed and constructed five travel centers;

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  took over the operations of 51 travel centers which we previously leased to third parties;

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  razed and rebuilt eight travel centers;

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  reduced the net number of franchised travel centers by 22; and

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  sold or closed 41 travel centers which were duplicative or nonstrategic.

        Re-imaging Program.    Since 1997 our predecessor has pursued a capital program to upgrade, rebrand and otherwise re-image our travel centers. Through September 30, 2006, re-image projects have been completed at 40 of our travel centers at an average investment of $2.1 million each. These re-image projects typically include the addition of standardized architectural features to building facades, expansion of the square footage of travel and convenience stores, addition of a food court with two or three QSRs, renovation of showers and restrooms and updates to our full service restaurants. Also, through September 30, 2006, smaller scale re-image projects, which typically do not involve expansion of the building or addition of a food court, at another 78 travel centers have been completed at an average cost of $0.3 million each.

        Freightliner Agreement.    Since 1999 our predecessor has been party to an agreement with Freightliner LLC, a DaimlerChrysler company. Freightliner is the leading manufacturer of heavy trucks in North America. We are an authorized provider of repair work and specified warranty repairs to Freightliner's customers through the Freightliner ServicePoint Program®. Our truck maintenance and repair facilities are part of Freightliner's 24 hour customer assistance database for emergency and roadside repair referrals and we have access to Freightliner's parts distribution, service and technical information systems.

        Maintenance and Repair Capacity Expansion Program.    Since 2004 our predecessor has built additional truck maintenance and repair bays at existing travel centers in our network. We believe that additional maintenance and repair bays increase the revenue generating capacity of our maintenance and repair facilities by increasing productivity and reducing customer wait times. The number of our maintenance and repair bays has increased since 2004 by about 100 bays to over 400 bays at September 30, 2006.

Our Growth Strategy

        Expansion through Organic Growth.    We plan to continue the standardization of our travel centers and to increase the services we offer to attract professional truck drivers and motorists. We have identified eight additional travel centers that we operate that we intend to re-image and one travel center which we intend to raze and rebuild over the next two to three years. We have also identified travel centers at which we believe we can add 40 maintenance and repair bays during that same time period. We believe that we have other opportunities to increase our revenues, including, but not limited to, the expansion of the number of gasoline lanes at several of our travel centers to increase the number of gasoline customers serviced simultaneously, continued investment in our capital improvement program to keep our properties efficient and appealing to customers and continuing our customer loyalty and customer satisfaction programs.

        Expansion through Acquisition.    There are locations along the U.S. and Canadian interstate highway system that we consider to be strategic but in which we do not have an adequate presence. We believe that our existing network affords us the opportunity to make acquisitions of travel centers that may benefit from becoming part of our network, and we intend to pursue such acquisitions. Our predecessor purchased a travel center in Illinois in November 2006 and converted it to the TA brand. Although we have not identified other specific acquisition opportunities at this time, we regularly evaluate opportunities to expand our network through acquisitions, some of which may be significant in size. We expect that some or all of these acquisitions will be made by Hospitality Trust and that the acquired travel centers will be leased to us.

        Expansion through Development.    We plan to continue expansion of our network by building new travel centers. We have developed a "prototype" design and a smaller "protolite" design to standardize new travel centers. The prototype and protolite designs combine efficient site plans with nationally branded QSRs and offer a broad range of products and services. Since 1999 our predecessor has constructed seven travel centers in the prototype design and five travel centers in the protolite design. Our prototype design is generally appropriate for markets in which we can obtain large parcels of land and which have sufficient demand to support a full service restaurant. In contrast, our protolite design requires significantly less land and enables us to quickly gain a presence in certain markets at lower costs. As of September 30, 2006, our predecessor owned two parcels of land, one in Texas and one in California, on which development of new travel centers has begun, and a third parcel of land in Texas under agreement for acquisition; if we acquire this parcel, we intend to build a new travel center on it for opening in 2008.

        Expansion through Franchising.    In some cases, we may find that opportunities to expand our network are not available to us as development or acquisition opportunities. In those cases, we may seek to expand our franchisee network.

Our Network

        We expect that upon completion of the spin off our travel center network will consist of:

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  136 travel centers leased from Hospitality Trust and operated by us;

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  ten travel centers leased from Hospitality Trust and subleased to and operated by our franchisees;

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  one travel center that we operate on a site we own in Canada;

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  three travel centers that we operate on sites owned by parties other than Hospitality Trust; and

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  13 travel centers that are owned and operated by our franchisees.

        Our typical travel center contains:

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  over 20 acres of land with parking for 170 tractor trailers and 100 cars;

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  a 150 seat, full service restaurant and one to three QSRs that we operate as a franchisee under various brands;

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  a truck repair facility and parts store;

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  multiple diesel and gasoline fueling points; and

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  a travel and convenience store, game room, lounge and other amenities for professional truck drivers and motorists.

        In addition, some travel centers include a hotel.

        Our travel centers are designed to appeal to drivers whether they seek a quick stop or a more extended visit. Substantially all of our travel centers are full service sites located on or near an interstate highway and offer fuel and non-fuel products and services 24 hours per day, 365 days per year.

        Properties.    The physical layouts of the travel centers in our network vary from site to site. The majority of the developed acreage at our travel centers consists of truck and car fuel islands, separate truck and car parking lots, a main building, which contains a full service restaurant and one or more QSRs, a travel and convenience store, a truck maintenance and repair shop and other amenities.

        Product and Service Offering.    We offer diverse products and services to complement our diesel fuel business, including:

  •
  Gasoline.  We sell branded and unbranded gasoline. Of the 163 travel centers in our network as of December 11, 2006, branded gasoline is offered at 118 travel centers and unbranded gasoline is offered at 32 travel centers. Only 13 of our travel centers do not sell gasoline.

  •
  Full Service Restaurants and QSRs.  Most of our travel centers have both full service restaurants and QSRs that offer customers a wide variety of nationally recognized branded food choices. The substantial majority of our full service restaurants are operated under the "Country Pride®," "Buckhorn Family Restaurants®" and "Fork in the Road®" brands, which we have the right to use under our lease, and offer menu table service and buffets. We also offer more than 20 different brands of QSRs, including Arby's®, Burger King®, Pizza Hut®, Popeye's Chicken & Biscuits®, Sbarro®, Starbuck's Coffee®, Subway® and Taco Bell®. As of September 30, 2006, 149 of our travel centers included a full service restaurant, 114 of our travel centers offered at least one branded QSR and there were a total of 223 QSRs in our network. The restaurants in travel centers we operate are staffed by our employees.

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  Truck Repair and Maintenance Shops.  All but four of our network travel centers have truck repair and maintenance shops. The typical repair and maintenance shop has between two and six service bays and a parts storage room and is staffed by our mechanics. These shops generally operate 24 hours per day, 365 days per year, and offer extensive maintenance and emergency repair and road services, ranging from basic services such as oil changes and tire repair to specialty services such as diagnostics and repair of air conditioning, air brake and electrical systems. Our work is backed by a warranty honored at all of our repair and maintenance facilities. As described above, our truck repair and maintenance facilities provide certain warranty work on Freightliner brand trucks through our participation in the Freightliner ServicePoint® program.

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  Travel and Convenience Stores.  Each of our travel centers has a travel and convenience store which offers merchandise to truck drivers, motorists, recreational vehicle operators and bus drivers and passengers. Each travel and convenience store has a selection of over 4,000 items, including food and snack items, beverages, non-prescription drug and beauty aids, batteries, automobile accessories, and music and video products. In addition to complete travel and convenience store offerings, the stores sell items specifically designed for the truck driver's on the road lifestyle, including laundry supplies, clothing and truck accessories. Most of our stores also have a "to go" snack bar as an additional food offering.

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  Additional Driver Services.  We believe that trucking fleets can improve the retention and recruitment of truck drivers by directing them to visit high quality, full service travel centers. We strive to provide a consistently high level of service and amenities to professional truck drivers at all of our travel centers, making our network an attractive choice for trucking fleets. Most of our travel centers provide truck drivers with access to specialized business services, including an information center where drivers can send and receive faxes, overnight mail and other communications and a banking desk where drivers can cash checks and receive funds transfers from fleet operators. The typical travel center also has a video game room, a laundry area with washers and dryers, private shower areas and areas designated for truck drivers only, including a television room with a video player and comfortable seating for drivers.

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  Marketing.  We offer truck drivers a "loyal fueler" program, called the RoadKing ClubSM, that is similar to the frequent flyer programs offered by airlines. Drivers receive a point for each gallon of diesel fuel purchased and each dollar spent on selected non-fuel products and services. These points can be redeemed for discounts on non-fuel products and services at any of our travel centers. We publish a bi-monthly magazine called "Road KingSM" which includes articles and advertising of interest to professional truck drivers.

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  Hotels.  Our network includes 21 travel centers that offer hotels with an average capacity of 38 rooms. Generally, these hotels are operated under franchise contracts with nationally branded chains, including Days Inn®, HoJo Inn®, Knight's Inn®, Rodeway® and Travelodge®. Because many newer trucks used for long distance freight are equipped with sleeping areas, we are currently considering whether to close some of these hotels and use the areas now occupied by these hotels for other services at our travel centers.

Operations

        Fuel supply.    We purchase diesel fuel from various suppliers at rates that fluctuate with market prices and generally are reset daily, and resell fuel to our customers at prices that we establish daily. By establishing supply relationships with an average of four to five alternate suppliers per location, we believe we are able to effectively create competition for our purchases among various diesel fuel suppliers on a daily basis. We also believe that purchasing arrangements with multiple diesel fuel suppliers may help us avoid product outages during times of diesel fuel supply disruptions. We have a single source of supply for gasoline at most of our travel centers that offer branded gasoline; our travel centers selling unbranded gasoline generally purchase gasoline from multiple sources.

        Generally our fuel purchases are delivered directly from suppliers' terminals to our travel centers. We do not contract to purchase substantial quantities of fuel to keep as inventory. Therefore we are exposed to price increases and interruptions in supply. We generally have less than three days of diesel fuel inventory at our travel centers. We believe our exposure to market price increases for diesel fuel is mitigated by the significant percentage of our total diesel fuel sales volume that is sold under pricing formulas that are indexed to market prices, which reset daily. We do not engage in any fixed price fuel contracts with customers. We may engage, from time to time, in a minimal level of hedging of the price of our fuel purchases with futures and other derivative instruments that primarily are traded on the New York Mercantile Exchange. We had no derivative instruments as of September 30, 2006.

        Non-fuel products supply.    We have many sources for the large variety of non-fuel products that we sell. We have developed strategic relationships with several suppliers of key non-fuel products, including Freightliner LLC for truck parts, Bridgestone/Firestone Tire Sales Company for truck tires and ExxonMobil for Mobil brand lubricants and oils. We believe that our relationships with these and our other suppliers are satisfactory.

        Centralized purchasing and distribution.    We maintain a distribution center near Nashville, Tennessee with 85,000 square feet of space. Our distribution center distributes a variety of non-fuel and non-perishable products to our travel center network using a combination of contract carriers and our fleet of trucks and trailers. We believe we realize cost savings by using our consolidated purchasing power to negotiate volume discounts with our suppliers and that using our own national distribution center helps us control shipping charges.

Our Travel Centers

        Our travel centers are geographically diversified, located in 39 states in the U.S. and in Ontario, Canada. The travel centers we operate and their significant services and amenities are generally described in the chart below. Each of these properties will be owned by Hospitality Trust and leased by us.

City	State	Total acres	Building area	Car parking spaces	Truck parking spaces	Gasoline lanes	# Diesel lanes	Store sales area	Full service restaurant	Truck repair facility	QSRs	Hotel
Mobile	AL	15	16,685	77	89	*	6	1,722	*	*
Tuscaloosa	AL	15	28,619	140	151	*	10	2,491	*	*	*
Prescott	AR	26	19,202	144	292	*	10	2,500	*	*	*
West Memphis	AR	47	21,895	76	170	*	8	2,660	*	*	*
Eloy	AZ	22	26,269	87	234	*	12	2,820	*	*	*
Kingman	AZ	28	13,231	100	115	*	9	2,100	*	*	*
Tonopah	AZ	53	21,475	80	407	*	12	3,000	*	*	*
Willcox	AZ	21	16,459	75	229	*	8	2,600	*	*	*
Barstow	CA	25	24,654	122	303	*	16	3,500	*	*	*
Buttonwillow	CA	16	13,880	129	170	*	7	2,500	*	*	*
Coachella	CA	17	30,458	140	205	*	12	2,880	*	*	*
Corning	CA	24	20,945	54	254	*	14	3,696	*	*	*
Ontario East	CA	32	32,696	132	559		16	4,224	*	*	*
Ontario West	CA	35	23,893	76	549	*	10	1,450	*	*	*
Redding	CA	20	17,853	87	196	*	10	2,400	*	*	*
Santa Nella	CA	23	12,904	100	240	*	8	2,200	*	*
Wheeler Ridge(1)	CA	20	20,514	111	130	*	8	2,800		*	*
Denver East	CO	27	30,676	117	224	*	8	3,000	*	*	*
Denver West	CO	13	12,660	40	163	*	7	2,200	*	*
Limon	CO	11	16,906	60	104	*	12	3,600	*	*	*

Milldale	CT	13	15,580	77	145	*	9	2,153	*	*
New Haven	CT	12	12,953	64	170	*	10	3,000		*	*
Willington	CT	43	19,870	155	240	*	8	2,696	*	*	*
Marianna	FL	32	18,028	105	112	*	9	1,800	*	*
Tampa	FL	10	22,094	75	158	*	6	2,500		*	*
Vero Beach	FL	28	16,579	88	162	*	8	1,650	*	*
Wildwood	FL	23	24,022	100	170	*	10	2,832	*	*	*
Atlanta	GA	18	24,180	128	218		10	2,400	*	*	*	*
Brunswick(2)	GA	28	15,000	91	81		—	—		*
Cartersville	GA	21	30,676	105	212	*	8	3,000	*	*	*
Commerce	GA	13	14,238	80	133	*	8	1,800	*	*
Cordele(1)	GA	29	52,198	90	114	*	12	3,884	*	*	*
Madison	GA	12	16,446	105	149	*	7	2,400	*	*	*
Savannah	GA	20	15,773	80	175	*	7	2,500	*	*	*
Council Bluffs	IA	11	15,684	84	78	*	8	2,150	*	*	*
Boise	ID	13	20,700	34	95	*	8	2,500	*	*	*
Bloomington	IL	19	14,261	95	147		8	1,600	*	*
Chicago North	IL	63	26,400	105	215	*	10	2,500	*	*	*
Effingham	IL	13	30,397	127	137	*	11	2,789	*	*	*
Elgin	IL	15	20,023	97	92	*	9	3,120	*	*	*
Mt Vernon	IL	33	21,839	97	169	*	8	2,900	*	*	*
Troy	IL	20	24,340	83	87	*	8	2,440	*	*
Gary	IN	22	33,344	109	318	*	16	2,102	*	*	*
Lake Station	IN	23	25,130	170	252	*	17	2,896	*	*	*
Porter	IN	35	22,000	51	212	*	12	2,330	*	*	*
Seymour	IN	16	15,807	55	167	*	9	1,440	*	*
Whitestown	IN	39	12,953	96	172	*	8	2,800	*	*	*
Florence	KY	11	18,783	87	123	*	8	2,600		*	*
Walton	KY	9	15,988	46	99	*	8	2,500	*	*	*
Lafayette	LA	14	17,034	47	94	*	7	2,400	*	*	*
Slidell	LA	22	20,607	145	159	*	10	2,200	*	*
Tallulah	LA	17	18,625	75	135	*	8	2,500	*	*
Baltimore	MD	21	65,884	92	181		8	3,500	*	*	*	*
Elkton	MD	30	21,576	125	164	*	10	2,800	*	*	*
Jessup	MD	25	88,889	100	453		10	6,400	*	*	*	*
Ann Arbor	MI	32	18,477	90	205	*	10	2,400	*	*
Monroe	MI	33	20,383	105	156	*	8	3,000	*	*	*
Saginaw	MI	11	13,735	84	70	*	8	1,800	*	*
Sawyer	MI	23	27,920	100	140	*	12	3,500	*	*	*
Rogers	MN	12	17,291	93	150	*	8	1,950	*	*
Concordia	MO	20	24,200	100	146	*	10	2,365	*	*	*
Foristell	MO	17	14,162	111	95	*	8	2,000	*	*
Matthews	MO	29	16,815	62	114	*	8	1,920	*	*	*
Oak Grove	MO	15	19,777	97	132	*	10	2,900	*	*	*
Meridian	MS	13	17,330	41	90	*	8	2,000	*	*
Candler	NC	20	12,853	45	98	*	8	1,536	*	*
Greensboro	NC	29	29,508	122	186	*	12	2,798	*	*	*	*
Grand Island	NE	19	19,223	64	82	*	6	2,000	*	*
Ogallala	NE	17	17,594	72	94	*	8	2,516	*	*
Greenland	NH	7	17,361	33	105	*	9	2,646	*
Bloomsbury	NJ	13	23,660	96	129	*	10	2,840	*	*	*
Columbia	NJ	16	17,573	90	185	*	11	2,472	*	*	*	*
Paulsboro	NJ	25	19,206	44	175	*	12	3,165	*	*
Albuquerque	NM	12	20,318	96	150	*	8	1,700	*	*
Gallup	NM	15	17,916	121	76	*	8	1,100	*	*	*	*
Las Cruces	NM	19	30,667	102	232	*	9	3,000	*	*	*
Moriarity	NM	26	18,718	55	245	*	10	2,400	*	*	*
Santa Rosa	NM	25	25,694	57	116	*	11	3,000	*	*	*
Las Vegas	NV	12	20,207	116	144	*	10	2,600		*	*
Mill City	NV	73	38,613	88	152	*	10	2,200	*	*	*	*
Sparks	NV	15	24,827	122	200	*	8	3,000	*	*
Binghamton	NY	10	5,726	55	111	*	8	1,400	*	*
Dansville	NY	16	13,580	86	102	*	12	1,900	*	*		*
Fultonville	NY	15	39,345	32	112	*	10	1,500	*	*		*
Maybrook	NY	16	20,499	85	188	*	12	2,000	*	*	*	*

Pembroke	NY	16	13,807	108	132	*	8	1,800	*	*
Ashland	OH	7	12,888	106	—	*	—	4,000		*	*
Dayton	OH	90	12,281	62	232	*	7	2,300	*	*	*
Hebron	OH	17	20,337	39	141	*	10	2,800	*	*	*
Jeffersonville	OH	12	20,257	87	125	*	8	3,120	*	*	*
Kingsville	OH	37	23,206	51	158	*	10	3,024	*	*	*
Lodi	OH	25	33,775	133	237	*	10	3,000	*	*	*
London	OH	27	19,224	109	185	*	8	2,800	*	*	*
North Canton	OH	11	8,466	77	93		8	950	*	*
Toledo	OH	18	19,156	108	207	*	10	2,116	*	*	*
Youngstown	OH	16	30,466	120	161		10	2,200	*	*
Oklahoma City East	OK	19	26,327	77	175	*	10	2,500	*	*
Oklahoma City West	OK	19	18,622	72	150	*	8	2,800	*	*	*
Sayre	OK	20	10,439	25	101	*	9	1,900		*	*
Portland	OR	20	17,135	30	275	*	8	2,849	*	*	*
Troutdale	OR	25	44,282	73	225	*	10	3,000	*	*	*	*
Barkeyville	PA	61	9,426	135	112	*	8	1,050	*	*	*
Bloomsburg	PA	13	19,105	104	190	*	8	1,885	*	*	*
Brookville	PA	49	20,600	109	264	*	8	2,350	*	*	*	*
Greencastle	PA	24	14,149	114	194	*	12	3,335	*	*		*
Harborcreek	PA	27	25,227	138	266	*	10	2,900	*	*	*	*
Harrisburg	PA	54	20,195	110	178		9	2,200	*	*		*
Lamar	PA	68	11,625	95	168	*	9	1,500	*	*	*
Milesburg	PA	11	8,822	30	122	*	8	1,360	*	*
Florence(1)	SC	10	30,340	94	77	*	9	3,000			*
Manning	SC	15	17,946	80	84	*	8	2,600	*	*	*
Spartanburg	SC	26	31,682	122	187	*	8	1,740	*	*		*
Antioch	TN	22	20,856	158	154	*	9	2,200	*	*	*
Franklin	TN	13	15,922	91	100	*	8	1,500	*	*
Knoxville	TN	24	22,868	99	128		10	2,314	*	*		*
Nashville	TN	17	23,280	230	154		10	2,257	*	*
Amarillo West	TX	25	33,226	150	243	*	8	3,000	*	*	*
Baytown	TX	17	11,715	88	184	*	12	2,800	*	*	*
Big Spring	TX	14	24,772	59	108	*	6	3,100	*	*	*
Dallas South	TX	20	18,081	100	146	*	8	2,400		*	*
Ganado	TX	11	20,030	87	104	*	8	4,400	*	*	*
New Braunfels	TX	20	19,307	115	298	*	10	2,800	*	*	*
Rockwall	TX	13	16,714	90	100	*	6	2,400		*	*
San Antonio	TX	31	32,750	82	258	*	8	3,000	*	*	*
Terrell	TX	22	21,683	125	401	*	12	4,100	*	*	*
Parowan	UT	7	9,144	61	48	*	6	2,900		*	*
Salt Lake City	UT	20	18,843	75	191	*	7	2,400	*	*	*
Ashland	VA	19	25,841	98	183	*	8	2,328	*	*		*
Richmond	VA	25	20,453	81	154	*	18	3,000	*	*	*
Roanoke	VA	12	21,033	103	129	*	8	2,000	*	*		*
Wytheville	VA	17	20,654	108	114	*	10	3,044	*	*	*
Seattle East	WA	16	20,365	60	150		6	2,000	*	*
Hudson	WI	15	15,443	30	100	*	7	1,800	*	*
Madison	WI	11	16,446	102	118	*	9	1,600	*	*	*
Hurricane	WV	21	16,544	53	76	*	10	1,500	*	*
Wheeling	WV	8	12,346	36	182		10	2,958	*	*
Cheyenne	WY	23	18,590	66	150	*	10	2,600	*	*	*
Fort Bridger	WY	135	14,646	19	165	*	10	2,800	*	*	*
Rawlins	WY	28	18,594	80	188	*	12	4,100	*	*	*
Woodstock(3)	Ontario,	27	28,000	103	202	*	12	3,000	*	*
	Canada

*
Amenity present at travel center.

(1)
Property owned by a third party other than Hospitality Trust and leased to or managed by us.

(2)
In 2006, this travel center was razed and a truck maintenance and repair facility was built on this site. We expect the redevelopment of this site will be completed in 2007.

(3)
Property owned by us.

        We expect that Hospitality Trust will retain the interests in the land and buildings which were owned by our predecessor for 137 of the 146 travel centers we lease from Hospitality Trust. We also expect that Hospitality Trust will retain the ownership and leasehold interests in the land but not the buildings for the remaining nine travel centers we expect to lease from Hospitality Trust.

Our Lease with Hospitality Trust

        We were formed for the benefit of Hospitality Trust and not for our own benefit. Our formation allows Hospitality Trust to acquire and retain ownership of 146 travel centers. Because we were formed to benefit Hospitality Trust, the lease was prepared by Hospitality Properties and was not negotiated in an arm's length negotiation. Consequently, the lease may provide more benefits to Hospitality Trust than to us.

        The lease between us and Hospitality Trust will be effective upon completion of the spin off. One of our subsidiaries is the tenant under the lease, and we and our material subsidiaries will guarantee the tenant's obligations under the lease. The form of this lease has been filed as an exhibit to the registration statement of which this prospectus is a part. The following is a summary of the material terms of this lease:

        Operating Costs.    The lease is a so called "triple net" lease which requires us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, service to customers, insurance, real estate and personal property taxes and ground lease payments, if any.

        Minimum Rent.    The lease requires us to pay minimum rent to Hospitality Trust as follows:

Lease Year	Annual Rent (000s)	Per Month (000s)
1	$153,500	$12,792
2	157,000	13,083
3	161,000	13,417
4	165,000	13,750
5	170,000	14,167
Thereafter	175,000	14,583

In addition, minimum rents may increase if Hospitality Trust funds or reimburses the cost of renovations, improvements and equipment related to the leased travel centers as described below.

        Improvements.    Hospitality Trust has agreed to provide up to $25 million of funding annually for the first five years of the lease for certain specified improvements to the leased properties. This funding is cumulative, meaning if some portion of the $25 million is not spent in one year it may be drawn by us from Hospitality Trust in subsequent years; provided, however, the entire $125 million of funding must be drawn before December 31, 2015. All improvements will be owned by Hospitality Trust. There will be no adjustment in our minimum rent as these amounts are funded by Hospitality Trust.

        Maintenance and Alterations.    Except for Hospitality Trust's commitment to fund up to $125 million as described above, we must maintain, at our expense, the leased travel centers in good order and repair, including structural and non-structural components. The lease requires us to submit an annual budget for capital expenditures at the leased travel centers to Hospitality Trust for approval. We may request that Hospitality Trust fund approved amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125 million described above, in return for minimum annual rent increases according to a formula, generally, the minimum rent per year will be increased by an amount equal to the amount funded by Hospitality Trust times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. At the end of the lease we must surrender the leased travel centers in substantially the same condition as existed at the commencement of the lease subject to any permitted alterations and ordinary wear and tear.

        Percentage Rent.    Starting in 2012, the lease will require us to pay Hospitality Trust additional rent with respect to each lease year generally in an amount equal to three percent (3%) of increases in non-fuel gross revenues and three tenths of one percent (0.3%) of increases in gross fuel revenues at each leased travel center over the respective gross revenue amounts for the base year, which will be 2011. Percentage rent attributable to fuel sales is subject to a maximum each year calculated by reference to changes in the consumer price index.

        Term.    The lease expires on December 31, 2022.

        Assignment and Subletting.    Hospitality Trust's consent is required for any direct or indirect assignment or sublease of any of the leased travel centers. We remain liable under the lease for subleased and franchised travel centers.

        Environmental Matters.    We indemnify Hospitality Trust from liabilities which may arise from any violation of any environmental law or regulation which occurs during the term of the lease.

        Indemnification and Insurance.    With limited exceptions, we indemnify Hospitality Trust from liabilities which arise during the term of the lease from ownership or operation of the leased travel centers. We generally must maintain commercially reasonable insurance. We expect our insurance coverage as of the time the lease commences to include:

  •
  "all risk" property insurance, in an amount equal to the full replacement cost of at risk improvements at our leased travel centers;

  •
  business interruption insurance;

  •
  comprehensive general liability insurance, including bodily injury and property damage, in amounts as are generally maintained by companies operating travel centers;

  •
  flood insurance for any travel center located in whole or in part in a flood plain;

  •
  worker's compensation insurance if required by law; and

  •
  such additional insurance as may be generally maintained by companies operating travel centers including certain environmental insurance.

The lease requires that Hospitality Trust be named as an additional insured under our policies.

        Damage, Destruction or Condemnation.    If any leased travel center is damaged by fire or other casualty or taken by eminent domain, we are generally obligated to rebuild. If the leased travel center cannot be restored, Hospitality Trust will generally receive all insurance or taking proceeds, we are liable to Hospitality Trust for any deductible or deficiency between the replacement cost and the amount of proceeds, and the annual minimum rent will be reduced by, at Hospitality Trust's option, either 8.5% of the net proceeds paid to Hospitality Trust or the fair market rental of the damaged, destroyed or condemned property, or portion thereof, as of the commencement date of the lease.

        Events of Default.    Events of default under the lease include the following:

  •
  our failure to pay rent or any other sum when due;

  •
  our failure to maintain the insurance required under the lease;

  •
  the occurrence of certain events with respect to our insolvency;

  •
  the institution of a proceeding for our dissolution;

  •
  our failure to continuously operate any leased travel center;

  •
  any person or group of affiliated persons acquiring ownership of more than 9.8% of us without Hospitality Trust's consent;

  •
  any change in our control or sale of a material portion of our assets without Hospitality Trust's consent;

  •
  our default under any indebtedness of $10 million or more which gives the holder the right to accelerate the maturity of the indebtedness; and

  •
  our failure to perform certain other covenants or agreements of the lease and the continuance thereof for a specified period of time after written notice.

        Remedies.    Following the occurrence of any event of default, the lease provides that, among other things, Hospitality Trust may, to the extent legally permitted:

  •
  accelerate the rent;

  •
  terminate the lease; and/or

  •
  make any payment or perform any act required to be performed by us under the lease and receive from us, on demand, an amount equal to the amount so funded by Hospitality Trust times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%, plus an additional 4%, but in no event greater than the maximum rate permitted by law.

        We are also obligated to reimburse Hospitality Trust for all costs and expenses incurred in connection with any exercise of the foregoing remedies.

        Lease Subordination.    Our lease may be subordinated to any mortgages of the leased travel centers by Hospitality Trust, but Hospitality Trust will be required to obtain a nondisturbance agreement for our benefit.

        Financing Limitations; Security.    Without Hospitality Trust's prior written consent, our tenant subsidiary may not incur debt secured by any of its assets used in the operation of the leased travel centers; provided, however, our tenant subsidiary may incur purchase money debt to acquire assets used in these operations and we may encumber such assets to obtain a line of credit secured by our tenant subsidiary receivables, inventory or certain other assets used in these operations.

        Lease Termination.    When the lease terminates, any equipment, furniture, fixtures, inventory and supplies at the leased travel centers that we own may be purchased by Hospitality Trust at their then fair market value. Also at lease termination, Hospitality Trust has the right to license any of our software used in the operation of the leased travel centers at its then fair market value, to offer employment to employees at the leased travel centers and we have agreed to cooperate in the transfer of permits, agreements and the like necessary for the then current operation of the leased travel centers.

        Territorial Restrictions.    Under the terms of the lease, we generally cannot own, franchise, operate, lease or manage any travel center or similar property within 75 miles in either direction along the primary interstate on which the leased travel center is located without the consent of Hospitality Trust, unless we owned, franchised or operated that travel center on the date the lease commenced or unless that travel center is owned by Hospitality Trust.

        Non-Economic Properties.    If during the lease term the continued operation of any leased travel center becomes non-economic as defined in the lease, we may offer such travel center for sale including a sale of Hospitality Trust's interest in the property, free and clear of our leasehold interests. The net sale proceeds received will be paid to Hospitality Trust and the annual minimum rent payable shall be reduced by, at Hospitality Trust's option, either the amount of such proceeds times 8.5% or the fair market rental for such property as of the commencement date of the lease. No more than a total of 15 leased properties may be offered for sale as non-economic properties during the lease term. No sale of a leased property may be completed without Hospitality Trust's consent; provided, however, if Hospitality Trust does not consent, that property will no longer be part of the lease and the minimum rent will be reduced as if the sale had been completed.

Relationships with Franchisees

        We have franchise agreements with lessees and owners of travel centers. We collect franchise, royalty and other fees under these agreements. As of September 30, 2006, there were 23 travel centers in our network which we do not operate but which are operated by our franchisees. Ten of these travel centers are leased by us from Hospitality Trust and subleased by us to a franchisee. Thirteen of these travel centers are owned, or leased from others, by our franchisees. Seventeen of these travel centers operate under our current form of franchise agreement and the remaining six operate under "legacy" franchise agreements described below. Under the terms of our lease agreement with Hospitality Trust, generally we have the right to use trademarks owned by Hospitality Trust in our franchise operation during the term of our lease with Hospitality Trust without payment of a fee. Our franchised locations as of December 11, 2006, are generally described in the following chart:

City	State	Total acres	Building area	Car parking spaces	Truck parking spaces	Gasoline lanes	# Diesel lanes	Store sales area	Full service restaurant	Truck repair facility	QSRs	Hotel
Montgomery (1)	AL	10	15,739	55	125	*	8	1,442	*	*	*
Baldwin (1)	FL	18	15,042	44	137	*	7	2,300	*	*	*
Jacksonville South (1)	FL	19	22,855	90	90	*	7	3,000	*	*	*
Atlanta South (1)	GA	29	20,520	100	200	*	8	3,600	*	*	*
Lake Park (1)	GA	9	14,900	60	75	*	8	1,008	*	*	*
Walcott (2)	IA	70	107,375	250	300	*	15	39,790	*	*	*
Clayton (1)	IN	16	14,130	108	100	*	7	3,232	*	*	*
Beto Junction (2)	KS	35	23,000	112	275	*	7	3,400	*	*	*
Oakley (2)	KS	13	13,200	40	100	*	5	3,116	*	*	*
Albert Lea (2)	MN	31	49,000	270	305	*	10	6,500	*	*	*
Mt.Vernon (2)	MO	15	22,000	90	150	*	12	5,000	*	*
Strafford (2)	MO	18	20,000	90	130	*	8	4,000	*	*	*
Kenly (2)	NC	34	36,000	120	200	*	12	3,500	*	*	*
Napoleon (2)	OH	10	9,000	100	120	*	8	3,500	*		*
Wapakoneta (2)	OH	19	30,000	50	140	*	8	5,000	*	*
Eugene (2)	OR	20	25,000	50	140	*	8	6,500	*	*	*	*
Breezewood (2)	PA	30	27,000	125	200	*	9	12,000	*	*	*
Jackson (1)	TN	10	13,527	90	100	*	9	2,784	*	*	*
Knoxville West (1)	TN	25	22,238	146	176	*	8	1,728	*	*	*
Denton (1)	TX	15	19,247	62	110	*	8	2,604	*	*	*
Edinburg (2)	TX	18	14,500	32	120	*	6	3,000	*	*	*	*
Sweetwater (1)	TX	18	12,600	43	160	*	8	2,750	*	*	*
Janesville (2)	WI	5	12,000	45	85	*	7	8,500

*
Amenity present at travel center.
(1)
Owned by Hospitality Trust and operated by franchisee subject to network lease and franchise agreements.
(2)
Owned and operated by franchisee subject to franchise agreement.

Network Franchise Agreements

        Material provisions of our network franchise agreements include the following:

        Initial Franchise Fee.    The initial franchise fee for a new franchise is $100,000.

        Term of Agreement.    The initial term of the network franchise agreement is ten years. The network franchise agreement provides for two five year renewals on the terms then being offered to prospective franchisees at the time of the franchise renewal. The remaining initial terms of the current network franchise agreements end in 2012 through 2015. The average remaining term of these agreements as of September 30, 2006, including all renewal periods, was 17 years.

        Protected Territory.    Generally we and Hospitality Trust have agreed not to operate, or allow another person to operate, a travel center or travel center business that uses the "TravelCenters of America" or "TA" brand within 75 miles in either direction along the primary interstate on which the franchised travel center is located.

        Restrictive Covenants.    Generally our franchisees may not operate any travel center or truck stop related business under a franchise agreement, licensing agreement or marketing plan or system of another person or entity. If the franchisee owns the franchised premises, generally for a two year period after termination of our franchise agreement the franchisee may not operate the site with a competitive brand.

        Fuel Purchases, Sales and Royalties.    Our franchisees that operate travel centers that they lease from us must purchase all of their diesel fuel from us; our franchisees that operate travel centers that they own are not required to purchase their diesel fuel from us. Our franchisees may purchase gasoline only from suppliers that we approve and generally must pay a royalty fee to us of $0.03 per gallon of gasoline sold.

        Royalty Payments on Non-Fuel Revenues.    Franchisees are required to pay us a royalty fee generally equal to 3.75% of all non-fuel revenues. If a franchisee operates one or more QSRs on the franchised premises, the franchisee must pay us 3% of all revenues in connection with those sales net of royalties paid to QSR franchisors.

        Advertising, Promotion and Image Enhancement.    Our franchisees are required to contribute 0.6% of their non-fuel revenues and net revenues from QSRs to partially fund system wide advertising, marketing and promotional expenses we incur.

        Non-fuel Product Offerings.    Franchisees are required to operate their travel centers in conformity with guidelines that we establish and offer any products and services that we deem to be a standard product or service in our network.

        Termination/Nonrenewal.    Generally, we may terminate or refuse to renew a network franchise agreement for default by the franchisee. We may also refuse to renew if we determine that renewal would not be in our economic interest or if the franchisee will not agree to the terms in our then current form of franchise agreement.

Legacy Franchise Agreements

        Six of our 23 franchised travel centers are operated under forms of our franchise agreement that were in use prior to 2002, when we adopted the franchise contract form described above as our network franchise agreement. The terms of these legacy franchise agreements are generally the same as our current network franchise agreements, except: the legacy franchise agreements generally require franchisees to pay us a royalty fee of 4% of all revenues earned directly or indirectly by the franchisee from any business conducted at or from the franchised premises, excluding fuel sales and sales at

QSRs; and these legacy franchise agreements do not require franchisees to purchase their diesel fuel from us, but generally require a franchisee to pay us an additional royalty fee of $0.004 per gallon on sales of qualified diesel fuel at the franchised travel center. The average remaining term of these legacy agreements as of September 30, 2006, was approximately three years.

Network Lease Agreements

        In addition to franchise fees, we also collect sublease rent from franchisees for the ten travel centers operated by franchisees that sublease travel centers from us. Each operator of a travel center that enters into a network lease agreement also must enter into a network franchise agreement. The material provisions of a network lease agreement include the following:

        Operating Costs.    The franchisee is responsible for the payment of all costs and expenses in connection with the operation of the leased travel centers, typically excluding certain environmental costs, certain maintenance costs and real property taxes.

        Term of Agreement.    The leases have an initial term of ten years and allow for two renewals of five years each. The remaining initial terms of the current network lease agreements end in 2012. The average remaining term of these agreements as of September 30, 2006, including all renewal periods, was 16 years.

        Rent.    Under the network lease, a franchisee must pay annual fixed rent equal to the sum of:

  •
  base rent;

  •
  improvement rent, if any, which is defined as an amount equal to 14% per annum of the cost of all capital improvements we fund that we and the franchisee mutually agree will enhance the value of the leased premises and which cost in excess of $2,500; and

  •
  an annual inflator equal to the percentage increase in the consumer price index.

        Use of the Leased Travel Center.    The leased travel center must be operated as a travel center in compliance with all laws, including all environmental laws. The franchisee must submit to quality inspections that we request and appoint, subject to our approval, an employee as manager who is responsible for the day to day operations at the leased travel center.

        Termination/Nonrenewal.    The network lease agreements contain terms and provisions regarding termination and nonrenewal, which are substantially the same as the terms and provisions of the network franchise agreement. The network lease agreements are cross defaulted with the related network franchise agreements. In certain cases, we may reimburse the franchisee for a portion of the cost of certain capital improvements upon termination of the network lease.

Franchise Regulation

        Some states require state registration and delivery of specified disclosure documentation to potential franchisees and impose special regulations on petroleum franchises. Some state laws also impose restrictions on our ability to terminate or not to renew franchises and impose other limitations on the terms of our franchise relationships or the conduct of the business of our franchisor subsidiary. A number of states include, within the scope of their petroleum franchising statutes, prohibitions against price discrimination and other allegedly anticompetitive conduct. These provisions supplement applicable federal and state antitrust laws. Federal Trade Commission regulations require that we make extensive disclosure to prospective franchisees. We believe that we are in compliance with all franchise laws applicable to our business.

Competition

        The travel center and truck stop industry is fragmented and highly competitive. We believe that there are in excess of 3,000 travel center and truck stops located on or near highways nationwide.

        Fuel and non-fuel products and services can be obtained by long haul truck drivers from a variety of sources, including regional full service travel center and pumper only truck stop chains, independently owned and operated truck stops and some large service stations. In addition, some trucking companies operate their own terminals to provide fuel and services to their own trucking fleets.

        There are generally two types of fueling stations designed to serve the trucking industry:

  •
  full service travel centers, such as those in our network, which offer a broad range of products and services to long haul trucking fleets and their drivers, independent truck drivers and motorists, including: diesel fuel and gasoline; full service restaurants; QSRs; truck repair and maintenance; travel and convenience stores; parking areas; and various driver amenities; and

  •
  so called "pumper only" truck stops, which provide diesel fuel, typically at discounted prices, with limited additional services.

        A pumper only chain may include a majority of travel centers which typically contain no, or only one or two QSRs, limited store facilities and no truck repair and maintenance facilities.

        We believe that we experience substantial competition from pumper only truck stop chains and that this competition is based principally on diesel fuel prices.

        We also experience substantial competition from regional and super-regional full service travel center networks, which is based principally on diesel fuel prices and non-fuel product and service offerings.

        Our truck repair and maintenance facilities compete with regional full service travel center and truck stop chains, full service independently owned and operated truck stops, fleet maintenance terminals, independent garages, truck dealerships, truck quick lube facilities and other parts and service centers.

        We also compete with other full service restaurants, QSRs, mass merchandisers, electronics stores, drugstores and travel and convenience stores.

        Many truck fleets own their own fuel, repair and maintenance facilities. Although we believe the long term trend has been toward a reduction in these facilities in favor of obtaining fuel, repair and maintenance services from third parties like us, during the last few years of historically volatile fuel prices, this long term trend appears to have slowed.

        An additional source of competition in the future could result from commercialization of state owned interstate highway rest areas. Some state governments have historically requested that the federal government allow these rest areas to offer fuel and non-fuel products and services similar to that of a travel center. If commercialized, these rest areas may materially increase the number of locations competing with us.

        We believe we will be able to compete successfully for the following reasons:

  •
  By offering consistent products and services in our nationwide locations we are able to attract fleet and independent professional truck drivers as well as motorists.

  •
  Our existing management team has substantial experience in operating our business. Personnel to be provided to us by Reit Management have substantial experience in public company operation and finance and our management and shared services agreement with Reit

    Management may provide us with additional experience and knowledge in real estate acquisitions, maintenance and development.

  •
  Our continuing relationship with Hospitality Trust may provide us opportunities to expand our business by acquiring new leaseholds for travel centers from Hospitality Trust and by providing a source of financing for improvement to our existing centers and for development of new travel centers.

        Although we believe our management team is highly talented, the members of our team do not have extensive experience working together. We expect we may expand our business with Hospitality Trust; however, Hospitality Trust is not obligated to provide us with opportunities to lease additional properties, and we may not be able to find other sources of capital sufficient to maintain and grow our travel center business. Also, some of our competitors have substantially more resources than we do; and some of our competitors have vertically integrated fuel businesses which may provide them competitive advantages. For all of these reasons and others, we can provide no assurance that we will be able to compete successfully.

Environmental Matters

        Our operations and properties are extensively regulated by environmental laws under which we may be required to investigate and clean up hazardous substances, including petroleum products, released at a property, and may be held liable to a governmental entity or to third parties for property damage and personal injuries and for investigation and clean up costs incurred in connection with any contamination. These laws:

  •
  govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of hazardous substances; and

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  impose liability for the costs of cleaning up properties affected by, and for damages resulting from, disposal or other releases of hazardous substances.

        We use underground storage tanks and above ground storage tanks to store petroleum products and waste at our travel centers. We must comply with environmental laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting and financial assurance for corrective action in case of a release. At some locations, we must also comply with environmental laws relating to vapor recovery and discharges to water.

        From time to time our predecessor received notices of alleged violations of environmental laws or otherwise became aware of the need to undertake corrective actions to comply with environmental laws at its travel centers and regularly conducted investigatory and remedial actions with respect to releases of hazardous substances at the travel centers we will operate. We will be responsible for these matters after the spin off. In some cases we may receive contributions to partially offset our environmental costs from insurers, from state funds established for environmental clean up associated with the sale of petroleum products or from indemnitors who agreed to fund certain environmental related costs at travel centers purchased from such indemnitors.

        In 2006 our predecessor commissioned a third party review of currently known environmental liabilities to confirm its estimates of the likely amounts of remediation costs at currently active sites and what our predecessor believed will be its share of those costs. As of September 30, 2006, our predecessor had a reserve of $11.8 million for unindemnified environmental matters for which we will be responsible, a receivable for estimated insurance recoveries of these estimated future expenditures of $4.9 million and $4.4 million of cash in an escrow account to fund certain of these estimated expenditures, leaving an estimated net amount of $2.5 million to be funded by us in the future. While we cannot precisely estimate the ultimate costs we will incur in connection with currently known or future potential environmental related violations, corrective actions, investigation and remediation, based on our current knowledge we do not expect that the costs to be incurred at our travel centers, individually or in the aggregate, will be material to our financial condition, results of operations or cash flow. However, we cannot be certain that we know of all existing contamination present in our travel center network, or that material liability will not be imposed on us in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, which could have a material adverse effect on us.

        We expect to continue our predecessor's program and personnel dedicated to monitoring our exposure to environmental liabilities. Also, we will succeed to insurance of up to $35 million for unanticipated costs regarding certain known environmental liabilities and of up to $40 million regarding certain unknown or future environmental liabilities subject to certain limitations and deductibles. However, we can provide no assurance that:

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  we or a prior owner, operator or occupant of our travel centers did not create a material environmental condition not known to us at this time;

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  future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of additional environmental liability upon us; or

  •
  we will be able to maintain similar environmental insurance coverage in the future under acceptable terms.

        Under our lease, we have agreed to indemnify Hospitality Trust for any environmental liabilities related to travel centers which we lease and which arise during the term of the lease.

Employees

        As of September 30, 2006, our predecessor employed approximately 11,900 people on a full time or part time basis. Of this total, approximately 11,450 were employed at travel centers we will operate, 400 performed managerial, operational or support services at TravelCenters of America, Inc.'s headquarters or elsewhere and 50 employees staffed the distribution center. Only 19 of the employees at two travel centers are covered by collective bargaining agreements. We believe that our predecessor's relations with its employees has been satisfactory and that we will be able to maintain such satisfactory relations.

Other Properties

        Our principal executive offices are leased and are located at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5639. Our distribution center is leased and is located at 1450 Gould Boulevard, LaVergne, Tennessee 37086-3535.

        Our predecessor's network currently consists of 163 travel centers. Our predecessor operates 140 of these travel centers and our predecessor's franchisees operate 23 of these travel centers. Our predecessor is constructing two travel centers that are expected to be completed in 2007. Our predecessor has a parcel of land under agreement for acquisition on which we may decide to build an additional facility. Also, we expect to own one site that is closed and held for sale. We can provide no assurance that we will successfully complete the construction, acquisition or sale, as applicable, of any of these travel centers.

Legal Proceedings

        On February 27, 2006, Flying J, Inc. and certain of its affiliates filed a lawsuit against a subsidiary of our predecessor and Pilot Travel Centers, LLC and certain of its affiliates in the U.S. District Court for the District of Utah. Flying J and Pilot are competitors of ours. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that our predecessor's subsidiary and Pilot have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. Flying J is seeking, among other things, an injunction requiring our predecessor's subsidiary and Pilot to accept the Flying J fuel card and damages. We believe that there are substantial factual and legal defenses to Flying J's claims. This case is at an early stage and we cannot estimate our ultimate exposure to loss or liability, if any, related to this litigation.

        On December 7, 2005, the Internal Revenue Service, or IRS, seized approximately $5,325,000 from our predecessor's bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of our predecessor in space leased from our predecessor at three of our predecessor's travel centers in Maryland. The game vendor indemnified our predecessor as to the legality of the games at the time it leased the space to the vendor. A civil complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and our predecessor filed a statement of interest in the seized funds and an answer denying liability. Due to their loss of control over these funds, our predecessor expensed as an operating expense in December 2005 the full amount seized. In December 2006, our predecessor executed a settlement agreement with the IRS under which $1,262,000 of the seized funds will be returned to it and it forfeited all interest in the remaining seized funds without an admission of liability. The funds that will be returned will be recorded as income in a period subsequent to September 30, 2006. Our predecessor currently intends to pursue its rights under the indemnification from the game vendor, but it is uncertain whether our predecessor will be able to recover all or a portion of our predecessor's losses from the game vendor; accordingly, a receivable for any indemnification proceeds has not been recognized.

        On November 3, 2006, Great American Insurance Company of New York and Novartis Pharmaceuticals Corporation ("Novartis") filed a complaint against TA Operating Corporation, TravelCenters of America, Inc., Travel Centers Properties, LP and third party Prime, Inc. in connection with the alleged theft of a tractor trailer operated by Prime which contained certain of Novartis' pharmaceutical products. The alleged theft occurred at our predecessor's Bloomsbury, New Jersey travel center. Novartis seeks damages up to or exceeding $30,000,000 together with interests and costs, attorneys' fees and disbursements. On January 5, 2007, TravelCenters of America, Inc. answered Novartis's complaint and asserted a cross claim for contribution and indemnification against Prime. Our predecessor believes that there are substantial defenses to these claims and that this matter will be covered by one or more of its existing insurance policies.

        On or about December 13, 2006, a class action lawsuit was filed against TravelCenters of America, Inc. and numerous other defendants in the United States District Court for the Northern District of California. The class action plaintiffs brought this complaint "on behalf of persons who purchased motor fuel in the states of California, Arizona, Texas, Florida, North Carolina, New Jersey and Virginia when the motor fuel at the time of sale to plaintiffs or class members was greater than 60 degrees Fahrenheit." The complaint alleges that "the defendants delivered a smaller quantity of motor fuel to plaintiffs or class members than the amount for which defendants charged them because the defendants measured the amount of motor fuel they delivered in non-standard "gallons" which contained variable quantities of motor fuel depending on the temperature of the motor fuel." The complaint alleges that the amount in controversy exceeds the sum or value of $5 million exclusive of interest and costs. The complaint seeks, among other relief, an order requiring the defendants to install temperature correcting equipment on their retail motor fuel dispensing devices and to post conspicuous notice of the temperature at which their fuel is being sold, and an award of monetary damages and reasonable attorneys fees. We believe that there are substantial factual and legal defenses to this complaint. This case is at an early stage and we cannot estimate our ultimate exposure to loss or liability, if any, related to this litigation.

        Our predecessor has been, and we expect to be, involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Except for the litigation described above, we believe that our predecessor and we are not now involved in any litigation which, individually or in the aggregate, could have a material adverse affect on our business, financial condition, results of operations or cash flows.

Intellectual Property

        Neither we nor our predecessor own any patents. We will have the right to use the name "TravelCenters of America" and other trademarks used by our predecessor which will be owned by Hospitality Trust, generally during the term of our lease with Hospitality Trust. We also license certain trademarks used in the operation of our QSRs, and licensed to us generally for periods of five to 20 years. We believe that these trademarks are important to our business, but, without exception, could be replaced with alternative marks without significant disruption in our business.

SELECTED HISTORICAL FINANCIAL INFORMATION

        Since our formation on October 10, 2006 and until the completion of the spin off, we have had and expect to have no operations, revenues, expenses, liabilities or assets except the nominal initial capitalization provided by Hospitality Trust.

        TravelCenters of America, Inc. is considered to be our predecessor under applicable rules and regulations of the SEC. The Hospitality Trust acquisition, related restructuring and the spin off will cause our future assets, liabilities, financial position, results of operations and cash flows to be materially different than those of our predecessor. The most significant of these differences include the facts that TravelCenters of America, Inc.:

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  has substantial indebtedness;

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  owns a substantial amount of real property; and

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  operates as a private company;

whereas we expect:

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  to have no funded debt immediately after the spin off;

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  to lease most of our travel centers from Hospitality Trust after the spin off; and

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  to operate as a publicly traded company subject to SEC regulation.

        Among other things, these differences will cause us to incur substantial expenses which were not incurred by our predecessor, for example, rent payments to Hospitality Trust and costs associated with operating as a public company. For all of these reasons, the historical financial information of our predecessor is not indicative of our future financial position, results of operations or cash flows.

        The following table presents selected historical financial information of our predecessor for each of the last five fiscal years and the nine month periods ended September 30, 2005 and 2006. The information set forth below with respect to fiscal years 2003, 2004 and 2005 was derived from, and should be read in conjunction with, the audited consolidated financial statements of our predecessor included elsewhere in this prospectus. The information set forth below with respect to the fiscal years 2002 and 2001 was derived from audited consolidated financial statements of our predecessor that are not included in this prospectus. The historical unaudited consolidated financial information for the nine months ended September 30, 2005, and 2006 was derived from, and should be read in conjunction with, the unaudited consolidated financial statements of our predecessor included elsewhere in this prospectus. The unaudited consolidated financial information reflects, in our predecessor's opinion, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and results of operations of our predecessor for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full years of which they are parts. The following information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Historical Results of Operations—Our Predecessor" and our pro forma financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor—TravelCenters of America, Inc.
	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002(1)	2003	2004(2)(3)	2005(3)(4)	2005(3)(4)	2006(3)
	(dollars in thousands)
Income statement data:
Revenues	$1,934,612	$1,870,870	$2,176,230	$2,677,864	$4,075,569	$2,929,975	$3,678,468
Income (loss) from continuing operations	(10,054)	1,271	9,144	14,862	(2,095)	388	25,105
Income (loss) from continuing operations per share:
Basic	(1.45)	0.18	1.32	2.14	(0.30)	0.06	3.62
Diluted	(1.45)	0.18	1.26	2.04	(0.30)	0.05	3.32
Balance sheet data, end of period:
Total assets	679,940	660,767	650,567	897,729	939,704	953,282	1,003,707
Long term obligations	547,534	523,934	502,033	682,892	675,638	680,328	670,464

(1)
Beginning in 2002, as a result of adopting a new accounting pronouncement, our predecessor ceased amortization of its goodwill and trademark intangible assets.

(2)
Includes the operating results of 11 travel centers our predecessor acquired on December 1, 2004, beginning on the acquisition date, as well as the acquisition of the improvements at eight sites our predecessor had been leasing until the lease was terminated in December 2004.

(3)
Our predecessor's results for the years ended December 31, 2004 and 2005 and for the nine month periods ended September 30, 2005 and 2006 included pre-tax charges for compensation expense related to stock options of $65, $8,921, $53 and $11,946, respectively.

(4)
Our predecessor's results for the year ended December 31, 2005, and the nine months ended September 30, 2005, included pre-tax charges of $39,566 and $39,375, respectively, for debt extinguishment and refinancing expenses incurred in connection with a refinancing of debt in June 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

        We were formed in October 2006 as a Delaware limited liability company. We were formed as a 100% owned subsidiary of Hospitality Trust to succeed to the operating business of TravelCenters of America, Inc. which we refer to as our predecessor and which Hospitality Trust has agreed to acquire. We have operated as a shell company subsidiary of Hospitality Trust since our formation. As a result, our brief history is not comparable to operations which we expect to conduct.

        Because of the expected restructuring and spin off, the historical financial information of our predecessor is not indicative of our future financial position, results of operations or cash flows. You should read the following discussion in conjunction with our historical and pro forma financial statements and the financial statements of our predecessor included elsewhere in this prospectus.

        Our revenues and income are subject to potentially material changes as a result of the market prices of diesel fuel and gasoline, as well as the availability of these products. These factors are subject to the worldwide crude oil supply chain, which historically has incurred shocks as a result of, among other things, severe weather, political crises, wars and other military actions and variations in demand, which are often the result of changes in the macroeconomic environment. Over the past few years we have experienced a significant increase in the cost of diesel fuel and gasoline as crude oil demand increased during the economic recovery in the United States and events such as Hurricane Katrina affected the supply system. These significant increases in our costs for these products can largely be passed on to our customers, but the volatility in the crude oil and refined products markets can result in shorter term negative effects on our profitability. We expect that the crude oil and refined product markets will continue to be volatile and that prices for these products will remain at these historically high levels for the foreseeable future. We do not expect that this price volatility will have a significant effect on our results in the foreseeable future. Likewise, while we at times experience short term product availability issues in limited areas of the country, we do not expect a material effect on our results of operations from these supply disruptions.

Historical Results of Operations for Our Predecessor

Same Site Results Comparisons

        As part of the discussion and analysis of our predecessor's operating results we refer to increases and decreases in results on a same site basis. For purposes of these comparisons, a travel center is included in same site comparisons only for the period for which it was open for business under the same method of operation (company operated, franchisee leased and operated or franchisee owned and operated) in both years being compared. Travel centers are not excluded from the same site comparisons as a result of expansions in their square footage or in the services offered.

Relevance of Fuel Revenues

        Due to market pricing of commodity fuel products and the pricing arrangements with fuel customers, fuel revenue is not a reliable metric for analyzing our predecessor's results from period to period. As a result solely of changes in crude oil and refined products market prices, our predecessor's fuel revenue may increase or decrease significantly, in both absolute amounts and on a percentage basis, without a comparable change in fuel sales volumes or in gross profit per gallon. We consider fuel volumes to be a better measure of comparative performance than fuel revenues.

Nine Months ended September 30, 2006, Compared to Nine Months ended September 30, 2005

        Revenues.    Our predecessor's revenues for the nine month period ended September 30, 2006, were $3,678.5 million, which represents an increase from the nine month period ended September 30, 2005, of $748.5 million, or 25.5%, that was primarily attributable to an increase in fuel revenue.

        Fuel revenue for the nine month period ended September 30, 2006, increased by $715.3 million, or 31.2%, as compared to the same period in 2005. The increase was principally the result of increased average selling prices for both diesel fuel and gasoline, but also resulted from increases in sales volumes for both diesel fuel and gasoline. Average diesel fuel and gasoline sales prices for the nine months ended September 30, 2006, increased by 24.6% and 23.7%, respectively, as compared to the same period in 2005, reflecting increases in commodity prices that were attributable to higher crude oil costs, due to increased worldwide demand and political unrest in oil producing regions of the world.

Diesel fuel and gasoline sales volumes for the nine months ended September 30, 2006, increased 5.4% and 4.7%, respectively, as compared to the same period in 2005. For the nine months ended September 30, 2006, our predecessor sold 1,234.8 million gallons of diesel fuel and 154.7 million gallons of gasoline, as compared to 1,171.0 million gallons of diesel fuel and 147.8 million gallons of gasoline for the nine months ended September 30, 2005. The diesel fuel sales volume increase of 63.7 million gallons resulted from a 9.2% increase in same site diesel fuel sales volumes and a net increase in sales volumes at company operated sites our predecessor added to or eliminated from its network during 2005 and 2006, somewhat offset by a 31.7 million gallon, or 35.7% decrease in wholesale diesel fuel sales volumes. The gasoline sales volume increase was primarily attributable to a 3.3% increase in same site gasoline sales volumes and a net increase in sales volumes at company operated travel centers our predecessor added to or eliminated from its network during 2005 and 2006, somewhat offset by a 3.3 million gallon, or 98.5% decrease in wholesale gasoline sales volumes that resulted from our predecessor's decision to be less active in wholesale gasoline sales. Our predecessor believes the same site fuel sales volume increase resulted from its competitive pricing strategies as well as its strong nonfuel products and services offerings. Our predecessor believes the decreases in wholesale sales volumes for both diesel and gasoline resulted from the sharp volatility in commodity prices during 2006 and the high level of commodity prices. Fuel revenues were 81.8% of our predecessor's total revenues for the nine month period ended September 30, 2006, as compared to 78.3% for the same period in 2005, principally as a result of higher fuel prices.

        Non-fuel revenues for the nine month period ended September 30, 2006, of $660.7 million included an increase of $33.1 million, or 5.3%, as compared to the same period in 2005. The increase was the result of a 4.6% increase in same site non-fuel revenues and the increased sales at company operated travel centers added to our predecessor's network in 2005 and 2006. Our predecessor believes the same site increase reflected increased customer traffic resulting, in part, from the capital improvements that our predecessor made to its travel centers, from a slightly expanded freight market and also from its fuel marketing strategy. Non-fuel revenues were 18.0% of our predecessor's total revenues for the nine month period ended September 30, 2006, as compared to 21.4% for the same period in 2005, principally as a result of higher fuel prices.

        Rent and royalty revenues for the nine month period ended September 30, 2006, were flat compared to the same period in 2005. This was attributable to the offsetting effects of rent and royalty revenue lost as a result of the conversions of two leased sites to company operated sites during 2005, the initial and continuing franchise fees related to three franchisee owned and operated sites added to the network in 2005 and 2006, and increases in both rent and royalty revenues on a same site basis. Royalty revenue increased 3.1% on a same site basis and there was a 3.7% increase in same site rent revenue.

        Cost of goods sold (excluding depreciation).    Our cost of goods sold for the nine month period ended September 30, 2006, was $3,174.2 million, an increase of $708.4 million, or 28.7%, as compared to the same period in 2005 that was primarily attributable to an increase in fuel cost.

        Fuel cost for the nine month period ended September 30, 2006, increased by $692.8 million, or 31.4%, as compared to the same period in 2005. The increase was attributable principally to increased market prices for our predecessor's purchases of diesel fuel and gasoline, but also resulted from the increases in sales volumes for both diesel fuel and gasoline as described above. Average diesel fuel and gasoline purchase prices for the nine months ended September 30, 2006, increased by 24.7% and 24.9%, respectively, as compared to the same period in 2005, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand and political unrest in oil producing regions of the world.

        Non-fuel cost of goods sold for the nine month period ended September 30, 2006, of $275.1 million included an increase of $15.6 million, or 6.0%, as compared to the same period in 2005. This increase was primarily attributable to the increased level of non-fuel sales described above.

        Operating and selling, general and administrative expenses.    Our predecessor's operating expenses included the direct expenses of company operated sites and the ownership costs of leased sites, and its selling, general and administrative expenses included corporate overhead and administrative costs. Our predecessor's operating expenses increased by $16.6 million, or 5.4%, to $325.1 million for the nine month period ended September 30, 2006, compared to $308.4 million for the same period in 2005. This increase resulted from a $19.7 million, or 6.5% increase on a same site basis and a net increase resulting from company operated travel centers added to or eliminated from our predecessor's network during 2005 and 2006. The same site increase was primarily related to the increased costs necessary to support the increased level of non-fuel sales and also reflected higher credit card transaction fees associated with increases in fuel and non-fuel revenues and an increase in energy costs. On a same site basis, operating expenses as a percentage of non-fuel revenues for the nine months ended September 30, 2006 were 49.7%, compared to 48.8% for the same period in 2005, reflecting increased credit card transaction fees and utility costs. This increase was somewhat offset by a $4.4 million net reduction of operating expense recognized in June 2006 upon the settlement of certain claims as described below under the heading "Other income (expenses), net."

        Our predecessor's selling, general and administrative expenses for the nine month period ended September 30, 2006, were $48.5 million, representing a $15.8 million, or 48.4% increase from the same period in 2005 that was primarily attributable to share based compensation expense. Share based compensation expense for the nine months ended September 30, 2006, increased by $11.9 million over the same period of 2005. The remaining $3.9 million increase was primarily related to personnel cost increases. The increased level of share based compensation expense in 2006 as compared to 2005 resulted from the increase in the number of vested performance stock options in the 2006 period as compared to the 2005 period, as well as an increase in the estimated value of those options.

        Depreciation and amortization expense.    Depreciation and amortization expense for the nine month period ended September 30, 2006, was $52.1 million, as compared to $46.1 million for the same period in 2005, an increase of $6.0 million, or 13.1%. This increase resulted from our predecessor's investments in additional depreciable assets in 2006 and 2005.

        Merger and refinancing expenses.    During the nine months ended September 30, 2006, our predecessor recognized a charge of $4.8 million related to expenses incurred in marketing itself for sale, primarily costs related to debt financings that will not be pursued further.

        Gain on asset sales.    For the nine month period ended September 30, 2006, the gain on asset sales of $0.6 million primarily was generated from the sale of excess land, while the gain on asset sales of $0.2 million for the nine month period ended September 30, 2005 primarily was generated from the sale of one company operated travel center.

        Income from operations.    Our predecessor generated income from operations of $74.3 million for the nine month period ended September 30, 2006, compared to income from operations of $77.2 million for the same period in 2005. This decrease of $2.9 million, or 3.8%, as compared to the 2005 period was primarily the result of the $11.9 million increase in share based compensation expense in the 2006 period. The effect of increased share based compensation expense was somewhat offset by the $4.4 million expense reduction related to claims settlements and the increased gross profit that resulted from increased fuel and non-fuel sales volumes and fuel margins per gallon.

        Other income (expense), net.    In 2006 our predecessor reached settlements of two claims made in connection with transactions that occurred in 2000. Our predecessor incurred $1.2 million of expenses in the 2006 period prior to the settlement in pursuit of these claims. As a result of the settlements, which totalled $6.9 million, our predecessor recognized $5.6 million as a reduction of operating expenses because it represented the recovery of related expenses that had been incurred in 2006 and prior years. The remaining $1.3 million of the settlement amounts represented a gain on claim settlements and was recognized in non-operating income. During the nine months ended September 30, 2005, our predecessor incurred $39.4 million of expenses in connection with a refinancing and recognized a gain on sale of investment of $2.0 million in 2005. This gain was related to the 2004 sale of an equity investment and was recognized in 2005 when the last portion of sales proceeds was released from escrow as a result of the resolution of certain contingencies.

        Interest and other financial costs, net.    Interest and other financial costs, net, for the nine month period ended September 30, 2006, of $35.0 million decreased by $2.7 million, or 7.2%, compared to the same period in 2005. This decrease resulted from a reduction in our predecessor's weighted average effective borrowing rates as a result of its June 2005 refinancing.

        Income taxes.    Our predecessor's effective income tax rate for the nine month period ended September 30, 2005, was not meaningful, primarily due to the effect of expenses related to the 2005 refinancing transactions. Our predecessor's effective income tax rate for the nine month period ended September 30, 2006, was 38.1% and, excluding the impact of the expenses related to the refinancing transactions, would have been 39.1% for the same period in 2005. These rates differed from the federal statutory rate due primarily to state income taxes partially offset by the benefit of certain tax credits. The difference in these effective tax rates between the 2006 period and the 2005 period was primarily the result of changes in effective state tax rates.

Year ended December 31, 2005 Compared to Year ended December 31, 2004

        Revenues.    Our predecessor's revenues for 2005 were $4,075.3 million, which represented an increase from 2004 of $1,397.4 million, or 52.2%, that was the result of increases in both fuel revenue and non-fuel revenues. The fuel and non-fuel revenue increases are in part the result of the addition of eleven travel centers acquired in December 2004 and in part the result of factors described below.

        Fuel revenue for 2005 increased by $1,272.6 million, or 65.0%, as compared to 2004. The increase was principally from increased average selling prices for both diesel fuel and gasoline. These prices increased by 43.7% and 28.2%, respectively, as compared to 2004, reflecting increases in commodity prices resulting from higher crude oil costs due to increased worldwide demand, refinery outages and other refined petroleum product supply disruptions, including the effects of Hurricanes Katrina and Rita in late 2005. Diesel fuel and gasoline sales volumes for 2005 increased 17.7% and 7.1%, respectively, as compared to 2004. In 2005, our predecessor sold 1,575.5 million gallons of diesel fuel and 195.9 million gallons of gasoline, as compared to 1,338.0 million gallons of diesel fuel and 182.9 million gallons of gasoline sold in 2004. The diesel fuel sales volume increase of 237.4 million gallons primarily resulted from a 115.4 million gallon net increase in sales volume at travel centers that our predecessor added to or eliminated from its network during 2004 and 2005, and a 9.3% increase in same site diesel fuel sales volumes. Our predecessor also increased sales volume of wholesale diesel fuel in 2005 by 18.8 million gallons, or 20.6%, over the 2004 level. The gasoline sales volume increase of 13.0 million gallons, or 7.1%, was primarily attributable to a 14.8 million gallon net increase in sales volumes at company operated travel centers our predecessor added to or eliminated from its network during 2004 and 2005, and a 0.2% increase in same site gasoline sales volumes, partially offset by a 2.4 million gallon decrease in wholesale gasoline sales volumes. Our predecessor believes the same site diesel fuel sales volume increase resulted from an expanded freight market in 2005 and our predecessor's competitive fuel marketing strategies, somewhat offset by an increase in the level of freight carried by train instead of truck and an increase in trucking fleets' self fueling at their own terminals due to wide fluctuations in, and high levels of, diesel prices in 2005. Our predecessor believes the same site increase in gasoline sales volume resulted primarily from increased motorist visits to our travel centers as a result of our predecessor's more aggressive retail gasoline pricing program as well as site improvements made as part of our predecessor's capital investment program, partially offset by the negative effects on motorist purchases of the high prices and the supply disruptions caused by Hurricanes Katrina and Rita in late 2005. Our predecessor believes the decreases in wholesale sales volumes for both diesel and gasoline resulted from the volatility in commodity prices during 2005, coupled with the high level of commodity prices and our predecessor's decision to be less active in wholesale gasoline sales. Fuel revenues were 79.3% of our predecessor's total revenues for 2005 as compared to 73.2% for 2004, principally as a result of higher fuel prices.

        Non-fuel revenues for 2005 of $833.5 million reflected an increase of $125.5 million, or 17.7%, as compared to 2004. The increase was primarily attributable to the $73.3 million net increase in sales at the company operated travel centers our predecessor added to or eliminated from its network during 2004 and 2005 and also was attributable to a 7.3% increase in same site non-fuel revenues. Our predecessor believes the same site increases reflected increased customer traffic resulting, in part, from the capital improvements that our predecessor made to upgrade its travel centers, from an expanded freight market and from our predecessor's competitive fuel marketing strategies. Non-fuel revenues were 20.5% of our predecessor's total revenues for 2005 as compared to 26.4% for 2004, principally as a result of higher fuel prices.

        Rent and royalty revenues for 2005 decreased $0.7 million, or 6.8%, as compared to 2004, attributable to the rent and royalty revenue lost as a result of the conversions of four leased travel centers to company operated travel centers during 2004 and 2005. This decrease was partially offset by a 5.3% increase in same site royalty revenue and a 3.6% increase in same site rent revenue.

        Cost of goods sold (excluding depreciation).    Our cost of goods sold for 2005 were $3,450.8 million, which represents an increase from 2004 of $1,303.8 million, or 60.7%, that was primarily attributable to an increase in fuel cost.

        Fuel cost for 2005 increased by $1,245.4 million, or 67.1%, as compared to 2004. The increase was attributable principally to increased market prices for our predecessor's purchases of diesel fuel and gasoline, but also resulted from the increases in sales volumes for both diesel fuel and gasoline that were described above. Average diesel fuel and gasoline purchase prices for 2005 increased by 45.6% and 29.3%, respectively, as compared to 2004, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand and political unrest in oil producing regions of the world.

        Non-fuel cost of goods sold for 2005 of $348.3 million included an increase of $58.4 million, or 20.1%, as compared to 2004. This increase is primarily attributable to the increased level of non-fuel sales described above.

        Operating and selling, general and administrative expenses.    Our predecessor's operating expenses included the direct expenses of company operated sites and the ownership costs of leased sites, and its selling, general and administrative expenses included corporate overhead and administrative costs. Our predecessor's operating expenses increased by $58.2 million, or 16.1%, to $420.4 million for 2005 compared to $362.2 million for 2004. This increase was primarily attributable to a net increase resulting from travel centers that our predecessor added to or eliminated from its network during 2004 and 2005, and a 4.0% increase on a same site basis. The increase was also due in part to a $5.3 million charge our predecessor recorded in 2005 in connection with a seizure of funds by the government in a legal dispute concerning revenues we received from a vendor of ours operating certain video games alleged by the government to be illegal gambling devices.

        Our predecessor's selling, general and administrative expenses for 2005 were $53.1 million, which reflected a $9.9 million, or 22.9%, increase from 2004 that was primarily attributable to stock compensation costs. Stock compensation expense for 2005 was $8.9 million, primarily related to the vesting of performance stock options. Stock compensation expense for 2004 was $0.1 million. The remaining $1.0 million increase was primarily due to increased personnel costs, partially resulting from the addition of sites in late 2004.

        Depreciation and amortization expense.    Depreciation and amortization expense for 2005 was $65.0 million, compared to $58.8 million for 2004, an increase of $6.2 million, or 10.6%, that was primarily due to travel centers acquired in 2004, as well as other capital additions purchased in 2004 and 2005.

        (Gain) loss on asset sales.    For 2005, gain on asset sales of $0.2 million arose primarily from the sale of a travel center and excess land, while gain on asset sales of $2.5 million for 2004 was generated primarily from the sale of two company operated travel centers, one closed travel center and our predecessor's fractional shares of three aircraft.

        Income from operations.    Our predecessor generated income from operations of $86.3 million for 2005, compared to income from operations of $69.3 million for 2004. This increase of $17.0 million, or 24.6%, as compared to 2004 was primarily attributable to the increased level of gross margin which was partially offset by the increased level of expenses, especially stock compensation expense and the write off related to funds seized by the government as described above.

        Other income (expense), net.    Until April 2004, our predecessor owned 21.5% of an equity investee and recognized $0.2 million in 2004 as its equity share of the investee's earnings. There were no such investees in 2005. Our predecessor's gain on sale of investment of $2.0 million for 2005 resulted from the 2004 sale of an equity investment. During 2004, a gain of $1.6 million was recognized when the transaction closed, and an additional gain was recognized in 2005 when the last portion of sales proceeds was released from escrow as a result of the resolution of certain contingencies. For 2005, our predecessor recognized $39.6 million of debt extinguishment and refinancing expenses in connection with refinancing transactions in that year. For 2004, our predecessor recognized $1.7 million of debt extinguishment and refinancing expenses in connection with 2004 refinancing transactions.

        Interest and other financial costs, net.    Interest and other financial costs, net, for 2005 increased by $2.5 million, or 5.3%, compared to 2004. This increase primarily resulted from the increased level of interest rates in 2005 as compared to 2004.

        Income taxes.    Our predecessor's effective income tax rate for 2005 was not meaningful, primarily due to the nondeductibility of certain expenses for tax purposes (principally those related to the $5.3 million charge related to funds seized by the government). Excluding the impact of the $5.3 million charge, our predecessor's effective income tax rate for 2005 would have been 41.7% and was 36.3% for 2004. These rates differed from the federal statutory rate due primarily to state and foreign income taxes partially offset by the benefit of certain tax credits. The difference in these effective tax rates between 2005 and 2004 was primarily the result of changes in effective state tax rates.

Year ended December 31, 2004 Compared to Year ended December 31, 2003

        Revenues.    Our predecessor's revenues for 2004 were $2,677.9 million, which represents an increase from 2003 of $501.6 million, or 23.1%, that was primarily attributable to an increase in fuel revenues but also resulted from increased non-fuel revenues.

        Fuel revenues for 2004 increased by $445.6 million, or 29.4%, as compared to 2003. The increase was attributable principally to increased average selling prices for both diesel fuel and gasoline for 2004 which increased by 31.1% and 26.4%, respectively, as compared to 2003, reflecting increases in commodity prices due to increased worldwide demand, refinery outages and other supply disruptions. These price increases were somewhat offset by decreases in diesel fuel and gasoline sales volumes which for 2004 decreased 0.2% and 4.3%, respectively, as compared to 2003. For 2004, our predecessor sold 1,338.0 million gallons of diesel fuel and 182.9 million gallons of gasoline, as compared to 1,341.1 million gallons of diesel fuel and 191.1 million gallons of gasoline for 2003. The diesel fuel sales volume decrease of 3.1 million gallons primarily resulted from a 9.9 million gallon, or 9.7%, decrease in wholesale diesel fuel sales volume that was partially offset by a 0.6% increase in same site diesel fuel sales volumes and a net increase in sales volumes at travel centers our predecessor added to or eliminated from its network during 2003 and 2004. The gasoline sales volume decrease of 8.2 million gallons was primarily attributable to a 16.9 million gallon, or 74.7%, decrease in wholesale gasoline sales volumes that was partially offset by a 2.0% increase in same site gasoline sales volumes and a net increase in gasoline volumes at company operated travel centers our predecessor added to or eliminated from its network during 2003 and 2004. Our predecessor believes the same site diesel fuel sales volume increase resulted from an expanded freight market in 2004 and our predecessor's retail diesel fuel pricing strategies, which factors were somewhat offset by an increase in the level of freight carried by train instead of truck and an increase in trucking fleets self fueling at their own terminals due to the wide fluctuations in, and high levels of, diesel prices in 2004. Our predecessor believes the same site increase in gasoline sales volume resulted primarily from increased motorist visits to our predecessor's travel centers as a result of our predecessor's competitive retail gasoline pricing strategies as well as site improvements made as part of our predecessor's capital investment program. Our predecessor believes the decreases in wholesale sales volumes for both diesel and gasoline result from the sharp volatility in commodity prices during 2004 coupled with the high level of commodity prices. Fuel revenues were 73.2% of our predecessor's total revenues for 2004 as compared to 69.5% for 2003, principally as a result of higher fuel prices.

        Non-fuel revenues for 2004 of $708.0 million reflected an increase of $58.5 million, or 9.0%, as compared to 2003. The increase was primarily attributable to a 6.0% increase in same site non-fuel revenues and also to the net increase in sales at the company operated travel centers our predecessor added to or eliminated from its network during 2003 and 2004. Our predecessor believes the same site increase reflected increased customer traffic resulting, in part, from the capital improvements that our predecessor has made, from an expanded freight market and also from our predecessor's fuel pricing strategies. Non-fuel revenues were 26.4% of our predecessor's total revenues for 2004 as compared to 29.9% for 2003, principally as a result of higher fuel prices.

        Rent and royalty revenues for 2004 declined $2.4 million, or 18.4%, compared to 2003, reflecting rents and royalties lost as a result of the conversions of eight leased travel centers to company operated travel centers during 2003 and 2004. This decrease was partially offset by a 3.5% increase in same site royalty revenue and a 3.9% increase in same site rent revenue.

        Cost of goods sold (excluding depreciation).    The cost of goods sold for 2004 were $2,147.0 million, which represents an increase from 2003 of $472.3 million, or 28.2%, that was primarily attributable to an increase in fuel cost.

        Fuel cost for 2004 increased by $448.4 million, or 31.8%, as compared to 2003. The increase was attributable to increased market prices for diesel fuel and gasoline, somewhat offset by the decreases in sales volumes for both diesel fuel and gasoline as described above. Average diesel fuel and gasoline purchase prices for 2004 increased by 33.7% and 28.2%, respectively, as compared to 2003, reflecting increases in commodity prices due to increased worldwide demand and political unrest in oil producing regions of the world.

        Non-fuel cost of goods sold for 2004 of $289.9 million included an increase of $23.8 million, or 9.0%, as compared to 2003. This increase is primarily attributable to the increased level of non-fuel sales described above.

        Operating and selling, general and administrative expenses.    Our predecessor's operating expenses included the direct expenses of company operated sites and the ownership costs of leased sites, and its selling, general and administrative expenses included corporate overhead and administrative costs. Our predecessor's operating expenses increased by $19.5 million, or 5.7%, to $361.5 million for 2004 compared to $342.0 million for 2003. This increase was primarily attributable to a net increase from travel centers our predecessor added to or eliminated from its network during 2003 and 2004 and a 3.5% increase on a same site basis.

        Our predecessor's selling, general and administrative expenses for 2004 were $43.2 million, which reflected a $2.6 million, or 6.5%, increase from 2003 that was primarily attributable to personnel costs.

        Depreciation and amortization expense.    Depreciation and amortization expense for 2004 was $58.8 million, compared to $60.4 million for 2003, a decrease of $1.6 million, or 2.7%, that was primarily due to an impairment charge of $0.9 million recognized in 2003 and a $0.5 million decrease in amortization expense that resulted from an intangible asset becoming fully amortized during 2003.

        (Gain) loss on asset sales.    For 2004, the gain on asset sales of $2.5 million was generated primarily from the sale of two travel centers, one closed travel center and our predecessor's fractional shares of three aircraft, while the gain on asset sales of $1.5 million for 2003 was generated primarily from the sale of three travel centers.

        Income from operations.    Our predecessor generated income from operations of $69.3 million for 2004, compared to income from operations of $60.0 million for 2003. This increase of $9.3 million, or 15.5%, as compared to the 2003 period was primarily attributable to the increased level of non-fuel revenues at a modestly improved gross margin, which was partially offset by the decreased level of fuel sales volumes and fuel margins per gallon.

        Other income (expense), net.    The gain on sale of investment of $1.6 million in 2004 resulted from the sale of an equity investment for cash proceeds of $9.1 million.

        Interest and other financial costs, net.    Interest and other financial costs, net, for 2004, decreased by $0.9 million, or 1.9%, compared to 2003. This decrease primarily resulted from lower interest expense related to lower average borrowings outstanding, somewhat offset by a $1.7 million expense incurred in connection with a 2004 refinancing.

        Income taxes.    Our predecessor's effective income tax rates for 2004 and 2003 were 36.3% and 34.0%, respectively. These rates differed from the federal statutory rate due primarily to state and foreign income taxes and certain nondeductible expenses, partially offset by the benefit of certain tax credits.

        Cumulative Effect of a Change in Accounting Principle.    Effective January 1, 2003, our predecessor adopted FAS 143, "Accounting for Asset Retirement Obligations" and recognized a one time cumulative charge of $0.3 million. There was no similar accounting principle change during 2004.

Critical Accounting Policies of Our Predecessor

        The preparation of our predecessor's financial statements in accordance with accounting principles generally accepted in the U.S. required our predecessor to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The critical accounting policies employed by our predecessor in the preparation of its consolidated financial statements are those which involve allowances for doubtful accounts and notes receivable, asset impairment, reserves for self insurance, environmental liabilities, income tax accounting and recognition of stock compensation expense.

        Our predecessor maintained its allowances for doubtful accounts and notes receivable based on historical payment patterns, aging of accounts receivable, periodic review of customers' financial condition, and actual write off history. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Our predecessor's accounting policies required recording impairment losses on long lived assets to reduce the carrying value of certain assets to their fair value. This could occur under our predecessor's policies in two types of cases: (1) when assets were used in operations, events and circumstances indicated that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets were less than the carrying value of those assets; and (2) when assets were to be disposed of and their carrying value exceeded the estimated fair value of the asset less the estimated cost to sell the asset. Estimated cash flows were based on historical results adjusted to reflect the best estimate of future market and operating conditions. The estimates of fair value represent the best estimate based on industry trends and reference to market rates and transactions.

        Our predecessor assessed goodwill for impairment; for these purposes, our predecessor determined that it was one reporting unit and that the estimated fair value of that reporting unit, based on a discounted cash flow analysis, exceeded its carrying value. With respect to trademark intangible assets, the estimated fair value, based on a discounted cash flow analysis, exceeded the carrying value. Our predecessor has not recognized an impairment charge with respect to any of its intangible assets. A number of assumptions and methods are used in preparing the valuations underlying these impairment tests, including estimates of future cash flows and discount rates. Applying significantly different assumptions or valuation methods could result in different results of these impairment tests. Similarly, defining the reporting unit differently could lead to a different result for goodwill. The goodwill and trademark intangible assets were assessed for impairment annually as of January 1 of each year.

        Our predecessor was partially self insured with respect to general liability, workers' compensation, auto and group health benefits claims up to certain stop loss amounts ranging from $100,000 to $500,000. Provisions established under these partial self insurance programs were made for both estimated losses on known claims and claims incurred but not reported, based on claims history. The most significant risk of this methodology is its dependence on claims history, which is not always indicative of future claims. To the extent an estimate is inaccurate, expenses and net income will be understated or overstated. Although some variation to actual results occurs, historically such variability has not been material. For the years ended December 31, 2003, 2004 and 2005, our predecessor's aggregate provisions amounted to $23.1 million, $25.3 million, and $25.8 million, respectively. For the years ended December 31, 2003, 2004 and 2005, our predecessor paid $25.9 million, $23.9 million and $25.4 million, respectively, on claims related to these partial self insurance programs. At December 31, 2004 and 2005, our predecessor's aggregated liability related to these partial self insurance programs was $11.8 million and $12.2 million, respectively, which our predecessor believed was adequate to cover both reported and incurred but not reported claims.

        Our predecessor established or adjusted environmental contingency reserves when the responsibility to remediate became probable and the amount of associated costs was reasonably determinable.

        As part of the process of preparing its consolidated financial statements, our predecessor was required to estimate income taxes in each of the jurisdictions in which it operated. The process involved estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for financial statement and tax purposes. These timing differences resulted in deferred tax assets and liabilities, which were included in our predecessor's consolidated balance sheet. Our predecessor was required to record a valuation allowance to reduce its deferred tax assets if it was not able to conclude that it was more likely than not these assets would be realized.

        Any or all of these policies, applied in the future with the benefit of additional facts or better estimates which were not known or available at the time the various required evaluations were made, could result in revisions to estimated liabilities, adjustments to reduce assets to their fair value or recognition of expenses.

        We expect that most of the policies described above will be critical accounting policies of ours.

        Our predecessor was also reliant upon other accounting policies which it considered critical, but which we believe are unlikely to have continuing importance to us, including policies regarding accounting for agreements under which certain members of our predecessor's management purchased shares of our predecessor's stock which is subject to redemption under certain conditions and for options to purchase our predecessor's stock which were granted to certain members of our predecessor's management. Each of these accounting policies was complicated by the fact that our predecessor's stock is privately held, subjecting the related accounting to subjective estimates which may not have a direct relationship to our predecessor's financial results or condition.

Change in Accounting Principle

        Effective January 1, 2006, our predecessor adopted Statement of Financial Accounting Standards (FAS) No. 123(R), "Share based Payments" (FAS 123R), which replaced FAS No. 123, "Accounting for Stock based Compensation," and superseded Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." FAS 123R requires compensation cost relating to share based payment transactions be recognized in the financial statements. Our predecessor adopted FAS 123R using the prospective approach; accordingly, prior periods were not restated. There was no effect on our predecessor's balance sheet or results of operations as a result of the adoption of FAS 123R. Prior to January 1, 2006, our predecessor measured compensation costs related to share based payments under APB 25, as permitted by FAS 123, and provided pro forma disclosure in the notes to financial statements as required by FAS 123 and FAS 148. FAS 123R does not allow the pro forma disclosure previously permitted by FAS 123.

        Under APB 25, our predecessor accounted for employee share options using the intrinsic value method of accounting. For share options that vested based on the passage of time, no share based compensation cost was reflected in our predecessor's consolidated statements of operations because for all of such options the exercise price equaled the estimated market value of the underlying share on the date of grant. For share options that vested based on attaining specified financial return performance targets, no share based compensation cost was reflected in our predecessor's consolidated statements of operations until such time as attaining of the targets was determined to be probable, which was not the case for the options granted under the 2001 stock plan until the fourth quarter of 2005. Our predecessor has not granted options since the adoption of FAS 123R, but in April 2006 modified certain outstanding options and, accordingly, began accounting for these modified options as proscribed by FAS 123R. As a result, our predecessor has recognized share based compensation expense with respect to these modified stock options in the financial statements for the nine month period ended September 30, 2006.

Recently Issued Accounting Pronouncements

        FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to its financial position, results of operations or cash flows when FIN 48 is adopted effective January 1, 2007.

        FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when FAS 157 is adopted effective January 1, 2008.

Liquidity and Capital Resources

        Our predecessor's historical cash flows are not indicative of what we anticipate our future cash flows will be. On a historical basis our predecessor's expenditures, including those for debt service, capital expenditures and working capital, were provided by its operating cash flow as supplemented from time to time by borrowings under its revolving credit facility. As a result of the restructuring and spin off, our principal liquidity requirements will be to meet our operating expenses, including rent to Hospitality Trust, our capital expenditures and our working capital requirements.

        Our sources of liquidity to meet these requirements will be our operating cash flow, our cash balance and our ability to draw improvement funding under the terms of our lease with Hospitality Trust.

        The primary risks we face with respect to our operating cash flow include decreased demand for our products and services, including that which may be caused by the volatility of prices of petroleum based products. A reduction of our revenue without an offsetting reduction in our operating expenses may cause us to use our cash at a rate which we cannot sustain for extended periods. Also, a significant increase in the prices we must pay to obtain fuel may increase our cash requirements for working capital.

        We anticipate that we will be able to fund our working capital needs and capital expenditures in the short term with funds generated by our operations and from our ability to draw improvement funding under the terms of our lease with Hospitality Trust. We also expect that funds generated by our operations and from our ability to draw improvement funding under the terms of our lease with Hospitality Trust will be sufficient to fund our longer term liquidity requirements, and that we will supplement these sources, as necessary, to fund other capital projects, including our development activities, with our cash balances.

        Over the longer term, we may seek to sell and lease back travel centers that we own, develop or acquire. Also, soon after the spin off, we expect to seek a revolving credit facility secured by some or all of our inventory and accounts receivable to supplement our sources of liquidity. Based upon current market conditions, we believe that such a credit facility may be available to us, but we have not yet engaged any bank or other party in negotiations and do not expect to do so until after the spin off.

Summary of Pro Forma Contractual Obligations and Commercial Commitments

        The following table summarizes our September 30, 2006, pro forma expected obligations to make future required payments under various agreements.

	Payments due by period
	Total	2006(1)	2007-2008	2009-2010	Thereafter
	(In Millions of Dollars)
Long term debt(2)	$—	$—	$—	$—	$—
Lease with Hospitality Trust	2,731.5	38.4	312.4	328.3	2,052.4
Other operating leases	118.2	3.4	23.4	18.5	72.9

Total contractual obligations	$2,849.7	$41.8	$335.8	$346.8	$2,125.3

(1)
October 1, 2006, through December 31, 2006.

(2)
All of our predecessor's debt will be repaid in connection with the Hospitality Trust's acquisition and our reorganization.

        Our predecessor's $21.6 million of letters of credit were its primary outstanding trade commitments as of September 30, 2006. Until we have established a credit facility as described above, we expect to secure these letters of credit with cash. Our predecessor also had as of September 30, 2006, commitments to purchase a parcel of land for $0.6 million and a commitment to purchase a travel center for $4.0 million; such travel center was purchased in November 2006.

Seasonality

        We believe our business is modestly seasonal. Our revenues during a year are often lowest in the first quarter when movement of freight by professional truck drivers and motorist travel are historically at their lowest levels. Our revenues in the fourth quarter of a year are often somewhat lower than those of the second and third quarters because, while the fourth quarter is often positively impacted by increased movement of freight in preparation for various national holidays, that positive impact is often more than offset by a reduction in freight movement caused by vacation time associated with those holidays taken by professional truck drivers.

Inflation and Deflation

        Inflation in the past several years in the U.S. has been modest. Future inflation might have both positive or negative impacts on our business. Rising price levels may allow us to increase revenues, but may also impact our operating costs. Our revenues may change by either more or less than the rate of change in our expenses. Because a large component of our expenses will consist of fixed rental obligations to Hospitality Trust, we may not be able to fully capitalize on declines in general price levels or deflation.

Quantitative and Qualitative Disclosures About Market Risk

        We have no obligations for funded debt and presently are not directly affected by changes in market interest rates. However, we may seek to obtain a line of credit secured by some or all of our receivables and inventory. We expect that such a line of credit would bear interest for funded amounts at floating rates. We may from time to time consider our exposure to interest rate risks if we have or expect to have material amounts of floating rate obligations, and we may decide to purchase interest rate caps or other hedging instruments.

        As discussed above, our predecessor has been historically exposed to market risks arising from market price changes for fuel. These risks have historically resulted from changes in available supplies of fuel. Some of these changes may arise from local conditions, such as a malfunction in a particular pipeline or at a particular terminal. However, most of these risks arise from national or international conditions, such as weather related shut downs of oil drilling or refining capacities, political instability in oil producing regions of the world or terrorism. Almost all of these risks are beyond our control.

        Historically, our predecessor has attempted to mitigate its exposure to fuel price market risks in four ways which we expect to continue. First, we expect to enter supply contracts for diesel fuel with several different suppliers for each of our travel centers; if one supplier has a local problem we may be able to obtain fuel supplies from other suppliers. Second, we expect to maintain modest fuel inventories, generally about three days of fuel sales; modest inventories may mitigate the risk that we sell fuel for less than its cost in the event of rapid price declines. Third, we expect to sell a majority of our diesel fuel at contracted prices determined as cents per gallon above a benchmark which is reflective of the market costs for fuel; by selling on such terms we may be able to maintain our margin per gallon despite changes in the price we pay for fuel. Finally, we may from time to time purchase or sell futures contracts for fuel.

Off Balance Sheet Arrangements

        As of September 30, 2006, our predecessor did not have any off balance sheet arrangements, and we have no present intention to enter any such arrangements.

MANAGEMENT

        The following table lists the names, ages and positions of the persons who will be our directors upon completion of the spin off, Mr. Hoadley, who will be our Executive Vice President and Treasurer upon completion of the spin off and our predecessor's five most highly compensated executive officers as of December 1, 2006:

Name	Age	Position
Barry M. Portnoy	61	Managing Director (term will expire in 2008)
Thomas M. O'Brien	40	Managing Director (term will expire in 2009)
Arthur G. Koumantzelis	76	Independent Director (term will expire in 2008)
Barbara D. Gilmore	56	Independent Director (term will expire in 2009)
Patrick F. Donelan	64	Independent Director (term will expire in 2010)
Timothy L. Doane	49	President and Chief Executive Officer
James W. George	55	Executive Vice President and Chief Financial Officer
John R. Hoadley	35	Executive Vice President and Treasurer
Lawrence W. Dockray	55	Executive Vice President of Operations
Peter P. Greene	42	Executive Vice President of Real Estate Acquisitions and Development
Michael J. Lombardi	55	Executive Vice President of Sales
Joseph A. Szima	54	Executive Vice President of Marketing
Ara A. Bagdasarian	51	Senior Vice President of Shop Marketing
Steven C. Lee	43	Senior Vice President and General Counsel
Andrew J. Rebholz	41	Senior Vice President and Controller

Directors

        Our board of directors will consist of five members and will be divided into three classes, with each class serving for a staggered three year term. At each annual meeting of our shareholders, a class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. There are no voting agreements or other contractual arrangements relating to the election of the members of our board.

        Our LLC agreement categorizes our board of directors into "Managing Directors" who are active in our day to day business and "Independent Directors" who are independent of our management as independence is defined in our LLC agreement and the applicable rules of the principal stock exchange on which our securities are listed. Our LLC agreement requires that a majority of our board of directors shall be independent directors.

Managing Directors

        Barry M. Portnoy has been one of the Managing Trustees or directors of Hospitality Trust, HRPT Properties Trust, or HRPT Properties, Senior Housing Properties Trust, or Senior Housing, and Five Star Quality Care, Inc., or Five Star, since each began business in 1995, 1986, 1999 and 2001, respectively. Mr. Portnoy has been a director and owner of RMR Advisors, Inc. and a trustee of each of the funds it manages since their founding beginning in 2003, including RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Asia Pacific Real Estate Fund, collectively the RMR Funds. Mr. Portnoy has been a director and owner of Reit Management since it began business in 1986. From 1978 through March 1997, Mr. Portnoy was a partner of the law firm of Sullivan & Worcester LLP, our counsel, and he was chairman of that firm from 1994 through March 1997. Mr. Portnoy is a Group I director and will serve until our 2008 annual meeting of shareholders.

        Thomas M. O'Brien has been Senior Vice President of Reit Management since 2006 and was Vice President of Reit Management prior to that time since 1996. Mr. O'Brien has been the President and a Director of RMR Advisors, Inc. and President and Chief Executive Officer of each of the RMR Funds since their founding beginning in 2003. From 2002 through 2003, Mr. O'Brien served as Executive Vice President of Hospitality Trust, where he had previously served as Treasurer and Chief Financial Officer since 1996. Prior to 1996 Mr. O'Brien was a senior manager with Arthur Andersen LLP. Mr. O'Brien is a Group II director and will serve until our 2009 annual meeting of shareholders.

Independent Directors

        Prior to the completion of our spin off, the following individuals are expected to be appointed to our board of directors as independent directors:

        Arthur G. Koumantzelis has been the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, since 1998. Mr. Koumantzelis has also been a director of Five Star since 2001 and a trustee of Hospitality Trust since 1995; prior to the completion of our spin off, Mr. Koumantzelis will resign his position as a trustee of Hospitality Trust. Mr. Koumantzelis has been a trustee of each of the funds managed by RMR Advisors, Inc. since their founding. Mr. Koumantzelis was a trustee of Senior Housing from 1999 until his resignation in October 2003. Mr. Koumantzelis has other business interests. Mr. Koumantzelis was formerly the chief financial officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Mr. Koumantzelis is a Group I director and will serve until our 2008 annual meeting of shareholders.

        Barbara D. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has been a director of Five Star since 2004. Ms. Gilmore is a Group II director and will serve until our 2009 annual meeting of shareholders.

        Patrick F. Donelan has been principally employed as a private investor since December 2003. Mr. Donelan has been a trustee of HRPT Properties since 1998. Mr. Donelan was the Non-Executive Chairman and member of the advisory board until 2003, and was Chief Executive Officer through 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, Mr. Donelan was a Managing Director at Dresdner Kleinwort Wasserstein, the U.K. based investment banking subsidiary of Dresdner Bank of Germany. Mr. Donelan is a Group III director and will serve until our 2010 annual meeting of shareholders.

Executive Officers

        We expect that John R. Hoadley and all of our predecessor's officers will be appointed as our officers upon completion of our spin off. Including our predecessor's five most highly compensated executives, these individuals are described below:

        Timothy L. Doane will be our President and Chief Executive Officer. Mr. Doane has served TravelCenters of America, Inc. as President and Chief Executive Officer since 2005, as President and Chief Operating Officer prior to that from July 2003, as Senior Vice President of Marketing prior to that from January 2001 and in various other positions prior to that since 1995. Prior to joining TravelCenters of America, Inc., Mr. Doane spent 15 years with The Standard Oil Company of Ohio, or Sohio, and BP in various positions in the U.S. and the U.K.

        James W. George will be our Executive Vice President, Chief Financial Officer and Secretary. Mr. George has served TravelCenters of America, Inc. as Executive Vice President, Chief Financial Officer and Secretary, since 2003, as Senior Vice President, Chief Financial Officer and Secretary prior to that from 1997 and in various other positions prior to 1997 since 1993. Prior to joining TravelCenters of America, Inc., Mr. George spent 14 years with Sohio and BP in various financial positions. Mr. George is a certified public accountant.

        John R. Hoadley will be our Executive Vice President, Treasurer and Assistant Secretary. Mr. Hoadley has been Senior Vice President of Reit Management since 2006 and was Vice President prior to that time since 2001. Mr. Hoadley has been Treasurer and Chief Financial Officer of Senior Housing since 2001. From 1999 to 2001, Mr. Hoadley served as the Controller of Hospitality Trust. Prior to 1998, Mr. Hoadley was a senior accountant with Arthur Andersen LLP. Mr. Hoadley is a certified public accountant.

        Lawrence W. Dockray will be our Executive Vice President of Operations. Mr. Dockray has served TravelCenters of America, Inc. in this capacity since November 2006 and as a Regional Vice President prior to that since 1993. Prior to joining TravelCenters of America, Inc. Mr. Dockray spent nine years as a district manager first with Sohio and then with BP.

        Peter P. Greene will be our Executive Vice President of Real Estate Acquisitions and Development. Mr. Greene has served TravelCenters of America, Inc. in this capacity since January 2007, as a Senior Vice President of Development and Franchising since 2003, as Vice President of Strategic Development prior to that from January 2001 and in various other positions prior to that time since 1996. Prior to 1996, he spent two years with Tosco (now ConocoPhillips) and nine years with BP in various management positions.

        Michael J. Lombardi will be our Executive Vice President of Sales. Mr. Lombardi has served TravelCenters of America, Inc. in this capacity since January 2007 and as Senior Vice President of Sales prior to that since June 2006. Prior to joining TravelCenters of America, Inc. Mr. Lombardi spent seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company; prior to that he spent thirteen years in the retail marketing division of BP.

        Joseph A. Szima will be our Executive Vice President of Marketing and Assistant Secretary. Mr. Szima has served TravelCenters of America, Inc. in this capacity since January 2007, as Senior Vice President and Assistant Secretary prior to that from March 2004, and as a Regional Vice President prior to that since 1996. Prior to joining TravelCenters of America, Inc. Mr. Szima spent ten years with BP in various management positions.

        Ara A. Bagdasarian will be our Senior Vice President of Shop Marketing. Mr. Bagdasarian has served TravelCenters of America, Inc. in this capacity since January 2007, as Vice President of Store Marketing from 2002 to 2007, as Vice President of Retail Marketing from 2001 to 2002 and in various other positions prior to that time since 1993. Prior to joining TravelCenters of America, Inc. Mr. Bagdasarian spent 15 years with Sohio and BP in various management and marketing positions.

        Steven C. Lee will be our Senior Vice President and General Counsel. Mr. Lee has served TravelCenters of America, Inc. in this capacity since September 2005, and as Vice President and General Counsel prior to that time since 1997.

        Andrew J. Rebholz will be our Senior Vice President and Controller. Mr. Rebholz has served TravelCenters of America, Inc. as Vice President and Controller since July 2002 and as Controller prior to that time since 1997. Mr. Rebholz is a certified public accountant.

        Each of our executive officers is elected by, and serves at the discretion of, the board of directors. Each of our executive officers except Mr. Hoadley will devote his full time to our affairs.

        As of the date of this prospectus, John G. Murray is our president and Mark L. Kleifges is our treasurer. Messrs. Murray and Kleifges will resign those positions upon the appointment of the officers listed above and will not be our executive officers after the spin off. Mr. Murray is president of Hospitality Trust and has been for the last five years. Mr. Kleifges is treasurer and chief financial officer of Hospitality Trust and has been since 2002. Until 2002, Mr. Kleifges was a partner with Arthur Andersen LLP for more than nine years.

Committees of the Board of Directors

        Our board of directors will establish three committees after the spin off, including an audit committee, a compensation committee and a nominating and governance committee. Each of the these committees is comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan, who are independent of us under applicable AMEX listing standards and under the proposed charter of each respective committee and, in the case of the audit committee, the independence requirements of the SEC. Copies of the proposed form of audit, compensation and nominating and governance committee charters have been filed as exhibits to the registration statement of which this prospectus is a part.

  •
  Audit Committee. The responsibilities of our audit committee will be to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function. Our board will designate one of the audit committee members as our audit committee financial expert. All members of our audit committee are "independent" as defined by the rules of the SEC and the AMEX.

  •
  Compensation Committee. Our compensation committee's responsibilities include: (1) evaluating the services provided by, and compensation paid to, individuals who serve as our executive officers and our director of internal audit; (2) evaluating compensation paid to employees;

    (3) reviewing, evaluating and approving our management and shared services agreement with Reit Management; and (4) the evaluation and administration of, and approval of grants under, our equity compensation plans, which may also be administered by our Board of Directors.

  •
  Nominating and Governance Committee. The responsibilities of our nominating and governance committee include: (1) identification of individuals qualified to become members of our board and recommending to the board the director nominees for each annual meeting of shareholders or when vacancies occur; and (2) development and recommendation to the board of a set of governance principles.

Financial Expert

        After the spin off, we expect that our board will designate Mr. Koumantzelis as the financial expert serving on our audit committee in accordance with applicable AMEX and SEC rules. We believe Mr. Koumantzelis is qualified to serve as a financial expert because of his experience as a member of the audit committees of other publicly owned companies, as the chief financial officer of a company which was required to file reports with the SEC and as a certified public accountant who was responsible for auditing companies which filed SEC reports.

Compensation of Directors

        For their services as directors, we will pay each independent director an annual fee of $25,000, plus a fee of $500 for each board and committee meeting attended to a maximum of $1,000 per day. In addition, for their services as directors, each director will receive an annual grant of 1,500 of our common shares at the first meeting of the board of directors following the spin off and following each annual meeting of shareholders commencing in 2008. Board members will not be separately compensated for serving on board committees; however, we will pay each board member serving as chairman of our audit committee, compensation committee and nominating and governance committee an additional annual fee of $7,500, $2,500 and $2,500, respectively. We will reimburse directors for reasonable out of pocket expenses incurred in attending meetings of the board of directors or board committees on which they serve. Messrs. Portnoy and O'Brien, our Managing Directors, will not receive any cash compensation for their services as directors or as members of board committees, but they will receive annual share grants and they will be reimbursed for their expenses.

Compensation Committee Interlocks and Insider Participation

        None of our compensation committee members are expected to be our employee, an employee of any of our subsidiaries or an employee of Reit Management.

        One of our managing directors, Mr. Portnoy, is an owner and director of Reit Management. Another of our managing directors, Mr. O'Brien, is an employee of Reit Management. Mr. O'Brien will be active in our day to day management. Mr. Hoadley is also an employee of Reit Management. Reit Management provides services to Hospitality Trust, HRPT Properties, Senior Housing and Five Star, and will be a party to a management and shared services agreement with us.

        Currently Mr. Portnoy and Mr. Koumantzelis are trustees of Hospitality Trust, which will become our landlord following the spin off. Upon completion of the spin off and our appointment of additional directors, no director other than Mr. Portnoy is expected to continue as a trustee of Hospitality Trust. Mr. Koumantzelis, one of our directors to be appointed prior to the spin off, will resign his position as a trustee of Hospitality Trust.

        For more information about possible relationships which might impact compensation decisions see "Certain Relationships" below.

Executive Compensation

        We are recently organized and will not pay any compensation to our executive officers or directors prior to the spin off.

        Employment Contracts.    Travel Centers of America, Inc. has employment agreements with each of Messrs. Doane, George, Szima and Lee. Pursuant to their respective employment agreements, for 2006, Mr. Doane's annual base salary is $700,000, Mr. George's annual base salary is $450,000, Mr. Szima's annual base salary is $325,000 and Mr. Lee's annual base salary is $300,000. Each of these executives is eligible to receive an annual cash bonus determined by the board of directors, or its delegate, based on individual and company performance objectives. Each of the employment agreements provides for an initial two year term with automatic one year extensions at the end of each year through age 65. Notice of non-renewal given by TravelCenters of America, Inc. before December 31 of any year will result in expiration of the employment agreement effective December 31 of the year following the year in which notice is given, provided that after a change of control, such as the Hospitality Trust acquistion, notice of non-renewal will not result in expiration of the employment agreement sooner than the December 31 following the second anniversary of the change of control. In the case of certain types of separations from the company, each employment agreement contains terms which provide for cash payments of two times the executive's then current base salary and target bonus. Each executive has agreed to refrain from competing with us during his employment and during any period during which he is receiving payments following his termination.

        After the spin off, our executive officers will be the persons named in the table above, each of whom, except Mr. Hoadley, has been an employee of TravelCenters of America, Inc. The following table sets forth the compensation earned in 2005 from TravelCenters of America, Inc. by the individual who will serve as our chief executive officer and the four other highest paid executive officers whose salary and bonus exceeded $100,000 for services rendered in all capacities to TravelCenters of America, Inc. during 2005. We use the term "named executive officers" to refer to these five people later in this prospectus. No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned in 2005 have been excluded by reason of their termination of employment or change in executive status during that year.

2006 Compensation

			Long Term Compensation Securities Underlying Options (#)
	Annual Compensation
Name and Principal Position with Our Predecessor				All Other Compensation ($)(2)
	Salary ($)	Bonus ($)(1)
Timothy L. Doane, President, Chief Executive Officer	$650,000	$700,000	—	$33,357
James W. George, Executive Vice President, Chief Financial Officer and Secretary	431,167	337,500	—	35,072
Michael H. Hinderliter, Senior Vice President Sales	321,250	211,250	—	35,999
Joseph A. Szima, Senior Vice President Marketing	306,800	243,750	—	20,775
Steven C. Lee, Senior Vice President and General Counsel	285,000	195,000	—	12,172

(1)
Represents bonus earned during 2006 that will be paid in 2007.
(2)
All other compensation includes the following:

	Matching contributions to defined contribution retirement plan	Insurance premiums paid on behalf of executive	Allowance for automobile	Allowance for club membership
Mr. Doane	$4,200	$6,860	$9,177	$13,120
Mr. George	4,200	8,895	5,842	16,135
Mr. Hinderliter	4,200	11,142	—	20,657
Mr. Szima	4,200	900	2,685	12,990
Mr. Lee	4,200	3,322	—	4,650

Executive Retention Plan

        Seventeen persons who currently work for TravelCenters of America, Inc. are expected to participate in our executive retention plan. The plan contemplates payments designed to encourage their continued employment by us after the Hospitality Trust acquisition. If all of the executives covered by that plan are employed by us as of December 31, 2007, we will make payments aggregating $2.6 million to them. If all of the executives covered by that plan are employed by us as of the two year anniversary of the date of the Hospitality Trust acquisition, we will make additional payments aggregating $5.4 million to them.

        Our named executive officers are expected to participate in the plan as follows:

	Payment for continued employment through 12/31/07	Payment for continued employment through the second anniversary of the Hospitality Trust acquisition
Mr. Doane	$350,000	$400,000
Mr. George	225,000	400,000
Mr. Hinderliter	244,000	—
Mr. Szima	162,500	500,000
Mr. Lee	150,000	200,000

Other Transaction Benefits

        Sixteen persons who currently work for TravelCenters of America, Inc. own shares of TravelCenters of America, Inc. and options to acquire such shares that were purchased by or awarded to them during their employment by TravelCenters of America, Inc. As a result of the Hospitality Trust acquisition,

TravelCenters of America, Inc. shares and share options will be redeemed for cash. As a result of the Hospitality Trust acquisition, it is expected that all TravelCenters of America, Inc. shares and share options owned by employees of TravelCenters of America, Inc. will be valued in the aggregate at $137.6 million. TravelCenters of America, Inc. has agreed to pay $5.5 million to certain of its employees who maintain their employment through the date of the closing of the Hospitality Trust acquisition. The amounts expected to be paid to our named executive officers are as follows:

	Payment for owned shares	Net cash settlement of option awards	Other cash payments	Total transaction benefits
Mr. Doane	$2,251,319	$15,030,335	$1,450,000	$18,731,654
Mr. George	2,719,522	13,774,520	1,325,000	17,819,042
Mr. Hinderliter	2,794,267	11,417,248	244,000	14,455,515
Mr. Szima	670,313	5,817,769	162,500	6,650,582
Mr. Lee	708,882	4,117,015	350,000	5,175,897

        In connection with their purchase of stock from TravelCenters of America, Inc., certain executives are obligated on notes payable to TravelCenters of America, Inc. All of these notes and related accrued interest will be repaid in cash upon the closing of the Hospitality Trust acquisition; there will be no notes or other credit extended to any of our executives after the spin off. These notes plus accrued interest for our named executive officers were as follows on December 31, 2006:

Outstanding note balance, including accrued interest
Mr. Doane	$108,186
Mr. George	108,439
Mr. Hinderliter	108,439
Mr. Szima	66,464
Mr. Lee	61,711

Our Equity Compensation Plan

        We plan to adopt the TravelCenters of America LLC 2007 Equity Compensation Plan. Under this plan, we are authorized to grant our employees, officers, directors and other individuals rendering services to us and our subsidiaries equity based awards, including common shares, restricted common shares, options to purchase our common shares and share appreciation rights. The plan will be administered by our compensation committee or by our board of directors. The plan provides that the compensation committee or the board has the authority to select the participants and determine the terms of the awards granted under the plan. The aggregate number of common shares which may be issued under the plan is 2,000,000. No awards have been made to date under the plan and none are expected to be made before the first meeting of our board of directors after June 30, 2007. If you want more information about this plan, you should review the copy of the plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Board Decisions and Certain Conflicts of Interest

        Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf, and, although we are parties to various agreements with Hospitality Properties, we are not obligated to follow the recommendations of Hospitality Properties with regard to our future business. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors.

Management and Shared Services Agreement with Reit Management

        Effective upon completion of the spin off, we will enter a management and shared services agreement with Reit Management. The following is a summary of the material provisions of the management and shared services agreement between us and Reit Management. If you want more information, you should read the entire shared services agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Services.    Reit Management will oversee and assist us with various aspects of our business, including, but not limited to, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, compliance with various laws and rules applicable to our status as a publicly owned company, capital markets and financing activities, investor relations and general oversight of all our daily business activities, including legal matters, human resources, insurance programs, management information systems and the like.

        Compensation to Reit Management.    For these services, we will pay Reit Management a fee equal to 0.6% of our fuel gross margin and 0.6% of our total non-fuel revenues. The fee will be payable monthly based upon the prior month's margin or revenues, as applicable. We will also reimburse Reit Management for its reasonable out of pocket third party expenses and for our share, if any, of internal audit costs which are provided to us and other companies by Reit Management, as may be approved by our compensation committee.

        Subordination of Reit Management Fees to Hospitality Trust Rent.    No fees will be paid to Reit Management if any rent we owe Hospitality Trust is past due. Unpaid fees will accrue, together with interest at the prime rate, and will be payable when the condition preventing their payment is no longer in effect or upon termination of, or the occurrence of certain events of default by us under, the management and shared services agreement. The fees due Reit Management are not subordinated to any of our other obligations.

        Conflicts of Interest with Hospitality Trust.    We have acknowledged that Reit Management may continue to serve as the manager for Hospitality Trust and we have agreed that, regarding issues and in circumstances where there is a conflict of interest between us and Hospitality Trust, Reit Management will serve as the manager for Hospitality Trust and will not be required to consider our interests.

        Non-Competition with Reit Management.    We will afford any publicly owned company which Reit Management manages during the term of the management and shared services agreement the opportunity to acquire or finance any real estate investments of the types in which such entity invests before we do.

        Terminations.    The initial term of the agreement expires on December 31, 2008, and it will renew automatically from year to year unless either we or Reit Management terminate it due to default, or provide written notice of termination at least 90 days prior to the termination date.

        Indemnification, Default and Damages.    We have agreed to indemnify Reit Management, its owners, directors, officers and employees for any damages, liabilities, losses or out of pocket expenses incurred by them in the course of performing services other than any such damage, liability or loss resulting from Reit Management's gross negligence or bad faith. In the event of a termination because of our default, we must pay the fees due Reit Management for the remainder of the then current term. In the event of Reit Management's default, our remedy is limited to termination of the agreement and we cannot collect damages unless Reit Management is determined to have taken action willfully and in bad faith.

SECURITY OWNERSHIP AFTER THE SPIN OFF

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding beneficial ownership of our common shares following the distribution of our common shares pursuant to the spin off by:

  •
  each person known to us to be the beneficial owner of more than 5% of Hospitality Trust common shares;

  •
  each named executive officer;

  •
  each of our current directors and those individuals we expect to serve as our directors; and

  •
  the directors and executive officers named in "Management" as a group.

        Information in the following table for beneficial owners of more than 5% of our common shares is based upon public filings as of November 30, 2006, relating to the holders of Hospitality Trust's common shares. Unless otherwise noted, each beneficial owner has sole voting and investing power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

        The following table sets forth our common share ownership following the spin off. For purposes of the following table, we have assumed: (1) a distribution ratio of one of our common shares for every ten Hospitality Trust common shares; and (2) no change in the number of shares of Hospitality Trust outstanding, or owned by any person or entity listed.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
Barclays Global Investors, NA(3)(4)	549,591.1	6.3%
Capital Research and Management(5)(6)	386,560.0	4.4%
Morgan Stanley(7)(8)	364,878.3	4.1%
Directors and Executive Officers
Timothy L. Doane	—	*
Patrick F. Donelan	—	*
James W. George	—	*
Barbara D. Gilmore	—	*
Michael H. Hinderliter	—	*
John R. Hoadley	260	*
Arthur G. Koumantzelis	561.4	*
Steven C. Lee	—	*
Thomas M. O'Brien	2,017.5	*
Barry M. Portnoy(9)	22,411.6	*
Joseph A. Szima	—	*
All directors and executive officers as a group (11 persons)	25,250.5	*

*
Less than 1%

(1)
Our LLC agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares.

(2)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(3)
This information is as of December 31, 2005, and is based solely on a Schedule 13G filed with the SEC on January 30, 2006, by Barclays Global Investors, NA and relating to beneficial and legal ownership of shares of Hospitality Trust. Based on the information provided in such Schedule 13G, the relevant members of the filing group, together with their respective addresses are: Barclays Global Investors, NA and Barclays Global Fund Advisors, each with an address of 45 Freemont Street, San Francisco, California 94105 and Barclay Global Investors, Ltd, 1 Royal Mint Court, London EC3N 4HH, England. Based solely upon the information in such Schedule 13G, if the same number of shares are owned on the record date for our spin off, these entities will have sole voting power over 373,523.8 shares, 100,403.1 shares and 31,966.5 shares, respectively, and sole dispositive power over 415,676.6 shares, 100,403.1 shares and 33,511.4 shares, respectively.

(4)
A Form 13F-NT filed on November 14, 2006, by Barclay's Global Investors NA, which we believe is the investment advisor to all of the funds referenced in footnote (3) above, claims voting responsibility as of September 30, 2006, of 4,701,247 shares of Hospitality Trust which would entitle these funds to receive 470,125 of our shares; but this filing does not provide sufficient information to allow us to calculate the actual or beneficial owner or owners of these shares as of that date.

(5)
This information is as of December 31, 2005, and is based solely on a Schedule 13G filed with the SEC on February 10, 2006, by Capital Research and Management, or Capital Research, and relating to beneficial and legal ownership of shares of Hospitality Trust; as of that date, such owner owned more than 5% of Hospitality Trust's common shares although subsequent sales of Hospitality Trust's common shares may have reduced the percentage ownership below 5%. Based on the information provided in such Schedule 13G, the address of Capital Research is 333 South Hope Street, Los Angeles, California 90071. Based solely upon the information in such Schedule 13G, following the spin off, if the same number of shares are owned on the record date for our spin off, Capital Research will have sole voting power over 49,050.0 shares and sole dispositive power over 386,560.0 shares.

(6)
A Form 13F-HR filed on November 14, 2006, by Capital Research and Management Co., which we believe is the investment advisor to all of the funds referenced in footnote (5) above, claims voting responsibility as of September 30, 2006, of 4,382,200 shares of Hospitality Trust which would entitle these funds to receive 438,220 of our shares; but this filing does not provide sufficient information to allow us to calculate the actual or beneficial owner or owners of these shares as of that date.

(7)
This information is as of December 31, 2005, and is based solely on a Schedule 13G/A filed with the SEC on February 16, 2006, by Morgan Stanley and relating to beneficial and legal ownership of shares of Hospitality Trust; as of that date, such owner owned more than 5% of Hospitality Trust's common shares although subsequent sales of Hospitality Trust's common shares may have reduced the percentage ownership below 5%. The address of Morgan Stanley is 1585 Broadway, New York City, New York 10036. Based solely upon the information in such Schedule 13G, if the same number of shares are owned on the record date for our spin off, Morgan Stanley will have sole voting and dispositive power over 364,878.3 of our shares.

(8)
A Form 13F-HR filed on November 15, 2006, by Morgan Stanley, which we believe is the investment advisor to various funds managed by Morgan Stanley, claims voting responsibility as of September 30, 2006, of 5,030,051 shares of Hospitality Trust, which would entitle these funds to receive 503,005 of our shares; but this filing does not provide sufficient information to allow us to calculate the actual or beneficial owner or owners of these shares as of that date.

(9)
Includes common shares owned by a corporation of which Mr. Portnoy is the sole stockholder.

CERTAIN RELATIONSHIPS

        Our formation was, and our continuing business operations will be, subject to possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected.

        These conflicts and their possible adverse effects upon us include the following:

  •
  Two of the persons expected to serve as our directors following the spin off were trustees of Hospitality Trust at the time we were created, and one of them will remain a managing trustee of Hospitality Trust after the spin off. Upon completion of the spin off, most of our travel centers will be leased from Hospitality Trust. We believe that our lease terms with Hospitality Trust are commercially reasonable. Nonetheless, it is possible that, if the lease were negotiated on an arm's length basis, the rent and other lease terms might be more favorable to us. We also believe that our continuing relationships with Hospitality Trust will provide us with a competitive advantage in locating business expansion opportunities. Nonetheless, we will afford Hospitality Trust and other public companies managed by Reit Management the opportunity to acquire or finance any real estate investments of the type in which they invest before we do. Also, our future business dealings with Hospitality Trust could be on terms less favorable to us than would be possible if there were no historical or continuing relationship between Hospitality Trust and us.

  •
  In addition to being active in our management activities, Messrs. Portnoy, O'Brien and Hoadley are also officers and employees of Reit Management and of other companies managed by Reit Management, and they will remain so after the spin off. At present, we expect that Messrs. O'Brien and Hoadley will devote a substantial majority of their business time to our affairs and the remainder of their business time to the business of Reit Management and its affiliates and managed companies, which is separate from us, and all of their compensation, other than awards, if any, made under our 2007 Equity Compensation Plan and awards to Mr. O'Brien for his services as one of our directors, will be paid by Reit Management and its affiliates. Similarly, Mr. Portnoy may devote substantial time to our business on a selected project basis, and all of his compensation other than his share awards as one of our directors will be paid by Reit Management. Because of these arrangements, we may have to compete with Reit Management for the time and attention of these persons.

  •
  Mr. Portnoy is an owner of Reit Management. Reit Management is the manager for Hospitality Trust and has other business interests. After the spin off, we will enter a management and shared services agreement with Reit Management under which Reit Management will provide certain services to us. Under this management and shared services agreement, we will pay Reit Management a fee equal to 0.6% of the sum of our gross fuel margin and our total non-fuel revenues. On a pro forma basis, assuming completion of the spin off, this fee would have been $4.7 million for the nine months ended September 30, 2006. We believe this fee arrangement will provide reasonable compensation to Reit Management for the services to be provided to us. The management and shared services agreement is terminable by us or Reit Management upon at least 90 days notice prior to the expiration date of the then current term. However, despite our belief and this termination provision, equivalent services might be available from parties other than Reit Management on more favorable terms to us, including for a lesser fee. Also, the fact that Reit Management has responsibilities to other entities, including our landlord, Hospitality Trust, could create conflicts; and, in the event of such conflicts between Hospitality Trust and us, the management and shared services agreement allows Reit Management to prefer its responsibilities to Hospitality Trust. See "Management—Shared Services Agreement with Reit Management".

        We are parties to a lease agreement with Hospitality Properties and a management and shared services agreement with Reit Management. We were formed for the benefit of Hospitality Trust and not for our own benefit. Our formation allows Hospitality Trust to acquire and retain ownership of 146 travel centers. Because we were formed to benefit Hospitality Trust, the lease agreement was prepared by Hospitality Properties and is not the result of an arm's length negotiation. Consequently, the lease agreement may provide more benefits to Hospitality Trust and to Reit Management than to us. The management and shared services agreement was approved by our independent directors on January [    ], 2007.

Board Decisions and Certain Conflicts of Interest

        Past and future decisions by our board regarding our future growth, operations and major corporate decisions will be subject to certain possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. Nevertheless, our board will be responsible for making decisions on our behalf, and, although we are parties to various agreements with Hospitality Properties, we are not obligated to follow the recommendations of Hospitality Properties with regard to our future business. In appropriate circumstances, we expect to submit transactions with any related party for approval or negotiation by our independent directors.

FEDERAL INCOME TAX CONSIDERATIONS

        The IRC imposes various REIT qualification tests upon Hospitality Trust discussed more fully in Hospitality Trust's filings with the SEC. For example, in order to maintain its status as a REIT for federal income tax purposes, a substantial majority of Hospitality Trust's gross income must generally be derived from real estate rents and mortgage interest; this imposes limits on Hospitality Trust's ability to own properties that it or others operate for Hospitality Trust's account. Even in circumstances where Hospitality Trust is permitted to own properties operated for its own account, the IRC encourages leasing the properties to one or more qualified tenants. A qualified tenant is a tenant in whom Hospitality Trust has at all times during the taxable year an actual or constructive ownership interest of less than 10% by vote and by value. In particular, Hospitality Trust must generally pay federal corporate income tax on its net income from operated property, whereas Hospitality Trust generally does not pay any corporate income tax on its rental income from qualified tenants that is distributed to shareholders. In these circumstances, Hospitality Trust has determined to lease to us, as a qualified tenant, the travel centers that were held by TravelCenters of America, Inc. and that Hospitality Trust will retain.

        Sullivan & Worcester LLP has rendered a legal opinion that the discussions in the following summary are accurate in all material respects and fairly summarize the federal income tax considerations of the spin off and of your ownership of our common shares, and the opinions of counsel referred to in this section represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in this section, Sullivan & Worcester LLP has given opinions to the effect that Hospitality Trust has been organized and has qualified as a REIT under the IRC, for each taxable year commencing with its taxable year ending December 31, 1995, and that its current investments and plan of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the IRC. These opinions are conditioned upon the assumption that Hospitality Trust's lease and other contracts with us, Hospitality Trust's charter and bylaws, Hospitality Trust's other agreements, our operating agreement and all other legal documents to which we or Hospitality Trust are or have been a party, have been and will be complied with by all parties to these documents, upon the accuracy and completeness of the factual matters described in this prospectus and the registration statement of which this prospectus is a part, and upon representations that we and Hospitality Trust have made as to the current expectations of the final terms of the lease and other contracts. The opinions of Sullivan & Worcester LLP are based on the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, an opinion of counsel is not binding on the IRS or the courts. The IRS or a court could, for example, take a different position, which could result in significant tax liabilities for applicable parties, from that expressed by counsel with respect to the acquisition of TravelCenters of America, Inc., the restructuring so as to divide the travel center business between us and Hospitality Trust, our spin off from Hospitality Trust, or any other matter described in this summary.

        The following summary of federal income tax considerations is based on existing law, and is limited to investors who will own our common shares, and who own Hospitality Trust shares, as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:

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  a bank, life insurance company, regulated investment company, or other financial institution;

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  a broker or dealer in securities or foreign currency;

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  a person who has a functional currency other than the U.S. dollar;

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  a person who acquires our common shares or Hospitality Trust shares in connection with his employment or other performance of services;

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  a person subject to alternative minimum tax;

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  a person who owns our common shares or Hospitality Trust shares as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction; or

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  except as specifically described in the following summary, a tax-exempt entity or a foreign person.

        The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This summary is based on applicable IRC provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could affect the accuracy of statements made in this summary. Neither we nor Hospitality Trust have sought a ruling from the IRS with respect to the restructuring and spin off, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. In addition, the following summary is not exhaustive of all possible tax consequences, and does not discuss any gift, estate, generation skipping transfer, state, local or foreign tax consequences. We encourage you to consult with a tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our common shares and Hospitality Trust shares.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. person". For purposes of this summary, a U.S. person for federal income tax purposes is:

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  a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the substantial presence residency test under the federal income tax laws;

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  a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations;

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  an estate the income of which is subject to federal income taxation regardless of the source; or

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  a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. person is not overridden by an applicable tax treaty. Conversely, a "non-U.S. person" is a beneficial owner of our common shares or Hospitality Trust shares who is not a U.S. person. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our common shares or Hospitality Trust shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the spin off and of the acquisition, ownership and disposition of our common shares and Hospitality Trust Shares.

Federal Income Tax Consequences of the Spin Off to Hospitality Trust Common Shareholders

        In general.    Hospitality Trust's distribution of our common shares will generally affect Hospitality Trust shareholders in the same manner as any other distribution of cash or property Hospitality Trust makes on its common shares. These tax consequences are summarized as follows:

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  Distributions to Hospitality Trust's shareholders out of its allocable current or accumulated earnings and profits that are not designated by Hospitality Trust as capital gain dividends generally will be taken into account by Hospitality Trust's shareholders as ordinary income dividends. To the extent of Hospitality Trust's net capital gain for the taxable year, it may designate dividends as capital gain dividends that will be taxable to its shareholders as long term capital gain.

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  Distributions in excess of Hospitality Trust's allocable current and accumulated earnings and profits will not be taxable to a Hospitality Trust shareholder to the extent that they do not exceed that shareholder's adjusted basis in Hospitality Trust common shares, but rather will reduce the adjusted basis in those shares.

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  Distributions in excess of Hospitality Trust's allocable current and accumulated earnings and profits that exceed a shareholder's adjusted basis in Hospitality Trust's common shares generally will be taxable as capital gain from a deemed sale of those shares.

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  Hospitality Trust's earnings and profits for a year will generally be allocated among each of its distributions for that year in proportion to the amount of each distribution, with its earnings and profits allocated to its preferred share distributions on a priority basis.

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  Neither Hospitality Trust's ordinary income dividends nor its capital gain dividends will entitle its corporate shareholders to any dividends received deduction.

        The spin off of our common shares will be treated as a distribution by Hospitality Trust to you in the amount of the fair market value of our common shares distributed. Because Hospitality Trust expects the value of its 2007 distributions to exceed its 2007 current and accumulated earnings and profits, Hospitality Trust expects that a portion of each distribution in 2007 will be taxable to you as a dividend and a portion will be treated as a reduction in your adjusted tax basis in Hospitality Trust's common shares. You will have a tax basis in our common shares received in the spin off equal to the fair market value of our common shares at the time of the spin off, and your holding period in those common shares commences on the day after the spin off.

        We believe that for federal income tax purposes the fair market value of our common shares may be properly determined at the time of the spin off as the average of the reported high and low trading prices of our common shares in the public market on the distribution date, and we and Hospitality Trust will perform all tax reporting, including statements supplied to you and to the IRS, on the basis of this average price, called the distribution price. Because of the factual nature of value determinations, Sullivan & Worcester LLP is unable to render an opinion on the fair market value of our common shares.

        As described in more detail below, Hospitality Trust currently expects to recognize minimal gain and no loss as a result of its distribution of our common shares. Any gain that Hospitality Trust does recognize will increase its 2007 current earnings and profits.

        The tax impact of the spin off distribution will be affected by a number of factors which are unknown at this time, including Hospitality Trust's final taxable income for 2007, any gain Hospitality Trust recognizes in the spin off, the distribution price and the amount and timing of other distributions made by Hospitality Trust which relate to its 2007 taxable year. Thus, a definitive calculation of the federal income tax impact on you from the spin off will not be possible until after the close of Hospitality Trust's 2007 taxable year. However, at this time Hospitality Trust expects that:

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  Its spin off distribution will not reduce your total taxable dividends for 2007.

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  Because Hospitality Trust will succeed to and must distribute the earnings and profits of TravelCenters of America, Inc., a greater portion of Hospitality Trust's 2007 total distributions to you will be taxable than would have otherwise been the case, and these additional taxable dividends will generally be eligible for treatment as qualified dividends in 2007, taxed to Hospitality Trust's noncorporate shareholders at the maximum capital gain rate of 15%.

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  As a result of any gain that Hospitality Trust recognizes in the spin off, a greater portion of Hospitality Trust's 2007 distributions to you will be taxable than would have otherwise been the case. To the extent of these additional taxable dividends in 2007, Hospitality Trust's taxable dividends paid to you in 2008 will generally be eligible for treatment as qualified dividends that are taxed to Hospitality Trust's noncorporate shareholders at the maximum capital gain rate of 15%.

        Taxation of tax-exempt entities.    Tax-exempt entities are generally not subject to federal income taxation except to the extent of their "unrelated business taxable income", often referred to as UBTI, as defined in Section 512(a) of the IRC. As with Hospitality Trust's other distributions, the distribution of our common shares to you if you are a tax-exempt entity should generally not constitute UBTI, provided that you have not financed your acquisition of Hospitality Trust common shares with acquisition indebtedness within the meaning of Section 514 of the IRC. However, if you are a tax exempt pension trust, including a so-called 401(k) plan but excluding an individual retirement account or government pension plan, that owns more than 10% by value of a pension held REIT, then you may have to report a portion of the dividends that you receive from that REIT as UBTI. Although Hospitality Trust cannot provide complete assurance on this matter, it believes that it has not been and will not become a pension held REIT.

        Taxation of non-U.S. persons.    If you are a non-U.S. person who holds Hospitality Trust common shares, the spin off of our common shares will generally be taxable to you in the same manner as any other distribution of cash or property that Hospitality Trust makes to you. The rules governing the federal income taxation of non-U.S. persons are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. person, you should consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to the spin off of our common shares and your ownership of Hospitality Trust common shares.

        You will generally be subject to regular federal income tax in the same manner as a U.S. person with respect to the spin off of our common shares and your investment in Hospitality Trust common shares if this investment is effectively connected with your conduct of a trade or business in the U.S. In addition, if you are a corporate shareholder of Hospitality Trust, your income that is effectively connected with a trade or business in the U.S. may also be subject to the 30% branch profits tax under Section 884 of the IRC, which is payable in addition to regular federal corporate income tax. The balance of this portion of the summary addresses only those non-U.S. persons whose investment in

Hospitality Trust common shares is not effectively connected with the conduct of a trade or business in the U.S.

        Hospitality Trust is not at this time designating the distribution of our common shares as a capital gain dividend that is subject to 35% withholding for non-U.S. persons, and accordingly withholding at the rate of 30% or applicable lower treaty rate withholding will be imposed. Hospitality Trust or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of our common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure. Because Hospitality Trust cannot determine its current and accumulated earnings and profits until the end of its taxable year, withholding at the rate of 30% or applicable lower treaty rate may be imposed on the gross fair market value of our common shares distributed to you. Notwithstanding this and other withholding on distributions in excess of Hospitality Trust's current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed your adjusted basis in Hospitality Trust common shares, and the nontaxable return of capital will reduce your adjusted basis in Hospitality Trust common shares. To the extent that distributions in excess of Hospitality Trust's allocable current and accumulated earnings and profits exceed your adjusted basis in its common shares, the distributions will give rise to tax liability only if you would otherwise be subject to tax on any gain from the sale or exchange of its common shares. Your gain from the sale or exchange of Hospitality Trust common shares will not be taxable if: (1) Hospitality Trust common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of Hospitality Trust's outstanding common shares, or (2) Hospitality Trust is a "domestically controlled" REIT within the meaning of Section 897 of the IRC. Although Hospitality Trust cannot provide complete assurance on this matter, Hospitality Trust believes that its shares have been and are regularly traded, and that it has been and is a domestically controlled REIT. You may seek a refund of amounts withheld on distributions to you in excess of Hospitality Trust's allocable current and accumulated earnings and profits, provided that you furnish the required information to the IRS.

        Some of Hospitality Trust's 2007 distributions may be treated for federal income tax purposes as attributable to dispositions of U.S. real property interests. But even if a portion of any of Hospitality Trust's distributions to you, including the distribution of our common shares in the spin off, is attributable to a disposition by Hospitality Trust of U.S. real property interests, you will nevertheless be subject to the taxation and withholding regime applicable to ordinary income dividends described above provided that (1) Hospitality Trust common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC, and (2) you have at all times during the one year period ending on the date of distribution owned 5% or less by value of Hospitality Trust's outstanding common shares; that is, if both conditions are satisfied, Hospitality Trust's distributions to you will be subject to U.S. federal income tax and withholding as ordinary dividends at the 30% or applicable lower treaty rate. Although Hospitality Trust cannot provide complete assurance on this matter, it believes that its shares have been and are regularly traded, and that it has been and is a domestically controlled REIT. In contrast, if either of the two conditions is not satisfied, you will be subject to tax on the portion of Hospitality Trust's distributions attributable to dispositions of U.S. real property interests as though it were gain effectively connected with a trade or business conducted in the U.S. In that event, you would be taxed on these amounts at the capital gain tax rates applicable to a U.S. person, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; you would be required to file a U.S. federal income tax return reporting these amounts, even if applicable 35% withholding is imposed as described below; and, if you are a corporation, you may owe the 30% branch profits tax under Section 884 of the IRC in respect of these amounts.

        Effective generally from and after 2006, a special "wash sale" rule applies to a non-U.S. person who owns Hospitality Trust shares if (1) the shareholder owns more than 5% of that class of shares at any time during the one year period ending on the date of the distribution described below, or (2) that class of Hospitality Trust shares is not "regularly traded" within the meaning of applicable Treasury regulations. Again, although Hospitality Trust cannot provide complete assurance on this matter, Hospitality Trust believes that its shares have been and are regularly traded. Hospitality Trust thus anticipates this new wash sale rule will apply, if at all, only to a non-U.S. person that owns more than 5% of a class of its shares. Such a non-U.S. person will be treated as having made a "wash sale" of Hospitality Trust shares if it (1) disposes of an interest in Hospitality Trust shares during the 30 days preceding the ex-dividend date of a distribution by Hospitality Trust that, but for such disposition, would have been treated by the non-U.S. person in whole or in part as gain from the sale or exchange of a U.S. real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in Hospitality Trust shares, either actually or constructively through a related party, during the 61 day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. person will have gain from the sale or exchange of a U.S. real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a U.S. real property interest. As discussed above, a non-U.S. person's gain from the sale or exchange of a U.S. real property interest can trigger increased U.S. taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased U.S. tax filing requirements.

        If you are a non-U.S. person ineligible for the 30% or applicable lower treaty withholding described above, then Hospitality Trust and other applicable withholding agents will be required to withhold from distributions to you, and to remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend by Hospitality Trust. In addition, if Hospitality Trust at a later time designates any of its prior distributions as capital gain dividends, then its subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends for purposes of this 35% withholding rule. After the close of Hospitality Trust's 2007 taxable year, Hospitality Trust expects to designate to the maximum extent possible a portion of one or more of its 2007 distributions as capital gain dividends, and accordingly 35% withholding will be imposed upon its subsequent distributions to you to that extent if you are ineligible for the exception described above. Hospitality Trust or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of our common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure.

Federal Income Tax Consequences to Hospitality Trust

        The IRC imposes upon Hospitality Trust various REIT qualification tests discussed more fully in Hospitality Trust's filings with the SEC. Hospitality Trust believes that it has operated in a manner to satisfy these various REIT qualification tests; while Hospitality Trust also believes that it will operate in a manner that continues to satisfy these various REIT qualification tests, counsel has not reviewed and will not review Hospitality Trust's compliance with these tests on a continuing basis. The following discussion summarizes how the restructuring and spin off will affect Hospitality Trust's REIT qualification and taxation issues under the IRC.

        Earnings and profits.    As described above, Hospitality Trust needs to distribute all of the earnings and profits that it inherits from TravelCenters of America, Inc. not later than December 31, 2007. If Hospitality Trust fails to do so, it will not qualify to be taxed as a REIT for 2007 and a number of years thereafter, unless it is able to rely on the relief provision described below.

        Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of undistributed earnings and profits, Hospitality Trust has retained accountants to compute the amount of earnings and profits which it will inherit as a result of its acquisition of TravelCenters of America, Inc. and believes this amount will not be more than $20 million. In such case, Hospitality Trust's total 2007 distributions, including the spin off, are expected to be more than sufficient to distribute both its 2007 earnings and profits and the undistributed earnings and profits that it inherits from TravelCenters of America, Inc.

        Upon examination, the IRS may propose adjustments to Hospitality Trust's calculation of the undistributed earnings and profits that it inherits from TravelCenters of America, Inc., including adjustments that might be deemed necessary by the IRS as a result of its examination of the historical tax returns of TravelCenters of America, Inc. If Hospitality Trust discovers that it has inherited undistributed earnings and profits that would not be eliminated by way of regular distributions to shareholders by December 31, 2007, then it will elect to preserve its qualification as a REIT by making a special distribution for Hospitality Trust's 2007 taxable year. If, despite Hospitality Trust's best efforts, it is subsequently determined that Hospitality Trust has not distributed these earnings and profits before December 31, 2007, it may be eligible for a relief provision similar to the "deficiency dividends" procedure described in its filings with the SEC.

        Taxation of the distribution and other dispositions of built in gain assets.    Hospitality Trust's distribution of our common shares in the spin off will be treated for federal income tax purposes as though it disposed of each of our and our principal subsidiaries' individual assets in a taxable transaction in which individual asset gains, but no losses, are recognized. The amount realized on each asset in this taxable disposition will be equal to the fair market value of that asset at the time of the spin off, and Hospitality Trust's tax basis in the asset will be the carryover tax basis inherited from TravelCenters of America, Inc. prior to the acquisition. Employing the methodology below, Hospitality Trust currently expects to have few or no recognized gains from the distribution. Accordingly, even though some or all of the gains Hospitality Trust recognizes on the distributed assets will not be qualifying gross income under the 75% and 95% gross income tests of Section 856(c) of the IRC, it does not expect recognized gains from the distribution to materially affect its ability to comply with these tests.

        Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the fair market values of individual assets, but Hospitality Trust expects to employ the following methodology, which Sullivan & Worcester LLP has advised Hospitality Trust is reasonable, for purposes of computing its recognized gains and unrecognized losses on individual assets as a result of the spin off. Though some applicable judicial precedent suggests that the aggregate amount realized by Hospitality Trust in the disposition of assets could be unrelated to the per share fair market value of our common shares that you receive, Hospitality Trust believes that its aggregate amount realized may be properly computed as the sum of: (1) the distribution price described above, being the average of the reported high and low trading prices for our common shares in the public market on the distribution date, multiplied by the number of our common shares distributed, plus (2) the aggregate liabilities retained by us at the time of the spin off. Hospitality Trust will then allocate this aggregate amount first to liquid assets, next to working capital, next to tangible assets, and finally to intangible assets and goodwill, and then apportion within each tier based on the relative fair market values of individual assets within that tier. Consistent with the foregoing, Hospitality Trust intends to report the amount of the spin off distribution, for purposes of its 2007 distributions and distribution requirements, as the distribution price described above multiplied by the number of our common shares distributed.

        If Hospitality Trust sells and recognizes gain on an asset acquired from TravelCenters of America, Inc. during the ten year period following the acquisition, then it will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess at the time Hospitality Trust acquired the asset, if any, of the asset's fair market value over its then adjusted tax basis, or (2) Hospitality Trust's gain recognized in the disposition. Any gain subject to this tax may generally be reduced by net operating loss carryforwards, if any, Hospitality Trust inherits from its acquisition of

TravelCenters of America, Inc. Other than the assets that Hospitality Trust will distribute in the spin off as described above, Hospitality Trust has no present plan or intent to dispose of any other assets acquired from TravelCenters of America, Inc. Hospitality Trust currently expects to recognize few or no gains from the distribution, and it also currently expects that some net operating loss carryforwards will be available to it so as to significantly reduce or eliminate any tax that it may owe in respect of any such gains.

        To the extent of Hospitality Trust's gains in a taxable year that are subject to the built in gains tax described above, net of any taxes paid on such gains during that taxable year, Hospitality Trust's taxable dividends paid to you in the following year will be eligible for treatment as qualified dividends that are taxed to Hospitality Trust's noncorporate shareholders at the maximum capital gain rate of 15% while that rate is in effect.

        Hospitality Trust's post spin off relationship with us.    Because we and our principal subsidiaries were entities which were not regarded as separate from Hospitality Trust for tax purposes prior to the spin off, we expect that we and our subsidiaries will be, after the spin off, tenants in whom Hospitality Trust has at all times during the taxable year an actual and constructive ownership interest of less than 10% by vote and by value. We further anticipate that our lease with Hospitality Trust, our limited liability company operating agreement, and the contemplated transaction agreement governing the spin off will collectively contain restrictions upon the ownership of our common shares and will require us to refrain from taking any actions that may result in any affiliation with Hospitality Trust that would jeopardize its qualification as a REIT under the IRC. Accordingly, subject to the personal property considerations discussed in the following paragraph, Hospitality Trust expects that the rental income it receives from us and our subsidiaries will be "rents from real property" under Section 856(d) of the IRC, and therefore qualifying income under the 75% and 95% gross income tests of Section 856(c) of the IRC.

        Hospitality Trust has received opinions from its counsel Sullivan & Worcester LLP that, (i) its underground storage tanks should constitute real estate assets, rather than personal property, for purposes of the various REIT qualification tests, and (ii) although the matter is not free from doubt, for purposes of applying the 15% incidental personal property test, regarding rent attributable to incidental personal property leased in connection with real property, the test will be applied in the aggregate to all the travel center sites leased under our lease with Hospitality Trust, rather than on a site by site basis. If the IRS or a court determines that one or both of these opinions is incorrect, then a portion of the rental income Hospitality Trust receives from us could be nonqualifying income for purposes of the 75% and 95% gross income tests, possibly jeopardizing Hospitality Trust's compliance with the 95% gross income test. Under those circumstances, Hospitality Trust expects it would qualify for the gross income tests' relief provision and thereby preserve its qualification as a REIT.

Federal Income Taxation of Us and Our Shareholders

        In general.    After the spin off distribution, we will be subject to all of the federal tax requirements ordinarily applicable to subchapter C corporations under the IRC. Accordingly, we will pay federal income taxes on our income, and we will not be subject to the distribution and other requirements applicable to REITs. Under the contemplated transaction agreement that will govern the spin off, we will be generally responsible for our and our predecessor's tax liabilities and filings, as well as those of all of our and of our predecessor's subsidiaries, in each case for all taxable periods whether preceding or following the spin off.

        After the spin off, although organized as a limited liability company, we will be taxed as a subchapter C corporation because we will be publicly traded and we do not expect to meet the income test for exemption from treatment as a subchapter C corporation. Because we and our principal subsidiaries were disregarded entities prior to the spin off, we will be treated as a new corporation after the spin off. Our holding period in our initial assets will generally start the day after the spin off and our basis in our initial assets will generally be equal to the aggregate amount realized by Hospitality Trust in the disposition, which we intend to apportion among our initial assets in the same manner as Hospitality Trust will apportion the amount realized, as described above.

        Distributions on our common shares.    At the present time, we do not expect to pay any dividends. However, if we later decide to do so, tax consequences arising from your ownership of our common shares would generally be as follows.

        If you are a U.S. person, distributions to you on our common shares will be treated as ordinary income dividends to the extent attributable to our current or accumulated earnings and profits, and thereafter as a return of basis to the extent of that basis, with any excess being treated as gain from a deemed disposition of our common shares. If you are a corporation, dividends paid to you on our common shares will generally be eligible for the dividends received deduction, subject to the limitations of the IRC with respect to the corporate dividends received deduction. Also, our ordinary income dividends will generally be eligible for treatment as qualified dividends that are taxed to noncorporate recipients at the maximum capital gains tax rate of 15% while that rate is in effect.

        If you are a non-U.S. person, dividends paid to you will be subject to withholding of federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. If you are eligible for a reduced rate of withholding pursuant to a tax treaty, you may obtain a refund of any excess amounts previously withheld by filing an appropriate claim for refund with the IRS. To claim the benefits of an income tax treaty, you are required to satisfy the applicable certification requirements, generally by executing an applicable IRS Form W-8.

        Dispositions of our common shares.    If you are a U.S. person, you will generally recognize gain or loss on a disposition of our common shares in an amount equal to the difference between the amount realized on the disposition and your adjusted basis in the disposed of common shares. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if your holding period in the disposed of common shares exceeds one year. Special rates of tax may apply to long term capital gains recognized by noncorporate U.S. persons.

        If you are a non-U.S. person, you will generally not be subject to U.S. federal income tax in respect of gain you recognize on a disposition of our common shares. However, you may be subject to taxation if you are an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition. In addition, you may be subject to taxation if we are or have been a "United States real property holding corporation" for federal income tax purposes; however, this taxation will not apply if our common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of our common shares. At this time, we are not sure whether we are or will become a "United States real property holding corporation" for federal income tax purposes, and we can provide no assurance in this regard.

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders and to Hospitality Trust shareholders in the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The current backup withholding rate is 28%.

        The distribution of our common shares is an in kind distribution to Hospitality Trust shareholders, and thus Hospitality Trust, or other applicable withholding agents, will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of our common shares that you would otherwise receive, and you may bear brokerage or other costs for this withholding procedure.

        If you are a U.S. person:    You may be subject to backup withholding when you receive distributions on, or proceeds upon the sale, exchange, redemption, retirement or other disposition of, our common shares or Hospitality Trust shares. Thus, backup withholding may apply to our common shares that you receive in the spin off distribution. In general, you can avoid this backup withholding if you have properly executed under penalties of perjury an IRS Form W-9 or substantially similar form on which you:

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  provide your correct taxpayer identification number; and

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  certify that you are exempt from backup withholding because (1) you are a corporation or come within another enumerated exempt category, (2) you have not been notified by the IRS that you are subject to backup withholding or (3) you have been notified by the IRS that you are no longer subject to backup withholding.

        If you have not previously provided and do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS and the withholding agent may also have to withhold a portion of any capital gain distributions paid to you.

        Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another exempt category, distributions and other payments paid to you during the calendar year on our common shares or Hospitality Trust shares, and the amount of tax withheld, if any, will be reported to you and to the IRS.

        If you are a non-U.S. person:    Distributions paid to you during each calendar year on our common shares or on Hospitality Trust shares, and the amount of tax withheld if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding, or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions and other payments to you on our common shares or on Hospitality Trust shares may be subject to backup withholding as discussed above, unless you have properly certified your non-U.S. person status on an applicable IRS Form W-8 or substantially similar form. Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of our common shares or Hospitality Trust shares if you have properly certified your non-U.S. person status on an applicable IRS Form W-8 or substantially similar form.

Other Tax Consequences

        You should recognize that our and our shareholders' federal income tax treatment, as well as Hospitality Trust's and its shareholders' federal income tax treatment, may be modified by legislative, judicial or administrative actions at any time, and these actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing regulations and revised interpretations of established concepts occur frequently. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions either directly or indirectly affecting us or Hospitality Trust, or any of our respective shareholders. Revisions in federal income tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in our common shares and in Hospitality Trust shares. Hospitality Trust, as well as our and Hospitality Trust's respective shareholders, may also be subject to state or local taxation in various state or local jurisdictions, including those in which we, Hospitality Trust and our respective shareholders transact business or reside. State and local tax consequences may not be comparable to the federal income tax consequences discussed above.

SHARES ELIGIBLE FOR FUTURE SALE

        Our shares being distributed as part of the spin off will be freely transferable, except for shares held by persons that are our "affiliates" as defined in the rules under the Securities Act of 1933. Affiliates are individuals or entities that control, are controlled by or are under common control with one another, with us, and may include our officers, directors and principal shareholders. Shares held by affiliates may only be sold pursuant to an effective registration statement under the Securities Act of 1933 or Rule 144 under the Securities Act of 1933. We cannot predict whether substantial amounts of our shares will be sold in the open market following the distribution. Sales of substantial amounts of our shares in the public market, or the perception that substantial sales may occur, could lower their market price.

DESCRIPTION OF OUR LIMITED LIABILITY COMPANY AGREEMENT

        The following is a summary of the material provisions of our LLC agreement, and our limited liability company interests (to be known as common shares). The form of our LLC agreement is included as an exhibit to the registration statement of which this prospectus is a part.

Organization

        We were formed in October 2006 under the Delaware Limited Liability Company Act, or the Delaware LLC Act, and will remain in existence until we are dissolved in accordance with our LLC agreement.

Purposes

        Under our LLC agreement, we are permitted to engage in any activity that a limited liability company formed under Delaware law may lawfully conduct. Our board of directors is authorized to perform all acts it deems necessary or appropriate to conduct our business.

Fiduciary Duties

        Our LLC agreement provides that our business shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our LLC agreement further provides that, except as otherwise specifically stated in our LLC agreement or in Delaware law, the authority and function of our board of directors and officers generally shall be identical to the authority and functions of a board of directors and officers of a corporation organized for profit under the Delaware General Corporation Law, or DGCL.

        Our LLC agreement provides that, except as provided therein, the fiduciary duties and obligations owed to our company and to our shareholders by our directors and officers shall be the same as the respective duties and obligations owed by directors and officers of a corporation organized under the DGCL to their corporation and stockholders, respectively. However, notwithstanding any duty (including and fiduciary duty) that might otherwise exist in law or equity, our LLC agreement specifically permits our directors and their affiliates to invest or engage in any other businesses or activities, including those that compete with us, and that business opportunities that become available to our directors or their affiliates need not first be presented to us. In addition, our LLC agreement eliminates the personal liability of each member of our Board of Directors to us and our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to us or our shareholders as modified by our LLC agreement, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such director derived an improper personal benefit.

Agreement to be Bound by Limited Liability Company Agreement

        By acquiring a common share in us, you will be admitted as a member of our company (which we call a "shareholder") and will be bound by the terms of our LLC agreement. Pursuant to this agreement, each shareholder and each person who acquires a share from a shareholder grants our board of directors the power to, among other things, execute and file documents required for our qualification, continuance or dissolution, and the authority to make amendments to, and to make consents and waivers under and in accordance with, our LLC agreement.

Conduct of Business

        Our LLC agreement provides that our day to day business shall be conducted by or under the direction of our board of directors and such officers with such titles and duties as our board of directors may from time to time appoint. Our board of directors is authorized to adopt bylaws to govern our activities and to appoint committees, each of which shall have at least one director.

Capital Contributions

        Shareholders are not obligated to make capital contributions to us.

Limited Liability

        Limited Liability in Jurisdictions in Which We Do Business.    Although limitations on the liability of shareholders for the obligations of a limited liability company have not been clearly established in some jurisdictions, we will operate in a manner that our board of directors considers reasonably appropriate to preserve the limited liability of our shareholders.

        Unlawful Distributions.    We do not currently intend to make any distributions to our shareholders. However, a shareholder who knowingly receives a distribution made in violation of the Delaware LLC Act is liable for return of that distribution for three years from the date of the distribution if an action to recover the distribution from such shareholder is commenced prior to the end of such three year period and an adjudication of liability against such shareholder is made. Under the Delaware LLC Act, we generally cannot make a distribution that would cause our liabilities to exceed the fair value of our assets.

Description of the Rights of Our Common Shares

        Our common shareholders are entitled to one vote for each share held of record on our books for all matters submitted to a vote of shareholders. The holders of our common shares are entitled to receive distributions, if any, ratably when, as and if authorized by our board of directors out of assets legally available therefor, subject to any preferential distribution rights of any newly created class or series of shares. Upon our dissolution, liquidation or winding up, the holders of common shares are entitled to receive our net assets available after the satisfaction (whether by payment or reasonable provision for payment) of all debts and other liabilities, ratably subject to the preferential rights of any newly created class or series of shares. Holders of common shares have no preemptive, subscription, redemption or conversion rights.

Shareholder Voting Rights

        Generally, our board of directors has broad powers to conduct our business and manage our affairs without shareholder approval or voting. Whenever shareholder approval is required for any action either by the terms of our LLC agreement or by applicable law, the general rule under our LLC agreement is that the affirmative vote of 75% of each class and series of shares outstanding, voting separately, will be required unless applicable law requires a lesser vote; provided, however, if our board of directors approves in advance a particular action, only a plurality of voting shares voting together as a single class shall be required, unless applicable law requires a greater vote. Generally the election of directors requires the affirmative vote of a plurality of shareholders voting, but our board of directors has the power to revise this requirement as may be allowed by law.

Our Board of Directors May Issue Additional Securities, including Preferred Shares

        Our LLC agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of our shareholders, including the right to issue any number of common shares and preferred shares or class or series of common or preferred shares. Our board of directors is authorized to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

        Regardless of any rights of our common shareholders that are described in this section, the rights, preferences and privileges of our common shares and common shareholders are subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series that our board of directors may designate and issue in the future.

        We believe that the ability of our board of directors to issue one or more classes or series of shares with specified preferences will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other business needs that may arise. All shares are available for issuance without action by our shareholders, unless such action is required by applicable law or the rules of the principal stock exchange on which our securities may be listed. Nonetheless, the unrestricted ability of our board to issue additional shares, classes and series of shares may have adverse consequences to existing shareholders. Please also see "Anti-Takeover Provisions".

Restrictions on Share Ownership and Transfers

        Our LLC agreement provides that no person or group of persons acting together may own, or be deemed to own by virtue of the attribution provisions of the IRC, more than 9.8% of the number or value of any class or series of our outstanding shares. Any person who acquires or attempts to acquire ownership of our shares that will or may violate this 9.8% ownership limitation must give notice to us and provide us with any other information that we may request. The ownership limitations in our LLC agreement are effective against all of our shareholders as of our spin off date. Our board of directors may grant an exemption from the ownership limitation if it is satisfied that the shareholder's ownership is in our interest, provided that any duties of our board of directors, including fiduciary duties, to the shareholder requesting the exemption shall not apply to such determination.

        If a person attempts a transfer of our shares in violation of our ownership limitations, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in the shares held in trust, will not benefit economically from ownership of the shares held in trust, will have no rights to distributions and will not possess any rights to vote the shares held in trust. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

        Within 20 days after receiving notice from us that shares have been transferred to the trust, the trustee will sell the shares held in the trust to a person selected by the trustee whose ownership of the shares will not violate the ownership limitations. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  The prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the closing market price of the shares on the day of the event causing the shares to be transferred to the trust; and

  (2)
  the net proceeds received by the trustee from the sale of the shares held in the trust.

  •
  Any net proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

  •
  If, prior to our discovery that our shares have been transferred to the trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1)
    the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise or gift, the market price on that date of the devise or gift; and

    (2)
    the closing market price on the date we or our designee accepts the offer.

        We will have the right to accept the offer until the trustee has sold the shares held in the trust. The net proceeds of the sale to us will be distributed similarly to any other sale by the trustee.

        Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after our request or after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to assist us in ensuring compliance with the foregoing share ownership limitations.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any securities exchange through which our shares are traded. Our LLC agreement provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction is subject to all of the provisions and limitations described above.

        These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which our common shareholders might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Election and Removal of Members of Our Board of Directors

        At the time of the spin off, our board of directors will consist of five members. Our LLC agreement provides that our board of directors establishes the number of our directors. However, there may not be less than three nor more than seven directors, unless the directors then in office unanimously determine to change the permitted number of directors. In the event of a vacancy on our board, a majority of the remaining directors will fill the vacancy and the director elected to fill the vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

        Other than in the event of a vacancy, our LLC agreement provides that our directors will be elected by majority vote of common shareholders entitled to vote. Our LLC agreement divides our board of directors into three classes effective on the date of the spin off. The initial term of the first class will expire in 2008; the initial term of the second class will expire in 2009; and the initial term of the third class will expire in 2010. Beginning in 2008, shareholders will elect directors of each class for three year terms upon the expiration of their current terms. Shareholders will elect only one class of directors each year. There will be no cumulative voting in the election of directors, and, at each annual meeting of shareholders, a majority of the shares outstanding and entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

        We believe that classification of the board of directors will help to ensure continuity of our business strategies and policies. However, the classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change of a majority of our directors. Also, because our board of directors may increase the number of directors and set the classification of the expanded board, it may take more than two years to change a majority of our directors.

        Our LLC agreement provides that a director may be removed only for cause by the unanimous vote of the other directors then in office or by the affirmative vote of at least 75% of the shares entitled to vote in the election of directors voting as a single class.

        The provisions described in this section and any other provisions relating to the rights of a class or series of our shares may be subject to the rights of any class or series of shares that the board of directors may authorize from time to time.

Amendment of Our Limited Liability Company Agreement

        General.    Amendments to our LLC agreement may be proposed only by or with the consent of our board of directors. In the event that applicable law requires that amendments may be proposed by our shareholders, the ownership percentage of shareholders required to propose an amendment shall be the ownership percentage specified by law, or, if shareholders are permitted by law to propose amendments but no required ownership percentage is set, then shareholders holding at least twenty five percent (25%) of our outstanding shares shall be required. Amendments proposed by our board which require a vote of our shareholders may be adopted by a plurality of common shares voting, unless applicable law requires a greater number. Amendments proposed by shareholders, if any, which are not approved by our board shall require the affirmative vote of 75% of each class and series of outstanding shares, unless applicable law requires a lesser vote.

        No Shareholder Approval.    Our board of directors generally may make amendments to our LLC agreement without the approval of our shareholders as follows:

  •
  to change our name, the location of our principal place of our business, our registered agent or our registered office;

  •
  to effect the admission, substitution, resignation or removal of members in accordance with our LLC agreement and the Delaware LLC Act;

  •
  to create, dissolve, merge, consolidate or convert us or any of our subsidiaries, or to convey any or all of our assets, if the principal purpose of such action as determined by our board, is to effect a change in the legal form of our business, including, but not limited to, to change the form of our existence to a corporation, limited partnership, or trust or other legal entity or to change the jurisdiction under whose laws we are organized;

  •
  to effect any change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state;

  •
  to make an amendment that our board of directors determines to be necessary or appropriate for the authorization and issuance of additional securities or rights to acquire securities;

  •
  to change our fiscal year or taxable year and related changes; and

  •
  to make any amendment expressly permitted in our LLC agreement to be made by our board of directors acting without shareholder or member approval.

        In addition, our board of directors may make amendments to our LLC agreement without the approval of our shareholders if our board of directors determines that those amendments:

  •
  do not adversely affect the rights or obligations of our shareholders (including any particular class or series of shareholders as compared to other classes or series of shareholders) in any material respect;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any professional opinion or contained in any directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in our interests;

  •
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares; or

  •
  are required to effect the intent of the provisions of our LLC agreement, are otherwise contemplated by our LLC agreement or are required to correct any mistake or ambiguity in our LLC agreement, as determined by our board.

Merger, Sale or Other Disposition of Assets

        Except with respect to any transaction having as its principal purpose of changing our legal form of existence and/or jurisdiction of organization (as described above), any merger, combination or consolidation of us into another entity or the sale or other disposition of substantially all of our assets may only be affected by an agreement approved by our board of directors and by our shareholders; provided, however, our board of directors without shareholder approval may mortgage, sell and leaseback, pledge, hypothecate or grant a security interest in all or substantially all of our assets and permit the sale upon foreclosure or other realization of such an encumbrance. If applicable law permits the foregoing action without board approval, the shareholder vote required shall be 75% of each class and series of outstanding shares voting separately, at the time of the vote, unless applicable law requires a lesser amount; but any such transaction which is approved by our board may be approved by shareholders holding a plurality of all classes and series of our shares, voting as a single class, unless applicable law requires a greater amount.

Termination and Dissolution

        We were formed as a perpetual entity to continue in existence until dissolved pursuant to the terms of our LLC agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us which is approved by our shareholders; (2) the entry of a decree of judicial dissolution of us or (3) the reduction of the number of our members to zero. The shareholder vote required to approve our board's decision to dissolve us shall be a plurality of voting common shares, unless a greater amount or separate class voting is required by applicable law. In the event applicable law requires that our dissolution may be ordered by our shareholders without our board's approval, the required vote shall be 75% of each class and series of shares then outstanding, voting separately, unless applicable law requires a lesser amount.

Shareholder Meetings, Quorums and Proxies

        Actions by our shareholders may only be taken at a duly called annual or special meeting of shareholders and not by written consent or otherwise.

        The chairman of our board of directors, if any, or a majority of our entire board of directors may call an annual or special meeting of our shareholders. Our LLC Agreement requires that a meeting of shareholders be held each year except in 2007, when no shareholder's meeting is expected to be held. Shareholders may cause a special meeting of the shareholders to be held only if applicable law so requires, and then the percentage of shareholders required to cause a special meeting of shareholders shall be the maximum percentage specified by applicable law. If applicable law requires such an action but does not specify a maximum percentage, the percentage shall be specified from time to time by our board of directors, provided, however, that such percentage shall not be higher than seventy five percent (75%). If the shareholders have the right to call a special meeting, upon written request by the requisite number of shareholders in accordance with the procedures contained in our LLC Agreement, our secretary shall call such a meeting.

        Shareholders may vote either in person or by proxy at meetings. Only shareholders of record may vote. The holders of a majority of the outstanding shares of the class or classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum for approval of that action shall be the greater percentage.

Advance Notice of Director Nominations and Shareholder Proposals

        Our LLC agreement provides that nominations of persons for election to our board of directors and other business may only be considered at our shareholders meetings if the nominations or other business are included in the notice of the meeting made or proposed by our board of directors or made or proposed by a shareholder who:

  •
  is a shareholder of record at the time of giving notice of the nomination or the business to be considered;

  •
  is a shareholder of record entitled to vote at the meeting at which the nomination or business is to be considered;

  •
  is a shareholder of record at the time of the meeting and physically present in person at the meeting to answer questions about the nomination or business; and

  •
  has complied in all respects with the advance notice provisions for shareholder nominations and other business set forth in our LLC agreement and in any bylaws adopted by our board.

        Under our LLC agreement, a shareholder's notice of nominations for director or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. If the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the date of mailing of the notice for an annual meeting, or (2) the 10th day following the day on which we first make a public announcement of the date of such meeting. The public announcement of a postponement of the mailing of the notice for an annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of directors to be elected to our board of directors at a shareholders meeting is increased and we make no public announcement of such action or do not specify the size of the increased board of directors at least 100 days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day following the day on which such public announcement is made. This provision does not apply to new directors who are elected by the board of directors to fill a vacancy, including a vacancy created by board action which increases the number of directors.

        For special meetings of shareholders, our LLC agreement requires a shareholder who is nominating a person for election to our board of directors at a special meeting at which directors are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

        Any notice from a shareholder of nominations for director or business to be transacted at a shareholders meeting must be in writing and include the following:

  •
  as to each person nominated for election or reelection as a director, (1) the person's name, age, business and residence addresses, (2) the principal occupation or employment of the person for the past five years, (3) the class or series and number of shares beneficially owned or owned of record by the person and (4) all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for considering the business and any interest in the business of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the proposal is made; and

  •
  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the class and number of each class or series of our shares which (s)he or they own beneficially and of record.

        We may request that any shareholder proposing a nominee for election to our board of directors provide, within three business days of such request, written verification of the accuracy of the information submitted by the shareholder.

        Shareholder nominations for directors which are properly made in accordance with the foregoing rules will be considered by our nominating and governance committee and by our board; and, if they are endorsed by our board, they will be included in our proxy solicitation. Shareholder nominations which are properly made but are not endorsed by our board will not appear in our proxy solicitation unless otherwise required by law. Shareholder proposals other than nominations which are properly made in accordance with the foregoing rules will be considered by our nominating and governance committee and by our board, and they will appear on our proxy solicitation if they are endorsed by our board or if they are supported by at least twenty-five percent (25%) of the shares entitled to vote regarding the proposal (or such lesser amount as applicable law may establish for inclusion in the proxy solicitation, if any). Whether or not included in our proxy solicitation, shareholder nominations or proposals which are properly made may be considered at a shareholders meeting.

Indemnification and Exculpation

        Our LLC agreement requires that we indemnify all of our directors, officers, employees and agents, as well as Hospitality Trust and Reit Management, from any and all liabilities or claims which may arise by reason of any action any of them have taken or may take on our behalf affecting our creation or affecting our continuing business activities, to the full extent permitted by applicable law subject to such limitations as may be set forth in our LLC agreement or in bylaws which may be adopted by our board. Our LLC agreement eliminates the personal liability of each of our directors to us and our shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, to the extent required by applicable law, the foregoing does not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to our shareholders as modified by our LLC agreement, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such director derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

        The following provisions, among others, of our LLC agreement may delay or prevent a change of control of us:

  •
  the limitation on ownership or acquisition of more than 9.8% of our shares;

  •
  the ability of our board of directors, without a shareholders' vote, to issue additional common shares and other series or classes of shares with rights which may be established at the time of issuance;

  •
  the classification of our board of directors and the election of each class for three year staggered terms;

  •
  the requirement of a 75% shareholders' vote to remove a director;

  •
  the requirement of a 75% shareholders' vote to approve certain transactions, such as a merger or a sale of substantially all our assets, unless those transactions are approved by our board of directors;

  •
  the ability of our directors to expand our board and fill vacancies which may be created by the board;

  •
  the inability of our shareholders to call a special meeting of shareholders or to act by written consent; and

  •
  the advance notice requirements for shareholder nominations for our directors and for shareholder proposals and restrictions which may prevent the presentation of such nominations or proposals in our proxy statements.

        These requirements may prevent you from realizing a takeover premium for any of our shares which you own.

LIABILITY OF SHAREHOLDERS FOR
BREACH OF RESTRICTIONS ON OWNERSHIP

        Our travel centers leases and our management and shared services agreement are terminable by Hospitality Trust and Reit Management, respectively, in the event that any shareholder or group of shareholders acting in concert becomes an owner of more than 9.8% of our shares. If a breach of the ownership limitation results in a lease default or a loss of the benefits of our management and shared services agreement, the shareholder or shareholders causing the breach may be liable to us or to our other shareholders for damages. These damages may be in addition to the loss of beneficial ownership and voting rights of the shares owned by the breaching shareholder or shareholders, as described above, and these damages may be material.

TRANSFER AGENT AND REGISTRAR

        Upon completion of the spin off, our transfer agent and registrar for the common shares will be Wells Fargo Bank, N.A.

PLAN OF DISTRIBUTION

        Our common shares will be distributed by Hospitality Trust by the declaration and payment of a distribution to Hospitality Trust common shareholders. This distribution is conditioned on the closing of Hospitality Trust's acquisition of TravelCenters of America, Inc. as described elsewhere in this prospectus. As of the date of this prospectus, Hospitality Trust has 88,085,751 common shares outstanding. Hospitality Trust may sell additional common shares and it may have a greater number of shares outstanding on the spin off record date; but we do not expect the distribution ratio to change if this occurs.

        This distribution is not being underwritten by an investment bank or otherwise. The purpose of the spin off is described in the section of this prospectus entitled "The Spin off—Background and Reasons for the Spin off". Hospitality Trust will pay any fees or other expenses incurred in connection with this distribution and the listing of our common shares on the AMEX. We anticipate the aggregate fees and expenses in connection with the spin off distribution to be approximately $[            ].

LEGAL MATTERS

        Sullivan & Worcester LLP, Boston, Massachusetts, is passing on certain tax matters related to the spin off. Richards, Layton & Finger, P.A., Wilmington, Delaware will pass upon the validity of our distributed common shares under Delaware law.

EXPERTS

        The consolidated financial statements of TravelCenters of America, Inc. as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, and the consolidated balance sheet of TravelCenters of America LLC as of October 10, 2006, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and any amendments thereto) under the Securities Act of 1933 with respect to the shares being distributed pursuant to this prospectus. This prospectus is part of the registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed as an exhibit are not necessarily complete, and you should consult a copy of those contracts or other documents filed as exhibits to the registration statement. For further information regarding us, please read the registration statement and the exhibits and schedules thereto.

        You may read and copy the registration statement and its exhibits and schedules or other information on file at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. When our registration statement on Form S-1 becomes effective, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the reports, proxy statements and other information filed by us with the SEC can be copied at the SEC's public reference room. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's website at http://www.sec.gov.

        We intend to furnish to our shareholders annual reports containing financial statements audited by an independent registered public accounting firm.

TravelCenters of America LLC

Introduction to Unaudited Pro Forma Financial Statements

        The unaudited pro forma balance sheet at September 30, 2006, presents the financial position of TravelCenters of America LLC as if Hospitality Trust's acquisition of TravelCenters of America, Inc., the restructuring of that business and the spin off of TravelCenters of America LLC had been completed as of September 30, 2006, as described in the notes thereto. The unaudited pro forma statements of operations for the year ended December 31, 2005, and nine months ended September 30, 2006, present the results of operations of TravelCenters of America LLC, as if Hospitality Trust's acquisition of TravelCenters of America, Inc., the restructuring of that business and the spin off of TravelCenters of America LLC had been completed as of January 1, 2005, as described in the notes thereto.

        Our registration statement relating to the anticipated spin off has not been declared effective by the Securities and Exchange Commission, or SEC, and may be amended prior to its effectiveness. Our common shares may not be distributed prior to the time the registration statement becomes effective. Furthermore, we have not yet entered into definitive agreements with Hospitality Trust regarding the terms of the spin off and related transactions, including the lease we describe in this registration statement. The description in this registration statement of the lease and the other agreements that we expect to enter with Hospitality Trust include the material terms which we expect as of the date of this registration statement. The final terms may be different from those that we now expect. Final terms are subject to negotiation between us and Hospitality Trust, and are subject to approval by our board of directors and Hospitality Trust's board of trustees. Changes could affect the terms of the lease and other agreements described in this registration statement and may include, for example, an increase or decrease in our initial capital on the date of the spin off, an increase or decrease in annual minimum rent, percentage rent or term of the lease. Consequently, amounts presented in the unaudited pro forma financial statements related to these agreements could change.

        The allocation of the purchase price of Hospitality Trust's acquisition of TravelCenters of America, Inc. and the assets and liabilities distributed in the spin off of TravelCenters of America LLC as reflected in these unaudited pro forma consolidated financial statements have, with the assistance of independent valuation specialists, been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair value of the assets and liabilities distributed in the spin off of TravelCenters of America LLC, which cannot be made prior to the completion of the transactions, will be based on the actual net tangible and intangible assets of TravelCenters of America, Inc. that exist as of the date of the completion of the transactions. Consequently, amounts preliminarily allocated to assets and liabilities could change significantly from those used in the pro forma unaudited consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the transactions described above have been included in the pro forma financial statements.

        These unaudited pro forma financial statements do not represent our financial condition or results of operations for any future date or period. Actual future results may be materially different from pro forma results. Differences could arise from many factors, including, but not limited to, those related to our operation as a separate publicly owned company, competition in our business, our ability to successfully attract or retain customers and employees, our ability to control operating expenses, our capital structure and other changes. These unaudited pro forma financial statements should be read in conjunction with our and our predecessor's audited and unaudited financial statements and the related Management's Discussion and Analysis of our predecessor's results of operations included elsewhere in this prospectus.

TravelCenters of America LLC

Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2006

(dollars in thousands)

	TravelCenters of America LLC Historical	TravelCenters of America, Inc. Historical	Merger, Restructuring and Spin Off Adjustments		Pro Forma
	A	B
Current assets:
Cash	$—	$93,565	$119,640	C,D1	$213,205
Accounts receivable, net	—	89,459	—	D2	89,459
Inventories	—	88,323	4,690	D3	93,013
Deferred income taxes	—	9,753	(9,753)	E	—
Other current assets	—	8,991	—	D4	8,991

Total current assets	—	290,091			404,668
Property and equipment, net	—	635,812	(558,963)	F	197,938
			18,461	F,D5
			102,628	G
Goodwill	—	49,681	(15,548)	J,D6	34,133
Deferred financing costs, net	—	16,257	(16,257)	H	—
Deferred income taxes	—	306	(306)	E	—
Intangible assets, net	—	1,922	19,867	D7	21,789
Other non-current assets	—	9,638	(685)	D8	8,953

Total assets	$—	$1,003,707			$667,481

Current liabilities
Current maturities of debt	$—	$7,014	$(7,014)	H	$—
Accounts payable	—	124,729	—	D9	124,729
Other accrued liabilities	—	86,227	(6,288)	H,D10	79,939

Total current liabilities	—	217,970			204,668
Commitments and contingencies
Long term debt, net of unamortized discount	—	670,464	(670,464)	H	—
Capital lease obligations	—	—	102,628	G	102,628
Deferred income taxes	—	8,812	(8,812)	E	—
Other non-current liabilities	—	22,760	(4,345)	D11	18,415

Total liabilities	—	920,006			325,711
Redeemable equity	—	13,403	(13,403)	I	—
Total nonredeemable shareholders' equity	—	70,298	119,640	C,I	341,770
			151,832

Total liabilities and shareholders' equity	$—	$1,003,707			$667,481

TravelCenters of America LLC

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2005

(in thousands except per share data)

	TravelCenters of America LLC Historical	TravelCenters of America, Inc. Historical	Merger, Restructuring and Spin Off Adjustments		Pro Forma
	A	K
Revenues	$—	$4,075,296	$—		$4,075,296
Cost of goods sold (excluding depreciation)	—	3,450,780	—		3,450,780
Operating expenses	—	420,367	—		420,367
Selling, general and administrative (including $8,921 of noncash share based compensation expense)	—	53,051	5,777	L,M	58,828
Rent to Hospitality Trust	—	—	160,245	N	160,245
Depreciation and amortization	—	64,981	(47,261)	O	17,720
(Gain) loss on asset sales	—	(207)	—		(207)

Income (loss) from operations	—	86,324			(32,437)
Other income (expense), net	—	(37,592)	—	P	(37,592)
Interest and other financial costs, net	—	(48,518)	49,097	Q	(9,895)
			(10,474)	N

Income (loss) before taxes	—	214			(79,924)
Income taxes expense (benefit)	—	2,309	(32,281)	R	(29,972)

Net income (loss)	$—	$(2,095)			$(49,952)

Weighted shares outstanding	—	6,937	1,872	S	8,809

Basic and diluted net (loss) per common share	$—	$(0.30)			$(5.67)

TravelCenters of America LLC

Unaudited Pro Forma Consolidated Statement of Operations

For Nine Months Ended September 30, 2006

(in thousands except per share amounts)

	TravelCenters of America LLC Historical	TravelCenters of America, Inc. Historical	Merger, Restructuring and Spin Off Adjustments		Pro Forma
	A	K
Revenues	$—	$3,678,468	$—		$3,678,468
Cost of goods sold (excluding depreciation)	—	3,174,227	—		3,174,227
Operating expenses	—	325,062	—		325,062
Selling, general and administrative (including $11,946 of noncash share based compensation expense)	—	48,532	4,631	L,M	53,163
Rent fees to Hospitality Trust	—	—	120,183	N	120,183
Depreciation and amortization	—	52,124	(38,834)	O	13,290
Merger and refinancing expenses	—	4,773	—	P	4,773
(Gain) loss on asset sales	—	(579)	—		(579)

Income (loss) from operations	—	74,329			(11,651)
Other income (expenses), net	—	1,250	—	P	1,250
Interest and other financial costs, net	—	(35,016)	36,321	Q	(6,551)
			(7,856)	N

Income (loss) before taxes	—	40,563			(16,952)
Income taxes expense (benefit)	—	15,458	(21,815)	R	(6,357)

Net income (loss)	$—	$25,105			$(10,595)

Weighted shares outstanding	—	6,937	1,872	S	8,809

Net income (loss) per common share:
Basic	$—	$3.62			$(1.20)

Diluted	$—	$3.32			$(1.20)

TravelCenters of America LLC

Notes to Unaudited Pro Forma Consolidated Financial Statements

(amounts in thousands, except share and per share amounts)

Pro Forma Balance Sheet Adjustments

  A.
  We were formed by Hospitality Trust in October 2006 and capitalized with one dollar of cash. We have no other assets and no liabilities as of our formation date. We and our subsidiaries were formed in connection with Hospitality Trust's planned acquisition of TravelCenters of America, Inc., which is considered to be our predecessor under applicable SEC rules.

  B.
  Represents the historical balance sheet of our predecessor.

  C.
  Represents estimate of cash to be contributed to us by Hospitality Trust as part of our restructuring. Under the terms of the transaction agreement with Hospitality Trust, Hospitality Trust will contribute cash to us so that the sum of our cash and other net working capital on the distribution date will be $200,000 and, therefore, the actual amount of cash to be contributed by Hospitality Trust cannot be determined until the date of the distribution based on actual working capital balances. We do not expect that the difference between the cash amount reflected in the pro forma financial statements and the actual amount of our cash on the distribution date to have a material impact on our expected operations. This cash is not restricted and will initially be held in interest bearing accounts or other short term, income producing investments.

  D.
  As required under generally accepted accounting principles, our acquisition of TravelCenters of America, Inc. will be treated as a business combination. Those principles will require that we record the carrying value of the acquired assets and liabilities at their fair market values:

Calculation of purchase price for TravelCenters of America, Inc.:
Cash consideration	$1,216,904	(1)
Assumed indebtedness to be extinguished at closing	677,478
Estimated fees and other expenses	10,000

	$1,904,382

    (1)
    Cash consideration per the merger agreement is equal to $1,925,000 less assumed indebtedness on the merger date and adjusted for working capital, as defined, in excess of or less than $100,000 on the merger date.

Allocation of purchase price to the fair value of assets and liabilities acquired:
Net assets and liabilities transferred to Hospitality Trust in the restructuring	$1,682,252
Assets and liabilities retained by us in the restructuring:
Cash	93,565
Accounts receivable	89,459
Inventories	93,013
Other current assets	8,991
Property and equipment	95,310
Identifiable intangible assets	21,789
Other non-current assets	8,953
Accounts payable	(124,729)
Other accrued liabilities	(79,939)
Other non-current liabilities	(18,415)
Excess of purchase price over fair value of assets and liabilities acquired (goodwill)	34,133

$1,904,382

        Adjustments have been calculated as follows:

	Predecessor's historical carrying amount	Estimate of fair market value based upon appraisal or management estimates	Adjustment	Ref.
	Column I	Column II	Column II less Column I
Assets:
Cash	93,565	93,565	—	D1
Accounts receivable	89,459	89,459	—	D2
Inventories	88,323	93,013	4,690	D3
Other current assets	8,991	8,991	—	D4
Property and equipment	76,849	95,310	18,461	D5
Goodwill	49,681	34,133	(15,548)	D6
Identifiable intangible assets	1,922	21,789	19,867	D7
Other non-current assets	9,638	8,953	(685)	D8
Liabilities:
Accounts payable	124,729	124,729	—	D9
Other accrued liabilities	86,227	79,939	(6,288)	D10
Other non-current liabilities	22,760	18,415	(4,345)	D11
  E.
  Represents the elimination of our predecessor's historical carrying amount of deferred tax assets and liabilities. As of the date of the spin off, both our tax bases and book bases in our assets and liabilities are expected to be redetermined with reference to fair market values, and we do not expect we will have basis differences which will give rise to deferred tax assets or liabilities.

  F.
  Represents elimination of our predecessor's historical carrying amount of property, plant and equipment transferred to Hospitality Trust as part of the restructuring. The adjustment has been calculated as follows:

Historical carrying amount of our predecessor's property and equipment, net	$635,812
Historical carrying amount of our predecessor's property and equipment, net, to be transferred to Hospitality Trust in the restructuring	(558,963)

Historical carrying amount of property and equipment, net, retained by us in the restructuring	76,849
Estimated fair value of property and equipment retained by us in the restructuring	95,310

Net adjustment	$18,461

  G.
  Our spin off from Hospitality Trust requires us to evaluate our lease with Hospitality Trust as a sale leaseback transaction under Statement of Financial Accounting Standards No. 98, or SFAS 98, which addresses sale leaseback transactions involving real estate. Under SFAS 98, we have determined that several of the travel centers owned by our predecessor do not qualify for operating lease treatment because more than a minor portion of those travel centers are subleased to third parties. We will carry such travel centers at an amount equal to Hospitality Trust's recorded initial carrying amount, equal to their fair value, and record an equal amount of liability, representing our obligation to make future payments to Hospitality Trust, which future payments will be recognized as interest expense in our statement of operations. See Note M.

  H.
  Represents elimination of the debt, accrued interest and related unamortized deferred financing costs of our predecessor. In connection with Hospitality Trust's planned acquisition of TravelCenters of America, Inc., all of the debt and accrued interest of our predecessor will be extinguished.

  I.
  Represents the elimination of historical net shareholders' equity of our predecessor, net of the effects of the pro forma adjustments described above.

  J.
  Represents elimination of our predecessor's historical carrying amount of goodwill and recognition of goodwill for the excess of the purchase price over the fair value of assets and liabilities acquired in connection with Hospitality Trust's acquisition of our predecessor.

Pro Forma Statement of Operations Adjustments

  K.
  Represents the historical operating results of our predecessor.

  L.
  After the spin off, we will enter into a management and shared services agreement with Reit Management and Research LLC, pursuant to which we will receive services described elsewhere in this prospectus. The adjustment represents the fees payable to Reit Management and is derived as follows:

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Pro forma fuel gross profit	$129,340	$111,095
Pro forma non-fuel revenues	833,500	660,674

Total	$962,840	$771,769
Contract rate	0.6%	0.6%

Management and shared services fee	$5,777	$4,631

  M.
  As required by applicable SEC rules, no adjustments have been made to the historical share compensation of our predecessor despite the fact that these amounts are attributable principally to the vesting of options for our predecessor's shares which will be redeemed upon the closing of Hospitality Trust planned acquisition of TravelCenters of America, Inc.

  N.
  Our agreement to lease real estate owned by Hospitality Trust after the spin off requires us to make minimum rent payments that have scheduled increases during the term of the lease as described elsewhere in this prospectus. Adjustments have been calculated as follows:

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Minimum base rent (cash)	$153,500	$114,975
Required straight line rent adjustment	17,219	13,064

Total	$170,719	$128,039
Less amount recognized as interest (see Note G)	(10,474)	(7,856)

Total adjustment	$160,245	$120,183

  O.
  As part of the restructuring we will retain a portion of the property and equipment and personal property used in the operations of our travel centers. In addition, we will retain certain identifiable intangible assets of $21,789 and goodwill of $34,133 (see Notes D7 and D6, respectively). This adjustment represents the elimination of historical depreciation and amortization expense realized by our predecessor and the addition of depreciation and amortization expense related to the property, equipment and intangible assets retained by us. The depreciation and amortization expense is based on the estimated useful lives of the assets, which is up to 20 years for personal property and real estate and up to 16 years for intangible assets.

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Elimination of historical depreciation and amortization	$(64,981)	$(52,124)
Addition of depreciation and amortization	17,720	13,290

Net adjustment	$(47,261)	$(38,834)

  P.
  The historical other income (expense), net, of our predecessor includes:

	Year Ended December 31, 2005	Nine Months Ended September 30, 2006
Debt extinguishment and refinancing costs	$(39,566)	$—
Gain on sale of investment	1,974	—
Gain related to claims settlement	—	1,250

Other income (expense), net	$(37,592)	$1,250

    In addition, during the nine months ended September 30, 2006, our predecessor recognized $4,773 of expense related to costs it incurred in marketing itself for sale and pursuing various financing alternatives that will not be further pursued. As required by applicable SEC rules, no adjustments have been made to eliminate these expense items despite the fact that they are non-recurring.

  Q.
  Represents the elimination of historical interest expense and other financial costs, net. As discussed in Note H, all of our predecessor's debt will be extinguished at the time of Hospitality Trust's planned acquisition of TravelCenters of America, Inc. Pro forma interest income represents actual interest income earned by our predecessor during the periods shown. As required by applicable SEC rules, the pro forma financial statements do not give effect to interest income which would be earned on our pro forma cash balance of $213,205 (see Note C) or related income taxes on such income.

  R.
  Represents the cumulative tax provision based on all transactions resulting from the merger, restructuring and spin off. The pro forma benefit is based on an assumed blended federal and state income tax rate of 37.5%.

  S.
  Represents the elimination of our predecessor's shares outstanding and the addition of our total common shares expected to be outstanding immediately after the spin off:

Total outstanding shares of Hospitality Trust	88,086
Spin off ratio	1:10

Total shares distributed	8,809
Elimination of predecessor's outstanding shares	(6,937)

Net Adjustment	1,872

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of
Directors of TravelCenters of America LLC

        In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of TravelCenters of America LLC at October 10, 2006 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
December 8, 2006

TravelCenters of America LLC

Consolidated Balance Sheet

October 10, 2006

Cash	$1

Total assets	$1

Total liabilities	—
Shareholder's equity—common shares, 1 share issued and outstanding	$1

Total liabilities and shareholder's equity	$1

The accompanying notes are an integral part of this consolidated financial statement.

TravelCenters of America LLC

Notes to Consolidated Balance Sheet

October 10, 2006

1.    Organization

        TravelCenters of America LLC was formed as a Delaware limited liability company on October 10, 2006. TravelCenters of America LLC is a wholly owned, indirect subsidiary of Hospitality Trust, or Hospitality Trust, and TravelCenters of America LLC's initial capitalization of $1 was provided by Hospitality Trust on TravelCenters of America LLC's formation date. Since that time, TravelCenters of America LLC has conducted no business activities. The fiscal year of TravelCenters of America LLC shall end on December 31 of each year.

2.    Acquisition of TravelCenters of America, Inc.

        In September 2006 Hospitality Trust agreed to acquire 100% of Travel Centers of America, Inc. This acquistion will be effected through a merger of a subsidiary of ours with and into TravelCenters of America, Inc. Hospitality Trust expects to complete this acquisition in 2007. When the acquisition is consummated, we will restructure the business of TravelCenters of America, Inc. after which Hospitality Trust will distribute our shares to its shareholders in a spin off transaction. Our spin off will not occur if Hospitality Trust does not acquire TravelCenters of America, Inc.

TravelCenters of America, Inc.

Unaudited Consolidated Balance Sheet

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Assets
Current assets:
Cash	$47,547	$93,565
Accounts receivable (less allowance for doubtful accounts of $1,715 for 2005 and $1,548 for 2006)	75,075	89,459
Inventories	87,702	88,323
Deferred income taxes	9,623	9,753
Other current assets	10,454	8,991

Total current assets	230,401	290,091
Property and equipment, net	629,253	635,812
Goodwill	49,681	49,681
Deferred financing costs, net	18,605	16,257
Deferred income taxes	207	306
Intangible assets, net	1,967	1,922
Other noncurrent assets	9,590	9,638

Total assets	$939,704	$1,003,707

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$7,009	$7,014
Accounts payable	117,271	124,729
Other accrued liabilities	69,482	86,227

Total current liabilities	193,762	217,970
Commitments and contingencies	—	—
Long-term debt (net of unamortized discount)	675,638	670,464
Deferred income taxes	1,226	8,812
Other noncurrent liabilities	21,771	22,760

	892,397	920,006
Redeemable equity	1,935	13,403
Nonredeemable equity:
Common stock and other stockholders' equity	226,482	226,303
Accumulated deficit	(181,110)	(156,005)

Total nonredeemable equity	45,372	70,298

Total liabilities, redeemable equity and nonredeemable stockholders' equity	$939,704	$1,003,707

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss)

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Revenues:
Fuel	$2,294,946	$3,010,251
Nonfuel	627,527	660,674
Rent and royalties	7,502	7,543

Total revenues	2,929,975	3,678,468
Cost of goods sold (excluding depreciation):
Fuel	2,206,346	2,899,156
Nonfuel	259,486	275,071

Total cost of goods sold (excluding depreciation)	2,465,832	3,174,227
Operating expenses	308,418	325,062
Selling, general and administrative expenses (including $53 and $11,946 of noncash share based compensation expense for the nine months ended September 30, 2005 and 2006, respectively)	32,702	48,532
Depreciation and amortization expense	46,078	52,124
Merger and refinancing expenses	—	4,773
Gain on asset sales	(208)	(579)

Income from operations	77,153	74,329
Other income (expense), net (Note 11)	(37,401)	1,250
Interest and other financial costs, net	(37,722)	(35,016)

Income before income taxes	2,030	40,563
Provision for income taxes	1,642	15,458

Net income	388	25,105
Other comprehensive income (expense), net of tax (Note 5):
Unrealized gain (loss) on derivative instruments	394	(674)
Foreign currency translation adjustments	272	343

Comprehensive income	$1,054	$24,774

Basic earnings per common share	$0.06	$3.62

Diluted earnings per common share	$0.05	$3.32

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Cash flows from operating activities:
Net income	$388	$25,105
Adjustments to reconcile net income to net cash provided by operating activities:
Share based compensation expense	53	11,946
Financing costs expensed upon extinguishment of debt	39,375	—
Tender premium and debt discount paid	(32,308)	—
Depreciation and amortization expense	46,078	52,124
Amortization of deferred financing costs	3,097	2,348
Deferred income tax provision	699	7,605
Provision for doubtful accounts	400	75
(Gain) on asset sales	(2,182)	(579)
Changes in assets and liabilities, adjusted for the effects of business acquisitions:
Accounts receivable	(31,259)	(15,463)
Inventories	(7,989)	(599)
Other current assets	(2,593)	443
Accounts payable and other accrued liabilities	52,885	27,475
Other, net	(1,820)	(1,443)

Net cash provided by operating activities	64,824	109,037

Cash flows from investing activities:
Business acquisitions	(935)	—
Proceeds from asset sales	2,676	2,606
Capital expenditures	(54,397)	(56,948)

Net cash used in investing activities	(52,656)	(54,342)

Cash flows from financing activities
Increase (decrease) in checks drawn in excess of bank balances	(937)	(3,450)
Revolving loan borrowings (repayments), net	(25,000)	—
Long-term debt borrowings	680,000	—
Long-term debt repayments	(647,171)	(5,255)
Debt issuance costs	(5,039)	—
Debt extinguishment and refinancing expenses paid	(2,603)	—
Common shares sold (repurchased)	38	—

Net cash (used in) provided by financing activities	(712)	(8,705)

Effect of exchange rate changes on cash	44	28

Net increase (decrease) in cash	11,500	46,018
Cash at the beginning of the period	45,846	47,547

Cash at the end of the period	57,346	93,565

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Unaudited Consolidated Statement of Nonredeemable Stockholders' Equity

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Common stock:
Balance at beginning and end of period	$3	$3

Additional paid-in capital:
Balance at beginning of period	$215,743	$224,413
Stock options	—	152

Balance at end of period	$215,743	$224,565

Accumulated other comprehensive income (loss):
Balance at beginning of period	$1,122	$2,066
Change in fair value of interest rate swap agreements, net of tax	394	(674)
Foreign currency translation adjustments, net of tax	272	343

Balance at end of period	$1,788	$1,735

Accumulated Deficit:
Balance at beginning of period	$(179,015)	$(181,110)
Net income	388	25,105

Balance at end of period	$(178,627)	$(156,005)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Selected Notes to Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2005 and 2006

1.    Business Description and Summary of Operating Structure

        TravelCenters of America, Inc. ("we," "us" or "the Company") is a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the United States interstate highway system to serve long haul trucking fleets and their drivers, independent truck drivers and motorists. At September 30, 2006, our geographically diverse nationwide network of full service travel centers consisted of 162 sites located in 40 states and the province of Ontario, Canada. Substantially all of our operations are conducted through three distinct types of travel centers:

  •
  travel center sites operated by us, which we refer to as company operated sites;

  •
  travel center sites owned by us and leased to independent lessee franchisees, which we refer to as leased sites; and

  •
  travel center sites owned and operated by independent franchisees, which we refer to as franchisee owned sites.

        At September 30, 2006, our network consisted of 139 company operated sites, 10 leased sites and 13 franchisee owned sites. We operate as one reportable segment. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics. Because only one of our 162 travel centers is located in Canada, the amounts of revenues and long lived assets located in Canada are not material.

        Our travel centers are located along the U.S. interstate highway system, typically on 20- to 25-acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full service restaurants, more than 20 different brands of quick service restaurants, travel and convenience stores with a selection of over 4,000 items and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the leased sites and franchisee owned sites.

        The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., 3073000 Nova Scotia Company, TravelCentres Canada Inc., and TravelCentres Canada Limited Partnership, which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

        The accompanying consolidated financial statements of the Company have been prepared without audit. Certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been condensed or omitted. We believe that the disclosures made are adequate to make the information presented not misleading. However, the accompanying financial statements should be read in conjunction with the financial statements and notes contained in our audited consolidated financial statements as of and for the year ended December 31, 2005. In the opinion of our management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included. Our operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.

2.    Change in Accounting Principle

        Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (FAS) No. 123(R), "Share Based Payments" (FAS 123R), which replaced FAS No. 123, "Accounting for Stock-based Compensation," and superseded Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). FAS 123R requires compensation cost relating to share based payment transactions be recognized in the financial statements. We adopted FAS 123R using the prospective approach; accordingly, prior periods were not restated. There was no effect on our balance sheet or results of operations as a result of the adoption of FAS 123R. Prior to January 1, 2006, we measured compensation costs related to share based payments under APB 25, as permitted by FAS 123, and provided pro forma disclosure in the notes to financial statements as required by FAS 123 and FAS 148.

        Under APB 25, we accounted for share based compensation using the intrinsic value method of accounting. For options that vested based on the passage of time, no share based compensation expense was reflected in our consolidated statements of operations because for all such options the exercise price equaled the estimated market value of the underlying share on the date of grant. For options that vested based on attaining specified financial return performance targets, no share based compensation cost was reflected in our consolidated statements of operations until such time as attaining of the targets was determined to be probable, which was not the case for the options granted under the 2001 stock plan until the fourth quarter of 2005. We have not granted options since the adoption of FAS 123R, but in April 2006 we modified certain of our outstanding options and, accordingly, we began accounting for these modified options as prescribed by FAS 123R. As a result, we have recognized share based compensation expense with respect to these modified options in the financial statements for the nine month period ended September 30, 2006. See Note 8 for additional discussion of our share based compensation.

3.    Recently Issued Accounting Pronouncements

        FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to our financial position, results of operations or cash flows when we adopt it effective January 1, 2007.

        FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when we adopt it effective January 1, 2008.

4.    Earnings Per Share

        The following represents a reconciliation from basic earnings per common share to diluted earnings per common share.

	Nine Months Ended September 30,
	2005	2006
	(In Thousands, except per share data)
Determination of shares:
Weighted average common shares oustanding	6,937	6,937
Incremental shares attributable to the assumed exercise of dilutive stock options	80	348
Incremental shares attributable to the assumed exercise of warrants	277	277

Diluted weighted average common shares outstanding	7,294	7,562

Basic earnings per common share	$0.06	$3.62
Diluted earnings per common share	$0.05	$3.32

5.    Comprehensive Income

        Income tax provision (benefit) related to other comprehensive income consisted of the following:

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Related to gain (loss) on derivative instruments	$203	$(347)
Related to foreign currency translation adjustments	$90	$108

Total	$293	$(239)

6.    Inventories

        Inventories consisted of the following:

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Non-fuel merchandise	$72,341	$71,663
Petroleum fuel products	15,361	16,660

Total inventories	$87,702	$88,323

7.    Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill for the nine month periods ended September 30, 2005 and 2006 were as follows:

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Balance as of beginning of period	$48,898	$49,681
Goodwill recorded during the period	743	—

Balance as of end of period	$49,641	$49,681

        During the nine month period ended September 30, 2005 we recorded $743,000 of goodwill as a result of the business acquisition in connection with our converting one leased site to a company operated site. No goodwill was recognized during the nine months ended September 30, 2006.

        Intangible assets, net consisted of the following:

	December 31, 2005	September 30, 2006
	(In Thousands of Dollars)
Amortizable intangible assets:
Noncompetition agreements	$650	$650

Total amortizable intangible assets	650	650
Less—accumulated amortization	81	126

Net carrying value of amortizable intangible assets	569	524
Net carrying value of trademarks	1,398	1,398

Intangible assets, net	$1,967	$1,922

        Total amortization expense for our amortizable intangible assets for the nine month periods ended September 30, 2005 and 2006 was $96,000 and $45,000, respectively. The estimated aggregate amortization expense for our amortizable intangible assets for the year ending December 31, 2006 and each of the four succeeding fiscal years is $60,000 for each year.

8.    Share Based Employee Compensation

        During 2001, we granted to certain of our executives non-qualified options to purchase 944,881 of our common shares. The options have a term of 10 years but could be terminated earlier if certain customary events occur. Each option grant consisted of 41.67% time options and 58.33% performance options. In April 2006, we amended the option agreements, primarily affecting vesting of the performance options. Option holders have rights to require us to repurchase shares obtained by exercising vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control.

        Time options became exercisable with the passage of time, generally vesting 20% per year over a period of five years. As of December 31, 2005, all outstanding time options were fully vested and exercisable. The time options are subject to fixed plan accounting.

        Performance options become exercisable based on our stockholders achieving certain investment return targets. Class A and Class B performance options differ only in vesting. Class A performance options vested if the achieved internal rate of return was at least 22.5%. The Class B performance options vested on a pro-rata basis if the achieved rate of return exceeded 22.5%, up to 30.0%. A measurement date was generally defined in the original option agreements as the earliest of (1) November 14, 2005, (2) specified dates following an initial public offering of our shares, or (3) the date that at least 30% of our shares owned by a specified stockholder are distributed to its limited partners or sold. The April 2006 amendments replaced the November 14, 2005 date with December 31, 2005, which was the earliest of the various possible measurement dates enumerated in the option agreements and, therefore, was the measurement date for purposes of determining the vesting of the Class A performance options. The estimated value of our common shares as of December 31, 2005 was $86.83 per share, which resulted in a rate of return of 22.5% and, therefore, the Class A performance options were fully vested as of December 31, 2005. The April 2006 amendments also revised the measurement date for the Class B performance options such that one half of those options had a measurement date of April 6, 2006 and vested as of that date, and the other half of those options will vest on a pro-rata basis as of the date of any future change of control if the share price realized is between $102.73 and $117.83 per share.

        We accounted for the stock options under the recognition and measurement principles of both APB 25 and FAS 123R. The time options and Class A performance options were accounted for under APB 25. There was no share based compensation expense related to the time options. Share based compensation expense was recognized with respect to the Class A performance options through the end of the related vesting period in December 2005. As the amendments to the Class B performance options were made after January 1, 2006, the date we adopted FAS 123R (see Note 2), the recognition of share based compensation expense related to those options is subject to the requirements of FAS 123R. For the Class B performance options that vested in April 2006, we used the Black-Scholes option pricing model to estimate the grant date fair value of the options of $59.08. The following assumptions were used in this calculation: a risk free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six months. We recognized share based compensation expense of $11,620,000 with respect to these options. The intrinsic value of these options was $58.31 on the date of the modification and, as a result, $11,468,000 of the share based compensation expense was classified as redeemable equity in our consolidated balance sheet. For the remaining unvested options that vest upon a change of control, we used a binomial lattice based option pricing model to estimate the grant date fair value of the options of $21.70. The following assumptions were used in this calculation: a risk-free interest rate of 4.85%, a dividend yield of 0.0%, a volatility factor of 42.0% and an expected life of the options of six to twelve months. We have not recognized share based compensation expense with respect to these options.

        In addition to the compensation expense charges made in connection with options as described above, we also recognized share based compensation expense with respect to redeemable shares of common stock that are considered to be probable of being redeemed. The following table sets forth the composition of share compensation expense.

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Share based compensation expense consisted of:
Expense under FAS 123R related to vested Class B performance options	$—	$11,620
Expense related to outstanding redeemable shares	53	326

Total share compensation expense	$53	$11,946

        The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of FAS No. 123 to all share based payment transactions.

Nine Months Ended September 30, 2005
(In Thousands of Dollars)
Net income, as reported	$388
Add back: share based compensation expense, net of related tax effects, included in net income as reported	32
Deduct: Total share based compensation expense determined under fair value based methods for all awards, net of related tax effects	(509)

Pro forma net income (loss)	$(89)

Pro forma net income (loss) per common share	$(0.01)

        The fair value of the options subject to APB 25 accounting, all of which were granted in 2001, that was used to calculate the pro forma compensation expense amounts was estimated to be $13.43 per option at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions: a risk-free interest rate of 5.5%, a dividend yield of 0.0%, a volatility factor of 0.0001%, and an expected life of the options of ten years.

        Option Status Summary.    The following table reflects the status and activity of options under our share plans:

Nine Months Ended September 30, 2006
Options outstanding, beginning of period	939,375
Granted	—
Exercised	—
Cancelled	—

Options outstanding, end of period	939,375

Options exercisable, end of period	742,708
Options available for grant, end of period	—
Weighted average remaining contractual life of options outstanding, in years	4.25

        The exercise price was $31.75 per share for all outstanding options as of September 30, 2006.

9.    Commitments and Contingencies

Guarantees

        In the normal course of business we periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that any potential indemnification is not expected to have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental Matters

        Our operations and properties are extensively regulated by environmental laws and regulations ("Environmental Laws") that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We own and use underground storage tanks and above ground storage tanks to store petroleum products and waste at our facilities. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable Environmental Laws. Historically the costs of compliance for these matters have not had a material adverse impact on us, but it is impossible to predict accurately the ultimate effect compliance or changing Environmental Laws may have on us in the future.

        We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our financial condition, results of operations or liquidity. We cannot be certain that additional contamination does not exist at our properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and such expenditures or the requirement to make such expenditures could have a material adverse effect on us.

        We have obtained insurance of up to $35,000,000 for known environmental liabilities and up to $40,000,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty our environmental exposure, in our opinion, the potential liability, beyond that considered in the reserve we have recorded, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or liquidity.

        At September 30, 2006, we had a reserve for environmental matters of $11,783,000. We also had receivables for expected recoveries relating to certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures totalling $9,274,000. The following table sets forth the various amounts recorded in our consolidated balance sheet as either current or noncurrent assets or liabilities related to environmental matters:

As of September 30, 2006
(In Thousands of Dollars)
Gross liability for environmental matters:
Included in the accrued liabilities balance	$4,232
Included in the noncurrent liabilities balance	7,551

Total recorded liabilities	11,783
Less expected recoveries of future expenditures:
Included in the accounts receivable balance	2,064
Included in the other noncurrent assets balance	2,797
Less cash in escrow account included in other noncurrent assets	4,413

Net environmental costs to be funded by future operating cash flows	$2,509

        The following table sets forth the estimated gross amount of the cash outlays related to the matters for which we have accrued our environmental reserve. These cash expenditure amounts do not reflect any amounts for the expected recoveries as we cannot accurately predict the timing of those cash receipts. These estimated future cash disbursements are subject to change based on, among other things, changes in the underlying remediation activities and changes in regulatory requirements.

Year Ending December 31,	Estimated Gross Future Expenditures
(In Thousands of Dollars)
The remainder of 2006	$1,180
2007	4,069
2008	2,472
2009	1,563
2010	994
Thereafter	1,505

$11,783

Pending Litigation

        We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. Except for the Flying J litigation described below, we believe that we are not now involved in any litigation, individually, or in the aggregate, which could have a material adverse affect on our business, financial condition, results of operations or cash flows.

        In February 2006, Flying J, Inc. and certain of its affiliates ("Flying J") filed a lawsuit against certain travel center operators, including us. Flying J is a competitor of ours and, like us, operates a network of travel centers. Flying J also markets a fuel purchasing credit card to trucking companies. The Flying J lawsuit claims, in essence, that we and other travel center operators have refused to accept the Flying J fuel card, and that such refusal was the result of unlawful concerted action. We believe that there are substantial defenses to Flying J's claims, but this case is at an early stage and we are unable to evaluate it further at this time.

        On December 7, 2005, the Internal Revenue Service, or IRS, seized approximately $5,325,000 from our bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours in space leased from us at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and we filed a statement of interest in the seized funds and an answer denying liability. To date there has been only an informal discovery process between us and the U.S. Attorney and a trial date has not been set. We are prepared to defend against the complaint for forfeiture and seek return to us of the seized funds, but have discussed potential settlement of the matter with the IRS. Should we be successful in defending against the claim in litigation, or in coming to a settlement with the IRS, we would be repaid some portion, or all, of the seized funds. However, due to our loss of control over these funds, we expensed as an operating expense the full amount seized in December 2005. We have been indemnified by the game vendor, but it is uncertain whether we will be able to recover all or a portion of our losses from the game vendor and a receivable for any indemnification proceeds has not been recognized. See Note 14.

10.    Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Revolving loan borrowings	$258,500	$18,800
Revolving loan repayments	(283,500)	(18,800)

Revolving loan borrowings (repayments), net	$(25,000)	$—

Cash paid during the period for:
Interest	$37,529	$32,197
Income taxes (net of refunds)	$1,130	$740
Inventory received in liquidation of trade accounts receivable	$324	$—

11.    Other Information

	Nine Months Ended September 30,
	2005	2006
	(In Thousands of Dollars)
Interest and other financing costs consisted of the following:
Cash interest expense	$(33,803)	$(33,887)
Cash interest income	245	1,305
Amortization of discount on debt	(1,067)	(86)
Amortization of deferred financing costs	(3,097)	(2,348)

Interest and other financing costs, net	$(37,722)	$(35,016)

Other income (expense), net consisted of the following:
Debt extinguishment and refinancing expenses	$(39,375)	$—
Gain on sale of investment	1,974	—
Gain on claim settlements	—	1,250

Other income (expense), net	$(37,401)	$1,250

        In July 2006 we agreed to settle two claims made in connection with our November 2000 merger and recapitalization transactions, one settlement with an insurer from whom we had purchased a policy related to the transaction and one settlement concerning the portion of the purchase price held in escrow by the former shareholders of the Company. The total amount received in July and August 2006 as a result of these settlements was $6,850,000, which was recognized in June 2006, together with $1,200,000 of related expenses. Of the total settlement amount, $5,600,000 was recognized as a reduction of operating expenses as it represented the recovery of related costs that had been incurred in the current and prior years. This $5,600,000 was partially offset by the $1,200,000 of related expenses that were also recorded to operating expenses in June 2006. The remaining $1,250,000 of the settlement amounts represented a gain on claim settlements and was recognized in non-operating income.

        In the process of marketing ourselves for sale, we incurred various costs, primarily with respect to arranging various financing alternatives. As a result of the agreement and plan of merger we signed in September 2006 (see Note 13), we will not pursue further these various financing alternatives. Accordingly, we have charged $4,773,000 to expense to write-off the $773,000 of such costs we have paid through September 30, 2006 and to accrue a liability for the $4,000,000 of such costs that have been incurred but not yet paid.

        In June 2005, we consummated a refinancing of our indebtedness, which included a tender offer and consent solicitation for the Senior Subordinated Notes we then had outstanding. In connection with this refinancing, we incurred charges to expense aggregating $39,375,000, which was comprised of $17,331,000 of tender premiums paid for the Senior Subordinated Notes, $19,193,000 to write off unamortized debt issuance costs and debt discount related to the Senior Subordinated Notes, and $2,851,000 of other fees paid.

        In September 2005, we recognized a gain of $1,974,000 in connection with the 2004 sale of our investment in Simons Petroleum, Inc. Due to uncertainty surrounding the future realization of this amount, which was held in escrow until October 2005, this portion of the gain was not recognized in 2004. However, during the third quarter of 2005 the conditions to receive these funds were met, and accordingly, the gain was recognized.

12.    Related Party Transactions

        Certain members of our senior management have purchased common stock pursuant to management subscription agreements. As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,639,000 and $1,707,000 at December 31, 2005 and September 30, 2006, respectively.

13.    Merger Transaction

        On September 15, 2006, we and stockholders owning a majority of our voting stock entered into an agreement and plan of merger with Hospitality Properties Trust ("HPT"), pursuant to which HPT, through a subsidiary, will acquire 100% of our outstanding common stock for approximately $1.9 billion and HPT's subsidiary will merge with and into us. The merger is expected to occur in 2007. Upon the closing, our business will be restructured. The principal effect of the restructuring will be that we will become a 100% subsidiary of TravelCenters of America LLC, a subsidiary of HPT, and that subsidiaries of HPT that we do not own will own the real estate of substantially all of the travel centers we currently own and we will enter into a lease of that real estate. We expect to retain the balance of our tangible and intangible assets and will continue our operations. After the restructuring, HPT, a publicly owned real estate investment trust, will spin off the shares of TravelCenters of America LLC to its common shareholders and TravelCenters of America LLC, which will be our parent after the acquisition and restructuring, will be a publicly owned company.

14.    Subsequent Event

        In December 2006, we reached a settlement agreement with the IRS, in connection with the matter discussed in Note 9, under which $1,262,000 of the seized funds will be returned to us and we forfeited all interest in the remaining seized funds without an admission of liability. The funds that will be returned will be recorded as income in a period subsequent to September 30, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of TravelCenters of America, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of TravelCenters of America, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therin when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 3, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
May 30, 2006, except for Note 24, as to which
the date is September 15, 2006 and Note 6, as
to which the date is November 17, 2006

TravelCenters of America, Inc.

Consolidated Balance Sheet

	December 31,
	2004	2005
	(In Thousands of Dollars)
Assets
Current assets:
Cash and cash equivalents	$45,846	$47,547
Accounts receivable (less allowance for doubtful accounts of $1,606 for 2004 and $1,715 for 2005)	61,484	75,075
Inventories	75,907	87,702
Deferred income taxes	6,952	9,623
Other current assets	8,347	10,454

Total current assets	198,536	230,401
Property and equipment, net	604,359	629,253
Goodwill	48,898	49,681
Deferred financing costs, net	28,289	18,605
Deferred income taxes	4,363	207
Other noncurrent assets	13,284	11,557

Total assets	$897,729	$939,704

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$198	$7,009
Accounts payable	88,754	117,271
Other accrued liabilities	61,800	69,482

Total current liabilities	150,752	193,762
Commitments and contingencies	—	—
Long-term debt (net of unamortized discount)	682,892	675,638
Deferred income taxes	1,156	1,226
Other noncurrent liabilities	23,212	21,771

	858,012	892,397
Redeemable equity	1,864	1,935
Nonredeemable stockholders' equity (Note 16):
Common stock and other nonredeemable stockholders' equity (Common stock—6,934,569 and 6,937,003 shares outstanding at December 31, 2004 and 2005; Preferred stock—5,000,000 shares authorized but unissued)	216,868	226,482
Accumulated deficit	(179,015)	(181,110)

Total nonredeemable stockholders' equity	37,853	45,372

Total liabilities, redeemable equity and nonredeemable stockholders' equity	$897,729	$939,704

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Revenues:
Fuel	$1,513,648	$1,959,239	$3,231,853
Non-fuel	649,502	707,958	833,500
Rent and royalties	13,080	10,667	9,943

Total revenues	2,176,230	2,677,864	4,075,296
Cost of goods sold (excluding depreciation):
Fuel	1,408,728	1,857,160	3,102,513
Non-fuel	266,038	289,867	348,267

Total cost of goods sold (excluding depreciation)	1,674,766	2,147,027	3,450,780
Operating expenses	342,045	362,169	420,367
Selling, general and administrative expenses (including $65 and $8,921 of noncash stock compensation expense for 2004 and 2005, respectively)	40,543	43,180	53,051
Depreciation and amortization expense	60,375	58,750	64,981
Gain on asset sales	(1,476)	(2,547)	(207)

Income from operations	59,977	69,285	86,324
Other income (expense), net	764	110	(37,592)
Interest and other financial costs, net	(46,878)	(46,061)	(48,518)

Income (loss) before income taxes and the cumulative effect of a change in accounting principle	13,863	23,334	214
Provision for income taxes	4,719	8,472	2,309

Income (loss) before the cumulative effect of a change in accounting principle	9,144	14,862	(2,095)
Cumulative effect of a change in accounting, net of related taxes (Note 3)	(253)	—	—

Net income (loss)	8,891	14,862	(2,095)
Other comprehensive income (loss), net of tax (Note 7):
Unrealized gain on derivative instruments	—	—	674
Foreign currency translation adjustments	804	318	270

Comprehensive income (loss)	$9,695	$15,180	$(1,151)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$1.32	$2.14	$(0.30)
Cumulative effect of change in accounting, net of tax	(0.04)	—	—

Net income (loss)	$1.28	$2.14	$(0.30)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$1.26	$2.04	$(0.30)
Cumulative effect of change in accounting, net of tax	(0.03)	—	—

Net income (loss)	$1.23	$2.04	$(0.30)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Cash flows from operating activities:
Net income (loss)	$8,891	$14,862	$(2,095)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of a change in accounting principle, net of related tax	253	—	—
Stock compensation expense	—	65	8,921
Tender premium and debt discount paid	—	—	(32,610)
Depreciation and amortization	60,375	58,750	64,981
Amortization of deferred financing costs	3,440	3,882	3,908
Financing costs expensed upon extinguishment of debt	—	1,699	39,566
Deferred income tax provision	3,535	5,974	1,235
Provision for doubtful accounts	1,180	307	975
(Gain) on asset sales	(1,476)	(4,162)	(2,181)
Changes in assets and liabilities, adjusted for the effects of business acquisitions:
Accounts receivable	(1,360)	(19,235)	(14,836)
Inventories	(361)	(6,321)	(11,237)
Other current assets	1,233	(1,255)	(1,078)
Accounts payable and other accrued liabilities	3,646	40,439	27,073
Other, net	(2,032)	2,141	(1,640)

Net cash provided by operating activities	77,324	97,146	80,982

Cash flows from investing activities:
Business acquisitions	(10,190)	(126,117)	(1,180)
Proceeds from asset sales	3,900	13,816	2,785
Capital expenditures	(44,196)	(122,919)	(85,403)

Net cash used in investing activities	(50,486)	(235,220)	(83,798)

Cash flows from financing activities:
Increase (decrease) in checks drawn in excess of bank balances	(2,598)	2,934	7,190
Revolving loan borrowings (repayments), net	(8,800)	11,400	(25,000)
Long-term debt repayments	(14,688)	(310,401)	(650,110)
Long-term debt borrowings	—	475,000	680,000
Debt issuance costs	—	(9,857)	(5,039)
Debt extinguishment and refinancing costs paid	—	—	(2,603)
Common stock sold (repurchased)	—	(158)	38

Net cash provided by (used in) financing activities	(26,086)	168,918	4,476

Effect of exchange rate changes on cash	206	(3)	41

Net increase in cash	958	30,841	1,701
Cash and cash equivalents at the beginning of the year	14,047	15,005	45,846

Cash and cash equivalents at the end of the year	$15,005	$45,846	$47,547

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Consolidated Statement of Nonredeemable Stockholders' Equity

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Common stock:
Balance at beginning and end of year	$3	$3	$3

Additional paid-in capital:
Balance at beginning of year	$217,290	$216,112	$215,743
Accretion of redeemable equity	(1,178)	(369)	—
Stock options	—	—	8,670

Balance at end of year	$216,112	$215,743	$224,413

Accumulated other comprehensive income:
Balance at beginning of year	$—	$804	$1,122
Change in fair value of interest rate swap agreement, net of tax	—	—	674
Foreign currency translation adjustments, net of tax	804	318	270

Balance at end of year	$804	$1,122	$2,066

Accumulated deficit:
Balance at beginning of year	$(202,768)	$(193,877)	$(179,015)
Net income (loss)	8,891	14,862	(2,095)

Balance at end of year	$(193,877)	$(179,015)	$(181,110)

The accompanying notes are an integral part of these consolidated financial statements.

TravelCenters of America, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2003, 2004 and 2005

1.    Business Description and Summary of Operating Structure

        TravelCenters of America, Inc. ("we" or "the Company") is a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the North American highway system to serve long-haul trucking fleets and their drivers, independent truck drivers and general motorists. At December 31, 2005, our geographically diverse nationwide network of full-service travel centers consisted of 160 sites located in 40 states and the province of Ontario, Canada. Our operations are conducted through three distinct types of travel centers:

  •
  those operated by us, which we refer to as company operated sites;

  •
  those owned by us and leased to independent lessee franchisees, which we refer to as leased sites; and

  •
  those owned and operated by independent franchisees, which we refer to as franchisee owned sites.

        At December 31, 2005, our network consisted of 139 company operated sites, ten leased sites and 11 franchisee owned sites. During 2005, we converted two leased travel centers to company operated sites, sold one company operated sites and added one franchisee owned sites to our network. We operate as one reportable segment. We aggregate our travel centers into one reportable segment because they have similar economic and operating characteristics. With only one of our 162 travel centers located in Canada, the amounts of revenues and long-lived assets located in Canada are not material.

        Our travel centers are located at key points along the U.S. interstate highway system and in Canada, typically on 20- to 25-acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full-service restaurants, quick service restaurants, travel and convenience stores and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the leased sites and franchisee owned sites and, as a franchisor, assist our franchisees in providing service to long haul trucking fleets and their drivers, independent truck drivers and general motorists.

        The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., 3073000 Nova Scotia Company, TravelCentres Canada Inc., and TravelCentres Canada Limited Partnership, which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

2.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        Sales revenues and related costs are recognized at the time of delivery of motor fuel to customers at either the terminal or the customer's facility for wholesale fuel sales and at the time of final sale to consumers at our company operated travel centers for retail fuel and non-fuel sales. The estimated cost to us of the redemption by customers of our loyalty program points is recorded as a discount against gross sales in determining the net sales amount presented in our consolidated statement of operations and comprehensive income (loss).

        For those travel centers that we own but lease to a franchisee, rent revenue is recognized based on the rent payment due for each period. These leases specify rent increases each year based on inflation rates for the respective periods or capital improvements we make at the travel center. As the rent increases related to these factors are contingent upon future events, the related rent revenue is not recognized until it becomes accruable.

        Franchise royalty revenues are collected and recognized monthly and are determined as a percentage of the franchisees' revenues. Initial franchise fee revenues are recognized at the point when the franchisee opens for business under our brand name, which is when we have fulfilled all of our initial obligations under the related agreements. Initial franchise fees were $100,000 in each of the years ended December 31, 2004 and 2005 and there were no initial franchise fees recognized during the year ended December 31, 2003.

Earnings Per Share

        Basic earnings per common share is calculated by dividing net income (and income from continuing operations, cumulative effect of a change in accounting, extraordinary items and/or discontinued operations, if applicable) by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive stock options and warrants, using the treasury stock method. See Note 6 for further discussion.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, we consider all highly liquid investments with an initial maturity of three months or less to be cash.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable losses in our existing accounts receivable. We determine the allowance based on customer risk assessment and historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over specific mounts and in excess of specified amounts are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Inventories

        Inventories are stated at the lower of cost or market value, cost being determined principally on the weighted average cost method.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives of the assets:

Buildings and site improvements	15-20 years
Pumps and underground storage tanks	5-20 years
Machinery and equipment	3-15 years
Furniture and fixtures	5-10 years

        Repair and maintenance costs are charged to expense as incurred, while major renewals and betterments are capitalized. Included in the amounts capitalized is an allocation of certain internal payroll and other overhead costs associated with the direct oversight of the capital investment and development program and the projects included therein. These costs are amortized over twelve years, the estimated composite life of our property and equipment. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed of are removed from the accounts. Any resulting gains or losses are recognized in operations. See Note 9.

Intangible Assets

        Acquired intangible assets, other than goodwill, are initially recognized based on their fair value. Those intangible assets acquired in a business combination are initially recognized in accordance with Statement of Financial Accounting Standards (FAS) No. 141, "Business Combinations." FAS 141 requires an allocation of purchase price to all assets and liabilities acquired, including those intangible assets that arise from contractual or other legal rights or are otherwise capable of being separated or divided from the acquired entity (but excluding goodwill), based on the relative fair values of the acquired assets and liabilities. Any excess of acquisition cost over the fair value of the acquired net assets is recorded as goodwill. Costs of internally developing, maintaining, or restoring intangible assets that are not specifically identifiable, that have indeterminate lives or that are inherent in a continuing business and related to the entity as a whole are expensed as incurred. Intangible assets with finite lives are amortized on a straight-line basis over their estimated lives, principally the terms of the related contractual agreements giving rise to them. Goodwill and intangible assets with indefinite lives are not amortized but are reviewed on January 1 of each year (or more frequently if impairment indicators arise) for impairment (see Note 10).

Internal-Use Software Costs

        During the application development stage of an internal-use computer software project, we capitalize (i) the external direct costs of materials and services consumed in developing or obtaining the internal-use computer software, (ii) to the extent of time spent directly on the project, payroll costs of employees directly associated with and who devote time to the project, and (iii) related interest costs incurred. Internal and external costs incurred in the preliminary project stage and post-implementation stage, such as for exploring alternative technologies, vendor selection and maintenance, are expensed as incurred, as are all training costs. The costs of significant upgrades and enhancements that result in additional functionality are accounted for in the same manner as similar costs for new software projects. The costs of all other upgrades and enhancements are expensed as incurred.

Impairment of Long Lived Assets

        Impairment charges are recognized when the carrying value of a long lived asset group to be held and used in the business is not recoverable and exceeds its fair value, and when the carrying value of a long-lived asset to be disposed of exceeds the estimated fair value of the asset less the estimated cost to sell the asset. Such impairment charges are recognized in the period during which the circumstances surrounding an asset to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset is made. Such tests are performed at the individual travel center level. In addition, intangible assets are subjected to further evaluation and impairment charges are recognized when events and circumstances indicate the carrying value of the intangible asset exceeds the fair market value of the asset. Impairment charges, when required, are included in depreciation and amortization expense in our consolidated statement of operations and comprehensive income (loss). We recognized impairment charges of $855,000, $0 and $195,000 during the years ended December 31, 2003, 2004 and 2005, respectively.

Deferred Financing Costs

        Deferred financing costs were incurred in conjunction with issuing long term debt and are amortized into interest expense over the lives of the related debt instruments using the effective interest method (see Note 13).

Classification of Costs and Expenses

        Cost of goods sold (excluding depreciation) represents the costs of fuels and other products sold, including freight. Operating expenses principally represent costs incurred in operating our travel centers, consisting primarily of labor, maintenance, supplies, utilities and occupancy costs.

Operating Lease Expense

        Rental on most operating leases is charged to expense over the lease term as it becomes payable. Certain operating leases specify scheduled rent increases over the lease term. The effects of those scheduled rent increases, which are included in minimum lease payments, are recognized in rent expense over the lease term on a straight-line basis.

Stock-Based Employee Compensation

        We accounted for our stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Options were granted to certain members of our management in 2001. There have been no grants of options since that time. Stock compensation expense is included in selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss). For granted options that vest over time, no compensation expense is recognized, as all of those options had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. For granted options that vest based on attaining certain measures of performance, compensation expense is recognized when it becomes probable that the performance triggers for such options will be achieved. The following table illustrates the effect on net income if we had applied the fair value recognition provisions of FAS No. 123 to stock-based employee compensation.

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Net income (loss), as reported	$8,891	$14,862	$(2,095)
Add back: Stock-based employee compensation expense, net of related tax effects, included in net income as reported	—	41	5,237
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(698)	(715)	(2,008)

Pro forma net income	$8,193	$14,188	$1,134

        The fair value of the options subject to APB 25 accounting, all of which were granted in 2001, that was used to calculate the pro forma compensation expense amounts was estimated to be $13.43 per option at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: a risk-free interest rate of 5.5%, a dividend yield of 0.0%, a volatility factor of 0.0001%, and an expected life of the options of ten years.

Environmental Remediation

        We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Remediation expenses are included within operating expenses in our consolidated statement of operations and comprehensive income (loss). Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Accruals are not recorded for the costs of remediation activities undertaken on our behalf by certain subsidiaries of The British Petroleum Company p.l.c. ("BP"), at BP's sole expense (see Note 20) for existing matters at the time we acquired certain travel centers from BP. In our consolidated balance sheet, the accrual for environmental matters is included in other noncurrent liabilities, with the amount estimated to be expended within the subsequent year reported as a current liability within the other accrued liabilities balance.

Defined Contribution Plan

        We sponsor a 401(k) defined contribution plan to provide eligible employees with additional income upon retirement. Our contributions to the plans are based on employee contributions and compensation and are recognized in operating expenses in the period incurred.

Asset Retirement Obligations

        As of January 1, 2003, we began recognizing the future costs to remove our underground storage tanks, and to remove leasehold improvements as required at expiration of the respective leases, over the estimated useful lives of each tank, or leasehold improvement, in accordance with the provisions of FAS 143, "Accounting for Asset Retirement Obligations." A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank or leasehold improvement is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank or leasehold improvement. The estimated liability is based on historical experiences in removing these assets, estimated useful lives, external estimates as to the cost to remove the assets in the future and regulatory and/or contractual requirements. The liability is a discounted liability using a credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in removal costs, asset useful lives or if new regulations regarding the removal of such tanks are enacted and/or amendments to the lease contracts are negotiated. See Note 3.

Income Taxes

        Deferred income tax assets and liabilities are established to reflect the future tax consequences of differences between the tax bases and financial statement bases of assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance.

Concentration of Credit Risk

        We grant credit to our customers and may require letters of credit or other collateral. Allowances for doubtful accounts and notes receivable are maintained based on historical payment patterns, aging of accounts receivable, periodic review of our customers' financial condition, and actual write-off history.

Derivative Instruments

        We recognize derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. We designate our derivatives based upon criteria established by FAS 133, "Accounting for Derivative Instruments and Hedging Activities." For a derivative designated as a fair value hedge, the change in fair value is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. We use derivatives to manage risk arising from changes in interest rates. Our objectives for holding derivatives are to decrease the volatility of earnings and cash flows associated with changes in interest rates. See Note 21.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which estimation is practicable: the fair values of financial instruments classified as current assets or liabilities approximate the carrying values due to the short-term maturity of the instruments; until its redemption during 2005, the fair value of our fixed-rate indebtedness that was publicly traded was estimated based on the quoted price for those notes. The fair value of our fixed-rate indebtedness that was not publicly traded was estimated based on the current borrowing rates available to us for financings with similar terms and maturities (see Note 13); and the fair values of our interest rate protection agreements are based on bank-quoted market prices.

Reclassifications

        Certain insignificant reclassifications of 2004 data have been made to conform to the current year presentation.

3.    Change in Accounting Principle

        As of January 1, 2003, we began recognizing the future costs to remove our underground storage tanks over the estimated useful lives of each tank in accordance with the provisions of Statement of Financial Accounting Standards (FAS) No. 143, "Accounting for Asset Retirement Obligations." A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank is installed. We amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank. The estimated liability is based on historical experiences in removing these tanks, estimated tank useful lives, external estimates as to the cost to remove the tanks in the future and regulatory requirements. The liability is a discounted liability using a credit-adjusted risk-free rate of approximately 12.8%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if new regulations regarding the removal of such tanks are enacted.

        Upon adoption of FAS 143, we recorded a discounted liability of $589,000, increased property and equipment by $172,000 and recognized a one-time cumulative effect charge of $253,000 (net of a deferred tax benefit of $164,000).

        A reconciliation of our asset retirement obligation liability, which is included within other noncurrent liabilities in our consolidated balance sheet, for the years ended December 31, 2003, 2004 and 2005 was as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Balance at January 1,	$589	$663	$760
Liabilities incurred	10	33	—
Liabilities settled	(13)	(19)	(10)
Accretion expense	77	83	95
Revisions to estimates	—	—	—

Balance at December 31,	$663	$760	$845

4.    Recently Issued Accounting Pronouncements

        FAS 123R.    In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of FAS 123, "Share-Based Payment" (FAS 123R). FAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements, based on the fair value of the equity or liability instruments issued. The scope of FAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As originally issued in 1995, FAS 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance of APB 25 as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used. At that time, we determined to continue to apply the guidance of APB 25 and make the required disclosures in our financial statement footnotes. Accordingly, we will be required to change our method of accounting for stock compensation costs. We will be required to adopt FAS 123R as of January 1, 2006. We will follow the prospective method of adoption and do not expect there to be an effect on our balance sheet or results of operation as a result of the adoption of FAS 123R. FAS 123R applies to our awards granted after January 1, 2006 and to awards modified, repurchased, or cancelled after that date. As is more fully described in Note 15, certain of our stock option awards were amended in April 2006 and, accordingly, we will be required to account for those option awards under the FAS 123R model.

        FIN 48.    In June 2006 the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under this guidance, a benefit can be recognized with respect to a tax position only if it is more likely than not that the position will be sustained upon examination. In such cases, the tax position is to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. We are in the process of evaluating what, if any, effect adoption of FIN 48 will have on our financial statements, but do not expect that the effect will be material to our financial position, results of operations or cash flows when we adopt it effective January 1, 2007.

        FAS 157.    In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 is effective for fiscal years beginning after November 15, 2007. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements, but does not require any new fair value measurements. We are in the process of evaluating what, if any, effect adoption of FAS 157 will have on our financial statements when we adopt it effective January 1, 2008.

5.    Acquisition

        On December 1, 2004, we acquired from Rip Griffin Truck Service Center, Inc. the assets related to eleven travel centers located in seven states, primarily in the southwestern region of the United States. The acquisition was completed to strengthen our presence in the southwestern United States and included the land, buildings, equipment, inventories and certain prepaid assets at the eleven travel centers. The results from these eleven travel centers were included in our consolidated financial statements from December 1, 2004. The aggregate purchase price was $129,142,000, all of which was paid in cash or assumed liabilities. The acquisition was funded with borrowings under our 2004 Credit Agreement as part of the 2004 Refinancing (see Note 13). We expect that all of the goodwill resulting from this acquisition will be tax deductible. The following table summarizes the amounts assigned to the assets acquired and the liabilities assumed at the date of acquisition.

(In Thousands of Dollars)
Current assets	$5,799
Property and equipment	99,360
Goodwill	22,993
Intangible assets	500
Other noncurrent assets	490

Total assets acquired	129,142
Current liabilities	995
Noncurrent liabilities	1,515

Net assets acquired	$126,632

        The following unaudited pro forma information presents our results of operations as if the acquisition of the Rip Griffin travel centers had taken place on January 1, 2003.

	Year Ended December 31,
	2003	2004
	(In Thousands of Dollars)
Total revenue	$2,361,314	$2,879,984
Gross profit	$550,098	$577,851
Income before extraordinary item and accounting change	$11,713	$18,086
Net income	$11,460	$18,086

        These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on January 1, 2003, or that may result in the future.

        During the years ended December 31, 2003, 2004 and 2005, we paid aggregate amounts of $10,190,000, $636,000 and $1,180,000, respectively, to convert six, two and two, respectively, leased sites to company operated sites.

6.    Earnings Per Share

        The following represents a reconciliation from basic earnings per common share to diluted earnings per common share. The assumed exercise of stock options and warrants would have had an anti-dilutive effect on earnings per share for 2005.

	Year Ended December 31,
	2003	2004	2005
	(In Thousands, except per share data)
Determination of shares:
Weighted average common shares oustanding	6,939	6,937	6,937
Incremental shares attributable to the assumed exercise of dilutive stock options	22	62	—
Incremental shares attributable to the assumed exercise of warrants	277	277	—

Diluted weighted average common shares outstanding	7,238	7,276	6,937

Basic earnings per common share	$1.28	$2.14	$(0.30)
Diluted earnings per common share	$1.23	$2.04	$(0.30)

7.    Comprehensive Income

        Income tax provision related to other comprehensive income consisted of the following:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Related to gain on derivative instruments	$—	$—	$347
Related to foreign currency translation adjustments	320	83	89

Total	$320	$83	$436

8.    Inventories

        Inventories consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Non-fuel merchandise	$65,663	$72,341
Petroleum products	10,244	15,361

Total inventories	$75,907	$87,702

9.    Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Land	$82,382	$83,596
Buildings and improvements	575,944	606,482
Machinery, equipment and furniture	310,454	330,513
Construction in progress	20,685	50,804

Total cost	989,465	1,071,395
Less: accumulated depreciation	385,106	442,142

Property and equipment, net	$604,359	$629,253

Total depreciation expense for the years ended December 31, 2003, 2004, and 2005 was $58,834,000, $58,561,000 and $64,655,000, respectively. We have capitalized certain internal costs associated with our capital investment and development program. For the years ended December 31, 2003, 2004 and 2005 the amounts capitalized were $3,029,000, $2,531,000 and $3,110,000, respectively. The unamortized balance of such costs as of December 31, 2005 was $16,787,000.

10.    Goodwill and Intangible Assets

        Goodwill.    Goodwill results from our business acquisitions and represents the excess of amounts paid to the sellers over the fair values of the tangible assets acquired. For the years ended December 31, 2003, 2004 and 2005, we recorded goodwill of $1,999,000, $23,314,000 and $783,000, respectively, in connection with converting leased sites to company operated sites and, in 2004, the Rip Griffin acquisition (see Note 5). The changes in the carrying amount of goodwill for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Balance as of beginning of period	$23,585	$25,584	$48,898
Goodwill recorded during the period	1,999	23,314	783

Balance as of end of period	$25,584	$48,898	$49,681

        Intangible Assets.    Leasehold interest represents the value, obtained through acquisition, of favorable lease provisions at one location, the lease for which extended 11 1/2 years from the date of the acquisition. The leasehold interest was being amortized over the 11 1/2 year period, which ended during 2005. Trademarks relate primarily to our purchase of the trademarks, service marks, trade names and commercial symbols used in our business. The trademarks have indefinite lives and, therefore, are not amortized. Other intangible assets primarily includes noncompetition agreements that are amortized over their contractual lives.

        The net carrying amount of intangible assets is included within other noncurrent assets in our consolidated balance sheet. Intangible assets, net, consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Amortizable intangible assets:
Leasehold interest	$1,724	$1,724
Other	1,396	1,396

Total amortizable intangible assets	3,120	3,120
Less—accumulated amortization	2,421	2,551

Net carrying value of amortizable intangible assets	699	569
Carrying value of trademarks	1,398	1,398

Intangible assets, net	$2,097	$1,967

        Total amortization expense for our amortizable intangible assets for the years ended December 31, 2003, 2004 and 2005 was $686,000, $189,000 and $130,000, respectively. The estimated aggregate amortization expense for our amortizable intangible assets for each of the five succeeding fiscal years is $60,000 for each year.

11.    Other accrued liabilities

        Other accrued liabilities consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Taxes payable, other than income taxes	$19,375	$26,082
Accrued wages and benefits	17,323	17,778
Interest payable	5,962	1,904
Other accrued liabilities	19,140	23,718

Total other accrued liabilities	$61,800	$69,482

12.    Revolving Loan

        We have available to us a revolving credit facility of $150,000,000. The revolving credit facility includes a $115,000,000 sublimit for letters of credit. The interest rate for each borrowing under this revolving credit facility is based, at our election, on either a prime rate-based alternate base rate (ABR) or an adjusted London Interbank Offered Rate (LIBOR). Added to either the ABR or LIBOR rates are the following interest rate spreads that decline as our Leverage Ratio (as defined in the 2005 Credit Agreement) declines:

Leverage Ratio	ABR Spread	LIBOR Spread
Equal to or greater than 4.0 to 1.0	1.25%	2.25%
Less than 4.0 to 1.0 but equal to or greater than 3.5 to 1.0	1.00%	2.00%
Less than 3.5 to 1.0	0.75%	1.75%

        Commitment fees are calculated as 0.5% of the daily average unused amount of the revolving loan commitment. Interest payments are due at each quarter end for interest related to alternate base rate borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings. At December 31, 2004, there were outstanding borrowings under our revolving credit facilities of $25,000,000 and there were no outstanding borrowings under our revolving credit facility at December 31, 2005. There were $30,428,000 of available borrowings reserved for letters of credit at December 31, 2005. The revolving loan facility matures in October 2008. See Note 13 for additional information regarding this facility and all of our indebtedness.

13.    Long Term Debt

        Long-term debt (net of unamortized discount) consisted of the following:

		December 31,
	Maturity	2004	2005
		(In Thousands of Dollars)
2005 Term Loan	2011	$—	$680,000
2004 Term Loan	—	475,000	—
Revolving Credit Facility	2008	25,000	—
Senior Subordinated Notes due 2009	—	190,000	—
Note payable	2018	3,915	3,717

Total		693,915	683,717
Less: amounts due within one year		198	7,009
Less: unamortized discount		10,825	1,070

Long-term debt (net of unamortized discount)		$682,892	$675,638

        2004 Term Loan.    On December 1, 2004, we completed a refinancing, which we refer to as the "2004 Refinancing." In the 2004 Refinancing, we borrowed $500,000,000 under an Amended and Restated Credit Agreement that we refer to as the 2004 Credit Agreement. The 2004 Credit Agreement included a fully-drawn $475,000,000 term loan facility and a $125,000,000 revolving credit facility under which $25,000,000 was drawn at closing. The then outstanding balance of the 2004 Term Loan was repaid in June 2005.

        2005 Term Loan.    On June 30, 2005, we completed a refinancing, which we refer to as the "2005 Refinancing." In the 2005 Refinancing, we borrowed $680,000,000 under our Amended and Restated Credit Agreement dated June 30, 2005, which we refer to as the "2005 Credit Agreement" and which consisted of a fully drawn $680,000,000 term loan facility and an undrawn $150,000,000 revolving credit facility (see Note 12). Term loan principal payments of $1,700,000 are due at each quarter end, beginning March 31, 2006, through September 30, 2011, with the remaining balance due at maturity. The term loan facility matures on December 1, 2011 and the revolving credit facility matures on October 1, 2008. Interest accrues at variable rates based, at our election, on adjusted LIBOR plus 1.75% or a prime rate-based alternate base rate (ABR) plus 0.75%. We have the option to select which rate will be applied at the beginning of each loan period, the term of which, for LIBOR borrowings, varies, at our election, from one to six months and, for alternate base rate borrowings, extends until we elect to convert to LIBOR borrowings. At December 31, 2005, the term loan was comprised of borrowings at an average rate of 6.28% for interest periods that end in March 2006 and June 2006. Interest payments are due at each quarter end for interest related to ABR borrowings and at the end of each loan period, but not less frequently than quarterly, for LIBOR borrowings.

        Senior Subordinated Notes due 2009.    On November 14, 2000, in connection with the 2000 Refinancing, we issued Senior Subordinated Notes with an aggregate face amount of $190,000,000 and a stated interest rate of 12.75%. These notes were redeemed as part of the 2005 Refinancing. These notes were issued at a discount of 3.704% and each $1,000 note was accompanied by detachable warrants (see Note 16). The warrants had an aggregate fair value at issuance of $8,360,000. Based on the relative fair values of the notes and the warrants at the time of issuance, $8,050,000 was recognized as unamortized debt discount in our balance sheet, as was the original issue discount of the notes. The debt discount was being amortized into interest expense using the effective interest method over the life of the notes. Interest payments on these notes were due semiannually on May 1 and November 1. As part of the 2005 Refinancing, we received valid tenders and consents from holders of $187,000,000 aggregate principal amount of the outstanding Notes. We redeemed the remaining $3,000,000 aggregate principal amount of outstanding Notes on November 1, 2005, at which time they were callable by us at 106.375% of their face value.

        Note Payable.    On September 1, 1998, in connection with the purchase of the operating assets of a leased travel center, we issued a note payable to the former operator of the travel center for $4,919,000. The note bears interest at 5% and requires quarterly payments of principal and interest of $98,000 through October 1, 2018. The note was recorded net of a discount of $1,875,000. This note is collateralized by a mortgage interest in the related travel center.

        Debt Extinguishments Expense and Debt Issuance Costs.    As part of the 2004 Refinancing, we amended and restated our 2000 Credit Agreement, and the borrowings thereunder. In 2004 we recognized a charge to debt extinguishment and refinancing expense of $1,699,000 and we capitalized as deferred financing costs $8,720,000 of costs associated with the additional borrowings under the 2004 Credit Agreement. As part of the 2005 Refinancing, we recognized a charge to debt extinguishment and refinancing expense of $39,566,000 and we capitalized as deferred financing costs $5,039,000 of costs associated with the additional borrowings under the 2005 Credit Agreement.

        Pledged Assets.    The borrowings under the 2005 Credit Agreement are collateralized by mortgages on substantially all of our property and equipment, liens on all of our accounts receivable and inventories and security agreements related to our cash balances and significant operating contracts.

        Change of Control.    In the event of a change in control (as defined in the relevant instruments) of the company, the total amount outstanding under the debt agreements described above may be declared immediately due and payable. See Note 24 regarding a subsequent event related to a planned change of control.

        Mandatory Prepayments.    The 2005 Credit Agreement obligates us to make annual mandatory prepayments of term loan indebtedness equal to one-half of the Excess Cash Flow (as defined in the agreement) amount generated in the previous year. No such payments were required for the years ended December 31, 2004 and 2005.

        Debt Covenants.    Under the terms of the 2005 Credit Agreement, we are required to maintain certain affirmative and negative covenants, that, among other things, limit the amount of indebtedness we can incur, limit the amount of lease payments we can make, limit the amount of dividend payments and debt prepayments we can make, limit the amount of capital expenditures we can make and require us to maintain a minimum interest coverage ratio and a maximum leverage ratio. We were in compliance with the covenants throughout 2005 and at December 31, 2005.

        Under the terms of the indenture for the Senior Subordinated Notes due 2009, until June 30, 2005, we were required to maintain certain affirmative and negative covenants that, among other things, limited our ability to incur indebtedness, pay dividends, redeem stock or sell assets or subsidiaries. We believe we were in compliance with the covenants throughout the first half of 2005, until the covenants were eliminated on June 30, 2005.

        Future Payments.    Scheduled payments of long-term debt in the next five years are $7,009,000 in 2006; $7,019,000 in 2007; $7,030,000 in 2008; $7,042,000 in 2009; and $7,054,000 in 2010.

        Fair Value.    The fair value of long-term debt at December 31, 2004 and 2005 was $723,130,000 and $683,717,000, respectively.

14.    Leasing Transactions

        As a lessee.    We have entered into lease agreements covering certain of our travel center locations, warehouse and office space, computer and office equipment and vehicles. Most long-term leases include renewal options and, in certain cases, they include escalation clauses and purchase options. Future minimum lease payments required under operating leases that had remaining noncancelable lease terms in excess of one year, as of December 31, 2005, were as follows:

Year Ending December 31,	Minimum Lease Payments
(In Thousands of Dollars)
2006	$13,504
2007	12,017
2008	11,405
2009	9,389
2010	9,137
Thereafter	72,901

$128,353

        Rent expense under our operating leases is included in both operating expenses and selling, general and administrative expenses in our consolidated statement of operations and comprehensive income (loss) and consisted of the following:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Minimum rent	$24,061	$23,780	$15,978
Contingent rent	(2,690)	(2,294)	101

Total rent expense	$21,371	$21,486	$16,079

        Contingent rent represents the increases or decreases in lease payments that result from changes after the inception of the lease in the factors on which the lease payments are based. For us, contingent rent relates to those leases that provide for increases in rent payments based on changes in the consumer price index, increases in rent payments based on the level of sales and/or operating results of the leased travel center, and changes in rent payments based on changes in interest rates, specifically LIBOR.

        As a lessor.    Twelve of the travel centers we owned were leased to franchisees under operating lease agreements during all or a portion of the year ended December 31, 2005. During 2005, two of these leases were mutually terminated, and, as a result, these travel centers were converted to company operated sites. At December 31, 2005, we had such lease arrangements in place at ten of our travel centers. Our lease agreements provide for initial terms of ten years with two renewal terms of five years each. These leases include rent escalations that are contingent on future events, namely inflation or capital improvements. Rent revenue from such operating lease arrangements totaled $7,564,000, $5,655,000 and $4,907,000 for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2005, the cost and accumulated depreciation of the assets covered by these lease agreements was $28,901,000 and $15,996,000, respectively. Future minimum lease payments receivable under these operating leases as of December 31, 2005 were as follows:

Year Ending December 31,	Minimum Lease Payments
(In Thousands of Dollars)
2006	$3,979
2007	3,979
2008	3,979
2009	3,979
2010	3,979
Thereafter	6,329

$26,224

15.    Redeemable Equity

        At each of December 31, 2004 and 2005, there were 177,871 and 180,305 shares, respectively, of our common stock owned by certain of our management employees. We refer to these shares of common stock as management shares. For the purchase of management shares, each of the management employees who entered into the management subscription agreement received financing from us for no more than one-half of the purchase price of the management shares. In connection with this financing each management employee executed a note in our favor and a pledge agreement. At December 31, 2004 and 2005, the aggregate principal amount of such notes due us from the management employees was $983,000 and $1,022,000, respectively, and is reflected as a reduction to the redeemable common stock balance.

        Under the terms of the management subscription agreements and other agreements governing the management shares, the management employees have rights to require us to repurchase the management shares at fair market value upon the employee's termination of employment due to death, disability or scheduled retirement. Repurchase will generally be for cash at the fair market value on the date of termination if termination is due to death or disability or scheduled retirement at or after age 62, or for cash in installments over a period of years at fair market value each year if termination is due to scheduled retirement prior to age 62. Prior to an initial public offering of our common stock, the fair market value is determined by a formula set forth in the agreement that can be modified by the Board of Directors. The formula to calculate the fair market value is (A) the product of (1) a multiplier and (2) EBITDA (as defined in our bank debt agreement) for the most recent four consecutive full fiscal quarters, plus (B) consolidated cash and cash equivalents in excess of $10,000,000, minus (C) consolidated indebtedness, divided by (D) the total number of shares of common stock outstanding on a fully diluted basis assuming full conversion and exercise of all common stock equivalents and similar stock rights.

        If there is a change of control of us which involves the sale by stockholders of their equity interest to a third party during the time that installments are being paid to the management employees, we will accelerate the installment payments at the time of the close of the change of control. In other cases of termination, we will have call rights at fair market value that generally will be exercised for cash, although in limited circumstances the call rights may be exercised by promissory note. In all cases, repurchase rights are restricted under law, credit agreements, financing documents and other contracts, and our board's good faith determination that repurchases would not cause undue financial strain on us. The 2005 Credit Agreement limits our ability to repurchase the management shares. The amount paid upon repurchase of any management shares will be reduced by the principal balance of and unpaid accrued interest on the related notes receivable. At the point in time that redemption of shares of redeemable common stock becomes probable, the fair value of the shares will be accreted to their estimated redemption value by a charge to nonredeemable stockholders' equity. Such a charge to nonredeemable stockholders' equity will occur only if our value, and therefore the fair value of our common stock, has increased. Our policy is to consider redemption of an individual stockholder's shares probable at the time that the stockholder provides notice of his or her intention to retire, dies or is declared disabled.

16.    Nonredeemable Stockholders' Equity

        Common stock and other nonredeemable stockholders' equity consisted of the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Common Stock—20,000,000 shares authorized, $0.00001 par value, 6,934,569 and 6,937,003 shares issued and outstanding at December 31, 2004 and 2005, respectively	$3	$3
Accumulated other comprehensive income	1,122	2,066
Additional paid-in capital	215,743	224,413

Total	$216,868	$226,482

        The numbers of outstanding shares of common stock in the table include the redeemable shares owned by certain of our management employees as discussed in Note 15.

Merger and Recapitalization

        On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000. Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization that included the following.

  •
  TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and other institutional investors for proceeds of $205,000,000 and then merged with and into us. We incurred $3,015,000 of fees and expenses related to the issuance of these shares of common stock. These stock issuance costs were charged against additional paid-in capital.

  •
  We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15,020,000 that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants, for cash payments totaling $263,153,000.

  •
  All shares of treasury stock were cancelled.

        After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock, the Other Investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration that was paid in our merger and recapitalization transactions, was $220,020,000. The transactions described above, which resulted in a change of control over us, have been accounted for as a leveraged recapitalization, as opposed to a purchase business combination, since the change of control was effected through issuance of new shares to our new control group in conjunction with a redemption of most of our then outstanding equity securities. We followed leveraged recapitalization accounting because of the significance of the ownership interest in us that was retained by continuing stockholders. In accounting for our leveraged recapitalization, we retained the historical cost bases of our assets and liabilities and consequently recorded charges totaling $178,965,000 to our equity accounts upon the redemption of equity securities. This accounting treatment contrasts with that followed in a purchase business combination, in which a company reflects the new basis in its assets and liabilities of its new control group by increasing or decreasing its historical balances based on the estimated fair values at that time and avoids the charge to equity that accompanies the redemption of equity securities.

Other Common Stock Issuances

        During the year ended December 31, 2005, we issued 2,434 shares of common stock to a member of management for cash and notes receivable (see Notes 15 and 19) aggregating $77,000.

Preferred Stock

        The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and dividend rates, conversion rights, terms of redemption, and liquidation preferences and the number of shares constituting each class or series. Our authorized capital stock includes 5,000,000 shares of preferred stock with a par value of $0.00001. No preferred stock has been issued.

Common Stock

        Voting Rights.    Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders.

        Dividends.    Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available. Our debt agreements limit the amount of dividends we are able to pay.

        Liquidation Rights and Other Rights.    Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock do not have any conversion, redemption or preemptive rights.

        Repurchase Rights.    Certain members of our senior management have purchased shares of our common stock pursuant to individual management subscription agreements. We have the right to repurchase, and the employees have the right to require us to repurchase, subject to certain limitations, at fair market value, these shares of common stock upon termination of employment due to death, disability or a scheduled retirement. These shares are classified as redeemable equity in our consolidated balance sheet (see Note 15).

Registration Rights

        Under a stockholders' agreement to which all of our stockholders are party, certain of our stockholders have the right, under certain circumstances, to require us to register under the Securities Act of 1933 shares of our common stock held by them and allow them to include shares of common stock held by them in a registration under the Securities Act commenced by us.

Common Stock Warrants

        In connection with the issuance of our Senior Subordinated Notes due 2009 as part of our merger and recapitalization transactions, we issued warrants exercisable for shares of our common stock. The warrants were issued under a warrant agreement between us and State Street Bank and Trust Company (now US Bank), as warrant agent. We originally issued the warrants in connection with a private placement of 190,000 units, each unit consisting of one Senior Subordinated Note due 2009 and four warrants. Each warrant entitles its holder to purchase 0.36469 shares of our common stock at an exercise price of $0.001 per share, subject to anti-dilution adjustments under some circumstances. At the time of their issuance in November 2000, each warrant had a fair value of $11.579, or $31.75 per share for each share issuable upon the exercise of the warrants. We have no warrants outstanding other than the 760,000 warrants issued as part of the unit offering in 2000.

        Exercise of Warrants.    The warrants may be exercised at any time. However, holders of warrants will be able to exercise their warrants only if the exercise of the warrants is exempt from the requirements of the Securities Act and only if the shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdiction in which the holders reside. Unless earlier exercised, the warrants will expire on May 1, 2009.

        At our option, fractional shares of common stock may not be issued upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any warrants, we will pay an amount in cash equal to the current market value per share of common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole cent.

        The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases.

        No Rights as Stockholders.    The holders of unexercised warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

Stock Option Plan

        During 2001, we granted to certain of our executives non-qualified options to purchase 944,881 of our common shares. The options have a term of 10 years but could be terminated earlier if certain customary events occur. Each option grant consisted of 41.67% time options and 58.33% performance options. In April 2006, we amended the option agreements, primarily affecting vesting of the performance options. Option holders have rights to require us to repurchase shares obtained by exercising vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control.

        Time options became exercisable with the passage of time, generally vesting 20% per year over a period of five years. As of December 31, 2005, all outstanding time options were fully vested and exercisable. The time options are subject to fixed plan accounting.

        Performance options become exercisable based on our stockholders achieving certain investment return targets. Class A and Class B performance options differ only in vesting. Class A performance options vested if the achieved internal rate of return was at least 22.5%. The Class B performance options vested on a pro-rata basis if the achieved rate of return exceeded 22.5%, up to 30.0%. A measurement date was generally defined in the original option agreements as the earliest of (1) November 14, 2005, (2) specified dates following an initial public offering of our shares, or (3) the date that at least 30% of our shares owned by a specified stockholder are distributed to its limited partners or sold. The April 2006 amendments replaced the November 14, 2005 date with December 31, 2005, which was the earliest of the various possible measurement dates enumerated in the option agreements and, therefore, was the measurement date for purposes of determining the vesting of the

Class A performance options. The estimated value of our common shares as of December 31, 2005 was $86.83 per share, which resulted in a rate of return of 22.5% and, therefore, the Class A performance options were fully vested as of December 31, 2005. The April 2006 amendments also revised the measurement date for the Class B performance options such that one half of those options had a measurement date of April 6, 2006 and vested as of that date, and the other half of those options will vest on a pro-rata basis as of the date of any future change of control if the share price realized is between $102.73 and $117.83 per share. The performance options were subject to variable plan accounting and, accordingly, a non-cash charge to earnings was required when it became probable that the performance triggers for such options would be achieved. Until the fourth quarter of 2005, we did not believe it was probable the performance triggers would be achieved. For the year ended December 31, 2005, a charge to compensation expense of $8,670,000 was recognized with respect to the Class A performance options that vested effective December 31, 2005.

        We accounted for the stock options under the recognition and measurement principles of both APB 25 and FAS 123R. The time options and Class A performance options were accounted for under APB 25. There was no compensation expense related to the time options. Share based compensation expense was recognized with respect to the Class A performance options through the end of the related vesting period in December 2005. As the amendments to the Class B performance options were made after January 1, 2006, the date we adopted FAS 123R (see Note 2), the recognition of share based compensation expense related to those options is subject to the requirements of FAS 123R (see Note 4).

        Stock Option Status Summary.    The following table reflects the status and activity of options under our stock plans:

	Year Ended December 31,
	2003	2004	2005
Options outstanding, beginning of year	944,881	944,881	939,375
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	(5,506)	—

Options outstanding, end of year	944,881	939,375	939,375

Options exercisable, end of year	236,220	309,454	546,032
Options available for grant, end of year	—	—	—
Weighted-average remaining contractual life of options outstanding, in years	7	6	5

        The exercise price was $31.75 per share for all outstanding options as of December 31, 2003, 2004 and 2005.

17.    Income Taxes

        The provision for income taxes was as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Current:
Federal	$56	$210	$(135)
State	1,065	2,264	1,249
Foreign	63	24	(40)

	1,184	2,498	1,074

Deferred:
Federal	3,587	7,333	1,341
State	76	(1,359)	(44)
Foreign	(128)	—	(62)

	3,535	5,974	1,235

Total	$4,719	$8,472	$2,309

        The difference between taxes calculated at the U. S. federal statutory tax rate of 35% and our total income tax provision is as follows:

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
U.S. federal statutory rate applied to income before taxes and extraordinary items	$4,852	$8,167	$75
State income taxes, net of federal income tax benefit	768	113	781
Non-deductible meals and entertainment expenses	187	214	236
Non-deductible loss related to seized funds	—	—	1,810
Other non-deductible expenses	26	58	126
Benefit of tax credits	(358)	(358)	(438)
Adjustment of estimated prior year tax liabilities	(650)	210	(166)
Taxes on foreign income at different than U.S. rate	(2)	(31)	(113)
Other—net	(104)	99	(2)

Total	$4,719	$8,472	$2,309

        For 2003, income tax benefits of $164,000 allocated to the cumulative effect of a change in accounting principle of $417,000 differ from the amount calculated at the federal statutory rate of 35% by $18. This difference is due to state taxes and graduated tax rates.

        Deferred income tax assets and liabilities resulted from the following:

	December 31,
	2004	2005
	(In Thousands of Dollars)
Deferred tax assets:
Accounts receivable	$614	$652
Inventory	569	659
Intangible assets	5,269	2,480
Deferred revenues	2,299	1,957
Minimum tax credit	3,001	3,455
Net operating loss carryforward (expiring 2020-2024)	20,321	16,759
Foreign tax credit carryforwards	—	111
General business credits (expiring 2009-2025)	5,680	6,357
Other accrued liabilities	9,691	12,544

Total deferred tax assets	47,444	44,974

Deferred tax liabilities:
Property and equipment	(36,882)	(35,547)
Other comprehensive income	(403)	(823)

Total deferred tax liabilities	(37,285)	(36,370)

Net deferred tax assets	$10,159	$8,604

        The following table sets forth the composition of our federal net operating loss carryforwards by expiration date.

Year of Expiration	Amount of Net Operating Loss
(In Thousands of Dollars)
2020	$16,870
2021	27,897
2022	248
2023	81
2024	74

Total net operating loss carryforward	$45,170

        Realization of our net deferred tax assets is dependent on future taxable income. We believe it is more likely than not such net deferred tax assets will be realized and, accordingly, we have not recognized a valuation allowance with respect to our net deferred tax assets. Most of our net operating loss carryforwards were generated in 2000 and 2001. The net operating loss in 2000 resulted from the significant level of expenses recognized as a result of the merger and recapitalization transactions in November 2000. For 2001, the net operating loss primarily resulted from the relatively higher ratio of interest and depreciation deductions to our operating income. The trend since then for these items relative to operating income has been downward and is expected to continue decline, enabling us to generate sufficient taxable income to utilize our net operating loss carryforwards. However, ultimate realization of our net deferred tax assets could be negatively affected by market conditions and other variables not known or anticipated at this time.

        Our federal income tax returns for 2002 through 2005 are subject to examination by the Internal Revenue Service, or IRS, and certain of our state income tax returns for various states for various years from 2001 through 2005 are subject to examination by the respective state tax authorities. We believe we have made adequate provision for income taxes and interest that may become payable for years not yet examined.

18.    Equity Investment

        We owned a 21.5% of the voting stock of Simons Petroleum, Inc., a privately held company that is a diversified marketer of diesel fuel and other petroleum products to trucking fleets and other customers in the energy-related and trucking industries, until April 9, 2004 when we sold the Simons shares we owned. The carrying value of this investment, which was included in other noncurrent assets in our consolidated balance sheet, as of December 31, 2003 was $7,462,000. The equity income earned from this investment for the years ended December 31, 2003 and 2004 was $764,000 and $194,000, respectively. Summarized condensed financial information of this investee follows. In the tables below, income statement data for 2004 is shown for the three months ended March 31, 2004, and balance sheet data is shown as of March 31, 2004, as that was the last full month prior to the sale of our investment in Simons.

	Year Ended December 31, 2003	Three Months Ended March 31, 2004
	(In Thousands of Dollars)
Income statement data:
Total revenues	$523,027	$144,507
Gross profit	25,483	7,530
Income from continuing operations	2,665	1,072
Net income	2,665	1,072

        After the sale on April 9, 2004, Simons was no longer an equity investee of ours and, therefore, no longer a related party. The following disclosures include transactions and balances related to our business activities with Simons only for the period while we were a Simons stockholder. During the year ended December 31, 2003 and the period from January 1, 2004 through April 9, 2004, diesel fuel provided by Simons accounted for $228,827,000 and $70,652,000, respectively, of our cost of goods sold and we made sales of diesel fuel to Simons in the amounts of $3,328,000 and $152,000, respectively. We also leased a travel center from Simons and the rent expense related to this travel center for the years ended December 31, 2003 and the period from January 1, 2004 through April 9, 2004 was $408,000 and $102,000 respectively.

        We received cash proceeds from the sale of our Simons shares of $9,073,000. This sale represented a prepayment event under the 2000 Credit Agreement and, therefore, in April 2004 we made a mandatory prepayment of our term loan borrowings in the amount of $9,073,000. The merger agreement pursuant to which we sold these shares provided two opportunities for us to receive additional sales proceeds in late 2005: an additional $921,000 based on Simons achieving specified earnings targets, and an additional $1,053,000 if certain conditions were met and certain representations and warranties were maintained. Due to the uncertainty surrounding the future realization of these receivables, the gain on sale we recognized in 2004 of $1,615,000 did not reflect these amounts. However, during the third quarter of 2005, the conditions to receive these funds were met, the funds were received and, accordingly, we recognized the related $1,974,000 as gain on sale of investment during the third quarter of 2005.

19.    Related Party Transactions

        Certain members of our senior management have purchased common stock pursuant to management subscription agreements (see Note 16—Repurchase Rights). As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,514,000 and $1,639,000 at December 31, 2004 and 2005, respectively. We also had, until April 2004, transactions with an equity investee that are described in Note 18.

20.    Commitments and Contingencies

Guarantees

        In the normal course of business we periodically enter into agreements that incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that any potential indemnification is not expected to have a material adverse effect on our consolidated financial position or result of operations. We also offer a warranty of our workmanship in our truck maintenance and repair shops, but the annual warranty expense and corresponding liability are immaterial.

Environmental Matters

        Our operations and properties are extensively regulated through environmental laws and regulations ("Environmental Laws") that (i) govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"), or (ii) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances. We own and use underground storage tanks and aboveground storage tanks to store petroleum products and waste at our travel centers. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable requirements of Environmental Laws. While the costs of compliance for these matters have not had a material adverse impact on us, it is impossible to predict accurately the ultimate effect changing laws and regulations may have on us in the future. We incurred capital expenditures, maintenance, remediation and other environmental related costs of approximately $4,750,000, $4,365,000 and $7,299,000 in the years ended December 31, 2003, 2004 and 2005, respectively.

        We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company-owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, or compliance costs incurred in connection with these violations or corrective actions, will be material to our results of operations or financial condition. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances at a number of our sites. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our results of operations or financial condition.

        While the matters discussed above are, to the best of our knowledge, the only proceedings for which we are currently exposed to potential liability, we cannot be certain that additional contamination does not exist at these or additional network properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, and this could have a material adverse effect on us.

        Under the environmental agreement entered into as part of the acquisition of the BP network, BP is required to provide indemnification for, and conduct remediation of, certain pre-closing environmental conditions. Until January 2004, Unocal similarly was required to provide indemnification for, and conduct remediation of, certain environmental conditions that existed prior to our April 1993 acquisition of the Unocal network. In January 2004, a Buy-Out Agreement between Unocal and us became effective and Unocal's obligations to us under the April 1993 environmental agreement were terminated. In consideration for releasing Unocal from its obligations under the environmental agreement, Unocal paid us $2,609,000 of cash, funded an escrow account with $5,415,000 to be drawn on by us as we incur related remediation costs, and purchased insurance policies that cap our total future expenditures for these matters at $9,648,000 and provide protection against significant unidentified matters that existed prior to April 1993. We are now responsible for all remediation at the former Unocal sites that we still own. We estimate the costs of the remediation activities for which we assumed responsibility from Unocal in January 2004 to be approximately $8,248,000 which amount we expect will be fully covered by the cash received from Unocal and reimbursements from state tank funds. Accordingly, we recognized no income or expense as a result of entering into the Unocal Buy-Out Agreement. Of the cash paid to us by Unocal, $1,000,000 was to reimburse us for the future costs of administering the remediation projects assumed from Unocal and was recorded as a deferred credit that will be recognized to offset our costs as the related remediation activities are completed.

        We have obtained insurance of up to $35,000,000 for known environmental liabilities (which includes the insurance coverage purchased by Unocal as described above) and up to $40,000,000 for unknown environmental liabilities, subject, in each case, to certain limitations and deductibles. While it is not possible to quantify with certainty the environmental exposure, in our opinion, the potential liability, beyond that considered in the reserve we have recorded, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or cash flows.

        At December 31, 2005, we had a reserve for environmental matters of $11,536,000, a receivable for expected recoveries of certain of these estimated future expenditures and cash in an escrow account to fund certain of these estimated future expenditures, leaving an estimated net amount of $2,979,000 to be funded from future operating cash flows. The following table sets forth the various amounts recorded in our consolidated balance sheet as either current or noncurrent assets or liabilities.

As of December 31, 2005
(In Thousands of Dollars)
Gross liability for environmental matters:
Included in the accrued liabilities balance	$4,173
Included in the noncurrent liabilities balance	7,363

Total recorded liabilities	11,536
Less—expected recoveries of future expenditures:
Included in the accounts receivable balance	1,911
Included in the other noncurrent assets balance	1,751
Less-cash in escrow account included in other noncurrent assets	4,895

Net environmental costs to be funded by future operating cash flows	$2,979

        The following table sets forth the estimated gross amount of the cash outlays related to the matters for which we have accrued the environmental reserve. These cash expenditure amounts do not reflect any amounts for the expected recoveries as we cannot accurately predict the timing of those cash receipts. These estimated future cash disbursements are subject to change based on, among other things, changes in the underlying remediation activities and changes in the regulatory environment.

Year Ending December 31,	Estimated Gross Future Expenditures
(In Thousands of Dollars)
2006	$4,173
2007	2,908
2008	1,396
2009	1,072
2010	682
Thereafter	1,305

$11,536

Pending Litigation

        On December 7, 2005, the IRS seized approximately $5,325,000 from our bank account pursuant to a seizure warrant alleging that these funds were proceeds of alleged illegal gambling operations conducted by a game vendor of ours in space leased from us at three of our travel centers in Maryland. A complaint for forfeiture was filed by the Maryland U.S. Attorney's Office, and we filed a statement of interest in the seized funds and an answer denying liability. To date there has been only an informal discovery process between us and the U.S. Attorney and a trial date has not been set. We are prepared to vigorously defend against the complaint for forfeiture and believe that we have meritorious defenses to the claims made by the IRS with respect to the full amount seized, which, should we be successful, would result in the return to us of the seized funds. However, due to our loss of control over those assets, we have expensed the full amount seized in December 2005. This charge was included in operating expenses in our statement of operations and comprehensive income (loss). Any amounts recovered in the future would increase our operating income in the period received. It is reasonably possible that the IRS could ultimately prevail in its claim for some portion or all of the amount seized. We have been indemnified by the game vendor and expect to recover any losses in this matter from the game vendor, but it is uncertain that we would be able to recover all or a portion of our losses from the game vendor and a receivable for any indemnification proceeds has not been recognized as of December 31, 2005.

        We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. With the exception of the matter described above, we believe we are currently not involved in any litigation, individually or in the aggregate, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

21.    Derivative Financial Instruments and Hedging Activities

        We attempt to manage the risk arising from changes in interest rates by using derivative financial instruments such as interest rate swaps. On August 31, 2005, we entered into five interest rate swap agreements with an aggregate notional principal amount of $272,000,000 to exchange our variable rate of LIBOR plus 1.75% with a fixed interest rate of between 4.12% and 4.135%. The swap agreements mature on September 1, 2006. Payments due to or from us under the swap agreements are due quarterly on December 1, March 1, June 1 and September 1. The counterparties to these swap agreements are five of the largest U.S. banks, each of which is a lender under the 2005 Credit Agreement. We had no swap agreements in place throughout 2003 and 2004 and as of December 31, 2004.

        To qualify for hedge accounting, derivative contracts must meet defined correlation and effectiveness criteria, be designated as hedges and result in cash flows and financial statement effects which substantially offset those of the position being hedged. Amounts receivable or payable under derivative financial instrument contracts, when recognized, are reported in our consolidated balance sheet. Pursuant to the provisions of FAS 133, we determined that the interest rate swap agreements were 100% effective and qualified for cash flow hedge accounting.

        During the year ended December 31, 2005, the fair value of the swap agreement increased from inception through December 31, 2005, resulting in the recognition of an asset of $1,021,000 and an increase in other comprehensive income of $674,000 (net of tax).

22.    Other Information

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Operating expenses and Selling, general and administrative expenses included the following:
Repairs and maintenance expenses	$13,430	$12,361	$12,866
Advertising expenses	$4,715	$5,885	$8,650
Taxes other than payroll and income taxes	$8,611	$8,350	$9,629
401(k) plan contribution expense	$1,707	$1,577	$2,254
Expense related to loss of control of seized funds	$—	$—	$5,325
Interest and other financial costs, net consisted of the following:
Cash interest expense	$(42,053)	$(40,795)	$(44,371)
Cash interest income	96	320	579
Capitalized interest	—	—	312
Amortization of discount on debt	(1,481)	(1,704)	(1,130)
Amortization of deferred financing costs	(3,440)	(3,882)	(3,908)

Interest and other financial costs, net	$(46,878)	$(46,061)	$(48,518)

Other income (expense), net consisted of the following:
Equity in earnings of affiliate	$764	$194	$—
Gain on sale of investment	—	1,615	1,974
Debt extinguishment and refinancing expenses	—	(1,699)	(39,566)

Other income (expense), net	$764	$110	$(37,592)

23.    Supplemental Cash Flow Information

	Year Ended December 31,
	2003	2004	2005
	(In Thousands of Dollars)
Revolving loan borrowings	$458,100	$337,400	$259,000
Revolving loan repayments	(466,900)	(326,000)	(284,000)

Revolving loan borrowings (repayments), net	$(8,800)	$11,400	$(25,000)

Cash paid during the year for:
Interest (net of amount capitalized)	$39,645	$41,815	$47,537
Income taxes (net of refunds)	$635	$1,611	$1,256
Inventory, property and equipment, and goodwill received in liquidation of trade accounts and notes receivable	$1,226	$637	$616
Notes received upon common stock issuance	$—	$—	$38

24.    Subsequent Event

        On September 15, 2006, we and stockholders owning a majority of our voting stock entered into an agreement and plan of merger with Hospitality Properties Trust ("HPT"), pursuant to which HPT, through a subsidiary, will acquire 100% of our outstanding common stock for approximately $1.9 billion and HPT's subsidiary will merge with and into us. The merger is expected to occur in 2007. Upon the closing, our business will be restructured. The principal effect of the restructuring will be that we will become a 100% subsidiary of TravelCenters of America LLC, a subsidiary of HPT, and that subsidiaries of HPT that we do not own will own the real estate of substantially all of the travel centers we currently own and we will enter into a lease of that real estate. We expect to retain the balance of our tangible and intangible assets and will continue our operations. After the restructuring, HPT, a publicly owned real estate investment trust, will spin off the shares of TravelCenters of America LLC to its common shareholders and TravelCenters of America LLC, which will be our parent after the acquisition and restructuring, will be a publicly owned company.

Distribution by Hospitality Properties Trust
to its Shareholders of
All Outstanding Common Shares of
TravelCenters of America LLC

PROSPECTUS

        Until [                        ], 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares covered by this registration statement. All such fees and expenses are to be paid by Hospitality Trust.

Amount
Securities and Exchange Commission registration fee		$36,570
American Stock Exchange filing fee and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Distribution and transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        Subject to standards and restrictions as are set forth in our limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

        To the fullest extent permitted by law but subject to the limitations expressly provided in the registrant's Limited Liability Company Agreement (the "LLC Agreement"), all the directors and officers of the registrant and other specified indemnitees ("Indemnitees") shall be indemnified and held harmless by the registrant from and against any and all claims, damages and expenses or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether by or in the right of the registrant, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is indemnified pursuant to the LLC Agreement in defending any such claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in the LLC Agreement. The indemnification, advancement of expenses and other provisions of the LLC Agreement shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the shareholders entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

        To the extent that the indemnification provisions of the LLC Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        The only securities sold by the registrant to date have been common shares sold for nominal consideration to its parent, Hospitality Trust. No underwriters were used in the foregoing transaction. The sale was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits:

Exhibit Number		Description
2.1	**	Agreement and Plan of Merger by and among TravelCenters of America, Inc., Hospitality Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners
3.1	**	Certificate of Formation of TravelCenters of America LLC
3.2		Amended and Restated Limited Liability Company Operating Agreement of TravelCenters of America LLC
5.1		Form of Legal Opinion of Richards, Layton & Finger, P.A.
8.1		Form of Tax Opinion of Sullivan & Worcester LLP
10.1		Form of Transaction Agreement by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC
10.2		Form of Management and Shared Services Agreement between TravelCenters of America LLC and Reit Management & Research LLC
10.3		Form of Lease Agreement by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant
10.4		Form of Guaranty Agreement made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and TA Franchise Systems LLC, as Guarantors, for the benefit of the Landlord under the Lease Agreement
10.5	**	Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.6	**	Amendment No. 1 to Freightliner Express Operating Agreement, dated as of November 9, 2000, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.7	**	Amendment No. 2 to Freightliner Express Operating Agreement, dated as of April 15, 2003, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.8	**	Amendment No. 3 to Freightliner Express Operating Agreement, dated as of July 26, 2006 by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.9	**	Employment Agreement, dated as of January 1, 2000, by and between TravelCenters of America, Inc. and Timothy L. Doane
10.10	**	Amendment No. 1 to Employment Agreement, dated as of May 26, 2000, by and between TravelCenters of America, Inc. and Timothy L. Doane
10.11	**	Amendment No. 2 to Employment Agreement, dated as of December 14, 2004, by and between TravelCenters of America, Inc. and Timothy L. Doane

10.12	**	Amendment No. 3 to Employment Agreement, dated as of March 30, 2006, by and between TravelCenters of America, Inc., and Timothy L. Doane.
10.13	**	Employment Agreement, dated as of January 1, 2000, by and between TravelCenters of America, Inc. and James W. George
10.14	**	Amendment No. 1 to Employment Agreement, dated as of May 26, 2000, by and between TravelCenters of America, Inc. and James W. George
10.15	**	Employment Agreement, dated January 1, 2005, by and between TravelCenters of America, Inc. and Joseph A. Szima
10.16	**	Employment Agreement, dated as of January 1, 2006, by and between TravelCenters of America, Inc. and Steven C. Lee
10.17		2006 Equity Compensation Plan of TravelCenters of America LLC including form of Share Option Agreement
21.1		Subsidiaries of TravelCenters of America LLC
23.1		Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1)
23.2		Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)
23.3		Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America LLC
23.4		Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America, Inc.
99.1	**	Consent of Patrick F. Donelan to being named a Director
99.2	**	Consent of Barbara D. Gilmore to being named a Director
99.3	**	Consent of Arthur G. Koumantzelis to being named a Director
99.4		Form of Audit Committee Charter of TravelCenters of America LLC
99.5		Form of Compensation Committee Charter of TravelCenters of America LLC
99.6		Form of Nominating and Governance Committee Charter of TravelCenters of America LLC

**
Previously Filed.

(b)
Financial Statement Schedules:

  Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2003, 2004 and 2005

	Balance at Beginning of Period	Charged (Credited) To Income	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
	(In Thousands of Dollars)
Year Ended December 31, 2003:
Deducted from accounts and notes receivable for doubtful accounts	$2,409	$1,180	$—	$(1,593	)(a)	$1,996
Year Ended December 31, 2004:
Deducted from accounts and notes receivable for doubtful accounts	$1,996	$307	$—	$(697	)(a)	$1,606
Year Ended December 31, 2005:
Deducted from accounts and notes receivable for doubtful accounts	$1,606	$975	$—	$(866	)(a)	$1,715

(a)
Uncollectible accounts and notes receivable charged off, net of amounts recovered.

        All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

Item 17.    Undertakings

        The registrant hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts on January 11, 2007.

TRAVELCENTERS OF AMERICA LLC
By:	/s/ MARK L. KLEIFGES Name: Mark L. Kleifges Title: Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* pursuant to the power of attorney previously executed John G. Murray	President (principal executive officer)	January 11, 2007
/s/ MARK L. KLEIFGES Mark L. Kleifges	Treasurer (principal financial and accounting officer)	January 11, 2007
* pursuant to the power of attorney previously executed Barry M. Portnoy	Director	January 11, 2007
* pursuant to the power of attorney previously executed Thomas M. O'Brien	Director	January 11, 2007
*
The undersigned, by signing his name hereto, does sign and execute this registration statement pursuant to the powers of attorney executed by the above-named directors of the registrant, which have been filed with the Securities and Exchange Commission on behalf of such Directors.

By	/s/ MARK L. KLEIFGES Mark L. Kleifges Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
2.1	**	Agreement and Plan of Merger by and among TravelCenters of America, Inc., Hospitality Trust, HPT TA Merger Sub Inc., and Oak Hill Capital Partners
3.1	**	Certificate of Formation of TravelCenters of America LLC
3.2		Amended and Restated Limited Liability Company Operating Agreement of TravelCenters of America LLC
5.1		Form of Legal Opinion of Richards, Layton & Finger, P.A.
8.1		Form of Tax Opinion of Sullivan & Worcester LLP
10.1		Form of Transaction Agreement by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC
10.2		Form of Management and Shared Services Agreement between TravelCenters of America LLC and Reit Management & Research LLC
10.3		Form of Lease Agreement by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant
10.4		Form of Guaranty Agreement made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC and TA Franchise Systems LLC, as Guarantors, for the benefit of the Landlord under the Lease Agreement
10.5	**	Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.6	**	Amendment No. 1 to Freightliner Express Operating Agreement, dated as of November 9, 2000, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.7	**	Amendment No. 2 to Freightliner Express Operating Agreement, dated as of April 15, 2003, by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.8	**	Amendment No. 3 to Freightliner Express Operating Agreement, dated as of July 26, 2006 by and among Freightliner LLC, TA Operating Corporation, and TA Franchise Systems Inc.
10.9	**	Employment Agreement, dated as of January 1, 2000, by and between TravelCenters of America, Inc. and Timothy L. Doane
10.10	**	Amendment No. 1 to Employment Agreement, dated as of May 26, 2000, by and between TravelCenters of America, Inc. and Timothy L. Doane
10.11	**	Amendment No. 2 to Employment Agreement, dated as of December 14, 2004, by and between TravelCenters of America, Inc. and Timothy L. Doane
10.12	**	Amendment No. 3 to Employment Agreement, dated as of March 30, 2006, by and between TravelCenters of America, Inc., and Timothy L. Doane.
10.13	**	Employment Agreement, dated as of January 1, 2000, by and between TravelCenters of America, Inc. and James W. George
10.14	**	Amendment No. 1 to Employment Agreement, dated as of May 26, 2000, by and between TravelCenters of America, Inc. and James W. George
10.15	**	Employment Agreement, dated January 1, 2005, by and between TravelCenters of America, Inc. and Joseph A. Szima
10.16	**	Employment Agreement, dated as of January 1, 2006, by and between TravelCenters of America, Inc. and Steven C. Lee
10.17		2006 Equity Compensation Plan of the Company including form of Share Option Agreement
21.1		Subsidiaries of TravelCenters of America LLC
23.1		Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1)

23.2		Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)
23.3		Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America LLC
23.4		Consent of PricewaterhouseCoopers LLP with respect to TravelCenters of America, Inc.
99.1	**	Consent of Patrick F. Donelan to being named a Director
99.2	**	Consent of Barbara D. Gilmore to being named a Director
99.3	**	Consent of Arthur G. Koumantzelis to being named a Director
99.4		Form of Audit Committee Charter of TravelCenters of America LLC
99.5		Form of Compensation Committee Charter of TravelCenters of America LLC
99.6		Form of Nominating and Governance Committee Charter of TravelCenters of America LLC

**
Previously filed.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
QUESTIONS AND ANSWERS ABOUT THE SPIN OFF
SUMMARY
The Distribution
The Company
Organization and relationships
RISK FACTORS
THE SPIN OFF
DIVIDEND POLICY
CAPITALIZATION
THE COMPANY
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
SECURITY OWNERSHIP AFTER THE SPIN OFF
CERTAIN RELATIONSHIPS
FEDERAL INCOME TAX CONSIDERATIONS
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF OUR LIMITED LIABILITY COMPANY AGREEMENT
ANTI-TAKEOVER PROVISIONS
LIABILITY OF SHAREHOLDERS FOR BREACH OF RESTRICTIONS ON OWNERSHIP
TRANSFER AGENT AND REGISTRAR
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
TravelCenters of America LLC Introduction to Unaudited Pro Forma Financial Statements
TravelCenters of America LLC Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2006 (dollars in thousands)
TravelCenters of America LLC Unaudited Pro Forma Consolidated Statement of Operations For the Year Ended December 31, 2005 (in thousands except per share data)
TravelCenters of America LLC Unaudited Pro Forma Consolidated Statement of Operations For Nine Months Ended September 30, 2006 (in thousands except per share amounts)
TravelCenters of America LLC Notes to Unaudited Pro Forma Consolidated Financial Statements (amounts in thousands, except share and per share amounts)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TravelCenters of America LLC Consolidated Balance Sheet October 10, 2006
TravelCenters of America LLC Notes to Consolidated Balance Sheet October 10, 2006
TravelCenters of America, Inc. Unaudited Consolidated Balance Sheet
TravelCenters of America, Inc. Unaudited Consolidated Statement of Operations and Comprehensive Income (Loss)
TravelCenters of America, Inc. Unaudited Consolidated Statement of Cash Flows
TravelCenters of America, Inc. Unaudited Consolidated Statement of Nonredeemable Stockholders' Equity
TravelCenters of America, Inc. Selected Notes to Unaudited Consolidated Financial Statements Nine Months Ended September 30, 2005 and 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TravelCenters of America, Inc. Consolidated Balance Sheet
TravelCenters of America, Inc. Consolidated Statement of Operations and Comprehensive Income (Loss)
TravelCenters of America, Inc. Consolidated Statement of Cash Flows
TravelCenters of America, Inc. Consolidated Statement of Nonredeemable Stockholders' Equity
TravelCenters of America, Inc. Notes to Consolidated Financial Statements Years Ended December 31, 2003, 2004 and 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX